   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997

                                                      REGISTRATION NO. 333-43619
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        UNITED DEFENSE INDUSTRIES, INC.

           DELAWARE                          3795                  52-2059782
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

Iron Horse Investors, L.L.C.             Delaware   52-2059783
UDLP Holdings Corp.                      Delaware   52-2059780
United Defense, L.P.                     Delaware   54-1693796

                        1525 WILSON BOULEVARD, SUITE 700
                         ARLINGTON, VIRGINIA 22209-2411
                                 (703) 312-6100

               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                                 FRANCIS RABORN
                        1525 WILSON BOULVARD, SUITE 700
                         ARLINGTON, VIRGINIA 22209-2411
                                 (703) 312-6100

                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT OF SERVICE)
                                   COPIES TO:
                              MARK A. STEGEMOELLER
                                LATHAM & WATKINS
                            SEARS TOWER, SUITE 5800
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-7700
                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                  AMOUNT TO        OFFERING PRICE        AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED              BE REGISTERED         PER NOTE       OFFERING PRICE(1)   REGISTRATION FEE
8 3/4% Senior Subordinated Notes
  due 2007......................................    $200,000,000           100%            $200,000,000          $59,000
Subsidiary Guarantees of the 8 3/4% Senior
  Subordinated Notes due 2007...................         --                 --                  --                 (2)

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 457(n), no separate registration fee is payable with respect to the subsidiary guarantees.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

FORM S-4 ITEM NO. AND CAPTION                                                   CAPTION OR LOCATION IN PROSPECTUS
-------------------------------------------------------------------  --------------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside Front
             Cover Page Prospectus.................................  Outside Front Cover Page; Cross Reference Sheet; Inside
                                                                       Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus............................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             other Information.....................................  Prospectus Summary; Risk Factors; Unaudited Pro Forma
                                                                       Financial Data; Selected Historical Financial Data
       4.  Terms of the Transaction................................  The Exchange Offer; Certain Federal Income Tax
                                                                       Considerations; Plan of Distribution; Description of
                                                                       the Notes; The Acquisition
       5.  Pro Forma Financial Information.........................  Unaudited Pro Forma Financial Data
       6.  Material Contacts with the Company Being Acquired.......  Not Applicable
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters.........  Not Applicable
       8.  Interests of Named Experts and Counsel..................  Not Applicable
       9.  Disclosure of Commission Position on Indemnification for
             Securities Act
             Liabilities...........................................  Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants.............  Not Applicable
      11.  Incorporation of Certain Information by Reference.......  Not Applicable
      12.  Information with Respect to S-2 or S-3 Registrants......  Not Applicable
      13.  Incorporation of Certain Information by Reference.......  Not Applicable
      14.  Information with Respect to Registrants Other Than S-3 or S-2 Registrants....................................  Prospectus Summary; Risk Factors; The Exchange Offer;
                                                                       Use of Proceeds; Capitalization; Unaudited Pro Forma
                                                                       Financial Data; Management's Discussion and Analysis
                                                                       of Financial Condition and Results of Operations;
                                                                       Business; Management; Principal Stockholders; Certain
                                                                       Transactions; Description of Certain Indebtedness;
                                                                       Description of the Notes; Financial Statements

                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

FORM S-4 ITEM NO. AND CAPTION                                                   CAPTION OR LOCATION IN PROSPECTUS
-------------------------------------------------------------------  --------------------------------------------------------
C.  INFORMATION ABOUT THE COMPANY TO BE ACQUIRED
      15.  Information with Respect to S-3 Companies...............  Not Applicable
      16.  Information with Respect to S-2 or S-3 Companies........  Not Applicable
      17.  Information with Respect to Companies Other Than S-2 or
             S-3 Companies.........................................  Not Applicable

D.  VOTING AND MANAGEMENT
      18.  Information if Proxies, Consents or Authorizations are
             to be Solicited.......................................  Not Applicable
      19.  Information if Proxies, Consents or Authorizations are
             not to be Solicited or in an Exchange Offer...........  Management; Certain Transactions; Principal Stockholders

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                               OFFER TO EXCHANGE

        8 3/4% SENIOR SUBORDINATED NOTES DUE 2007 (THE "EXCHANGE NOTES")
  FOR ALL OUTSTANDING 8 3/4% SENIOR SUBORDINATED NOTES DUE 2007 (THE "PRIVATE
                                    NOTES")
                                       OF

                        UNITED DEFENSE INDUSTRIES, INC.

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
                                UNLESS EXTENDED.
                           --------------------------

    United Defense Industries, Inc. (the "Company") is offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 8 3/4% Senior Subordinated Notes Due 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding
8 3/4% Senior Subordinated Notes Due 2007 (the "Private Notes"), of which $200,000,000 in aggregate principal amount was issued on October 6, 1997 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture (as defined). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 8 3/4% per annum and the interest thereon will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (October 6, 1997). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest thereon to the applicable redemption date. In addition, at any time prior to November 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 108.75% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined); provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes will also be redeemable by the Company in the event of a Change of Control (as defined) at any time prior to November 15, 2002, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), plus accrued and unpaid interest thereon to the redemption date.

    In the event of a Change of Control, if the Company does not redeem all of the Notes, each holder of the Notes will have the right, at the holder's option, to require the Company to purchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the purchase date. See "Description of the Notes." No assurance can be given that the Company will have the financial resources to satisfy the amounts due upon a Change of Control.

    The Notes will be general unsecured obligations of the Company subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company, including all obligations under the Senior Credit Facility. The Notes will be guaranteed on a senior subordinated basis by the Company's parent, Iron Horse Investors, L.L.C. ("Iron Horse"), UDLP, UDLP Holdings Corp. and each of the Company's other subsidiaries that are also guarantors under the Senior Credit Facility (collectively, the "Guarantors"). The guarantees will be full, unconditional and on a joint and several basis, subject to applicable law. As of November 30, 1997, the Company had approximately $428.5 million of Senior Debt outstanding (excluding outstanding letters of credit of approximately $157.0 million and unused commitments of approximately $111.0 million under the Senior Credit Facility, $50.0 million of which is available only to fund the repayment of the Seller Note) and $50.0 million outstanding under the Seller Note (which is PARI PASSU in right of payment with the Notes and will mature on the third anniversary of the Acquisition). See "Description of the Notes--Subordination" and "Capitalization." After consummation of the Transactions (as defined), indebtedness represented approximately 80% of the Company's total capitalization.

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

    THE COMPANY WILL ACCEPT FOR EXCHANGE ANY AND ALL VALIDLY TENDERED PRIVATE
NOTES NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON             ,
1998, UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF PRIVATE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF PRIVATE NOTES BEING TENDERED FOR EXCHANGE. PRIVATE NOTES MAY BE TENDERED ONLY IN INTEGRAL MULTIPLES OF $1,000. IN THE EVENT THE COMPANY TERMINATES THE EXCHANGE OFFER AND DOES NOT ACCEPT FOR EXCHANGE ANY PRIVATE NOTES, THE COMPANY WILL PROMPTLY RETURN ALL PREVIOUSLY TENDERED PRIVATE NOTES TO THE HOLDERS THEREOF.
                           --------------------------

                The date of this Prospectus is            , 1998

    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; PROVIDED that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that, to its knowledge, none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

    Prior to the Exchange Offer, there has been no public market for the Private Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Exchange Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market for the Notes."

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for the period required by the Securities Act. See "Plan of Distribution."

    The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    UNTIL             , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE ISSUED IN THE FORM OF ONE OR MORE FULLY REGISTERED GLOBAL NOTES THAT WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC" OR THE "DEPOSITARY") AND REGISTERED IN ITS NAME OF CEDE & CO., AS ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF SUCH GLOBAL NOTE, EXCHANGE NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE INDENTURE. SEE "DESCRIPTION OF NOTES--BOOK ENTRY, DELIVERY AND FORM."

                  NOTICE REGARDING FORWARD-LOOKING INFORMATION

    This Prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's business plans, opportunities and financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in the Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus under "Risk Factors."

    All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. FOR PURPOSES OF THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS TO UNITED DEFENSE INDUSTRIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING UNITED DEFENSE, L.P. ("UDLP"), AFTER GIVING EFFECT TO THE TRANSACTIONS (AS DEFINED), AND HISTORICAL REFERENCES TO THE COMPANY INCLUDE THE BUSINESSES CONDUCTED BY UDLP PRIOR TO GIVING EFFECT TO THE TRANSACTIONS AND THE BUSINESSES CONDUCTED BY THE PREDECESSORS OF UDLP THAT WERE CONTRIBUTED TO UDLP UPON ITS FORMATION ON JANUARY 1, 1994. ALL REFERENCES TO "PRO FORMA" FINANCIAL INFORMATION GIVE EFFECT TO THE TRANSACTIONS, AS FURTHER DESCRIBED UNDER "UNAUDITED PRO FORMA FINANCIAL DATA."

                                  THE COMPANY

    The Company is a leading supplier of tracked, armored combat vehicles and weapons delivery systems to the U.S. Department of Defense and a number of allied military forces worldwide. The Company's products include critical elements of the U.S. military's tactical force structure. The Bradley Fighting Vehicle, recognized as one of the best-performing weapons systems in U.S. history, is the only domestically produced vehicle able to fulfill the dual role of troop transport and armored fighting vehicle. The Company has maintained its prime contractor position on the Bradley program since production began in 1981, and has added a number of technology-based upgrades and derivative vehicles that continue to extend the program's life-cycle. Building on over twenty years of experience on the M109 self-propelled howitzer and upgrades, the Company is also the prime contractor for the development of the Crusader Field Artillery System. The U.S. Army has identified the Crusader as its planned multi-billion dollar next-generation field artillery system and the largest U.S. military vehicle development program of this decade. For the twelve months ended September 30, 1997, the Company had pro forma revenues of approximately $1.2 billion, pro forma operating income of $53.2 million and a pro forma net loss of $7.0 million. With respect to the net loss and operating income, purchase accounting for the Transactions is not yet complete and these amounts are subject to adjustment upon completion of that process. See "Unaudited Pro Forma Financial Data." For the same twelve month period the Company had pro forma EBITDA (as defined) of $127.1 million.

    The Company enjoys strong, long-standing customer relationships as a result of its advanced design, engineering and manufacturing capabilities, competitive cost structure, diversified product portfolio, demonstrated upgrade capabilities, and reputation for program quality and service. Management believes that these characteristics provide a key competitive advantage in obtaining upgrade production contracts and in pursuing other domestic and international business opportunities with new and existing customers. In addition to the Bradley Fighting Vehicle and the M109 howitzer, the Company serves as the prime contractor for a number of mission critical military programs, several of which have spanned decades. The Company has been the prime contractor for several of these programs, including the M113 armored personnel carrier since 1960, the M88 tank recovery vehicle since 1960, and the U.S. Navy's Mk45 naval gun system since 1968. The Company is currently performing under more than 30 active contracts with original funded values in excess of $25 million each. The Company had a firm funded backlog of more than $1.6 billion as of November 30, 1997, a substantial majority of which is derived from sole-source, prime contracts.

    Management believes that the emphasis of the U.S. Department of Defense on enhancing military preparedness within a declining procurement budget environment has resulted and will continue to result in increased emphasis on upgrading and extending the life of existing equipment and systems, including those currently supplied by the Company. Management believes this trend favors large, established contractors such as the Company that are qualified to perform sole-source contracts for product design, development, manufacture, field service and support and subsequent upgrades.

    The Company organizes its operations into three business areas: Armored Combat Vehicles, Armament Systems and International.

    ARMORED COMBAT VEHICLES. This business area is comprised of the Ground Systems, Paladin Production and Steel Products Divisions of the Company.

    GROUND SYSTEMS. The Company is the leading U.S. developer and manufacturer of medium/light tracked, armored combat vehicles, including the Bradley family of vehicles and derivatives (such as the Multiple Launch Rocket System carrier, the Fire Support Vehicle, the Command and Control Vehicle and the Stinger Fighting Vehicle), M109 self-propelled howitzers, M992 Field Artillery Ammunition Supply Vehicles, M88 Recovery Vehicles, Grizzly Breaching Vehicles, M9 Armored Combat Earthmovers, the M113 family of troop transport vehicles and derivatives, M8 Armored Gun System and LVTP7 Amphibious Assault Vehicles.

    PALADIN PRODUCTION. Through an innovative private sector/public sector partnership, the Company has partnered with the U.S. government to upgrade the M109 howitzer to the A6 configuration, known as the Paladin, creating a comprehensive and integrated package with modern battlefield capabilities.

    STEEL PRODUCTS. The Company is the largest U.S. designer and producer of track shoes for armored combat vehicles and components for suspension systems. The Company manufactures these products for nearly all of the tracked, armored combat vehicles produced in the U.S., including vehicles manufactured by its competitors. The Company also performs upgrades of the M113 family of vehicles through a cooperative relationship with the U.S. Army.

    ARMAMENT SYSTEMS. The Company provides integrated weapons delivery systems, subsystems and services to the U.S. armed forces and military customers worldwide.

    CRUSADER. The Company is the prime contractor and systems integrator for the Crusader under a $1.1 billion Demonstration and Validation contract, which is presently scheduled to be completed in 2001, and expects to become the prime contractor for the $1.0 billion Engineering and Manufacturing Development phase presently scheduled to begin in 2000. Management believes the expertise acquired through the design, development and engineering phases would give the Company a significant advantage in securing the $1.3 billion Low Rate Initial Production phase scheduled to begin in 2004 and any Full Rate Production contract ultimately awarded, if necessary funding is appropriated and the U.S. Army continues to proceed with the Crusader.

    NAVAL PROGRAMS. Since 1940, the Company has designed, developed and manufactured advanced guns and missile-launching systems for the U.S. Navy. The Company is the sole-source, prime contractor of the Mk45 five-inch naval gun, the U.S. Navy's primary gun for surface vessels, and produces the Mk41 Vertical Launching System, the Navy's primary surface vessel missile launcher, under a work-split agreement with Lockheed Martin Corporation. The Company is also actively involved in the development and testing of several new naval guns and missile launch systems, and provides complete overhaul, repair and maintenance of naval ordnance at the recently privatized Naval Ordnance Station at Louisville, Kentucky.

    INTERNATIONAL. The Company has expanded its international presence over the past several years, and its International Division operates joint ventures in Saudi Arabia and Turkey and co-production programs in Japan, Korea and Pakistan. The joint ventures have been awarded contracts to provide logistics support and training, vehicle modernization upgrades and new tracked, armored combat vehicle production. The Company provides training, technology and production kits to its co-production partners and assists them in building domestic production capability.

    In addition to the International Division's operations, the Company had export sales directly and through the U.S. government's Foreign Military Sales program, comprising $194.2 million of 1996 revenues. Management believes the international market offers attractive opportunities to leverage established programs, which the Company is actively pursuing in a number of countries including Canada, Egypt, Israel, Kuwait, Malaysia, Spain, Taiwan and Thailand, although opportunities in Asia may be reduced or deferred by recent economic and political turmoil in that region.

BUSINESS STRENGTHS

    The Company attributes its performance to several factors, including the following:

    COMPREHENSIVE CAPABILITIES IN ARMORED COMBAT VEHICLES. For more than half a century, the Company has remained at the forefront in the design, development and upgrade of medium/light tracked, armored combat vehicles, beginning with the primary amphibious vehicle used in World War II, followed in 1960 by the M113, the main troop transport vehicle used by the U.S. and other militaries with over 80,000 vehicles delivered worldwide. In 1981, the Company began initial production as the sole-source, prime contractor for the Bradley Fighting Vehicle. Management believes that these and other successes resulted from the Company's proven, comprehensive design and engineering experience in simulation, systems integration, armor, mobility and survivability, its demonstrated ability to infuse "information dominance technologies" into combat systems for enhanced information gathering, analysis and application in the battlefield environment, its demonstrated manufacturing and upgrade capability, and its reputation for service in the field.

    ABILITY TO LEVERAGE SYSTEMS INTEGRATION EXPERTISE INTO LONG-TERM
PROGRAMS. The Company's experience and technological expertise afford it a continued position as team leader and prime systems integrator for the programs in which it participates, and positions the Company for the development and integration of other complex, critical weapons systems. For example, management believes the Company's position as the systems integrator on the Crusader played a significant role in the Company's recent success in being named gun weapons systems integrator for the Naval Surface Fire Support program, with responsibility for the development and integration of a new naval gun system. Management also believes that these capabilities create advantages in marketing to international customers seeking products compatible with systems used by the U.S. military.

    LARGE, INSTALLED BASE OFFERS SIGNIFICANT LIFE-CYCLE OPPORTUNITIES. The U.S. military is under budgetary constraints that provide incentives to upgrade and overhaul existing systems and vehicles to maximize system life. The Company's resident knowledge of its extensive domestic and international installed base of vehicles affords significant opportunities, through modernization upgrades, derivative vehicles that expand program capabilities, and logistical support services and spares, to effectively extend product life for many years after development. For example, the Bradley Fighting Vehicle has undergone three generations of upgrades and has fostered a number of derivatives, and the Company has upgraded its M109 howitzers to the A6 Paladin configuration and its M88 recovery vehicles to the Hercules configuration. Management believes these upgrades and derivatives, which comprise a substantial amount of the Company's funded backlog, are more predictable sources of revenue and cash flow than new products.

    STRONG INTERNATIONAL PRESENCE AND GROWTH POTENTIAL. In contrast to the declining U.S. procurement budget, military budgets of certain foreign governments have expanded due to general economic growth or regional geo-political pressures. Management believes the Company's proven design, development, engineering and manufacturing capabilities for the U.S. military have been the foundation for its International Division and export business. For example, management believes the domestic M113 program and prior co-production programs for Armored Infantry Fighting Vehicles in Europe were the basis for the award of contracts for similar vehicles to the Company's Turkish joint venture. Management also believes that the Company's existing product breadth and established manufacturing platforms provide it with certain cost advantages over smaller foreign competitors when pursuing typical lower volume foreign contracts.

    INNOVATIVE PUBLIC/PRIVATE TEAMING RELATIONSHIPS. The Company has established relationships with key constituencies, including the U.S. Army, U.S. Navy and the Office of the Secretary of Defense, and is one of the leaders in working with the U.S. Department of Defense to rationalize the U.S. defense industrial base. The Company operates a significant portion of the recently privatized Louisville Naval Ordnance Station, and is partnering with the Letterkenny Army Depot to upgrade the M109 howitzer to the A6 Paladin configuration. The Company also has partnering arrangements with another U.S. government depot to upgrade the M113, the M88 and breaching vehicles. The Company believes these arrangements demonstrate the success that can be achieved through public/private partnerships.

    STRONG MANAGEMENT TEAM AND EXPERIENCED INVESTOR. The Company has a highly experienced and committed management team that has successfully adapted the Company's cost structures and manufacturing operations to the declining U.S. Department of Defense procurement budget and the significant transformation to a lower volume, higher technology manufacturing capability. Senior management has an average of more than 19 years with the Company and substantially all of the senior management team was directly involved with the initial formation and integration of UDLP in January 1994. Management will be given the opportunity to participate in the Company's potential success through an equity-based incentive program and direct investment. In addition, the management of the Company is complemented by the support of The Carlyle Group, an active investor in the defense and aerospace industries.

BUSINESS STRATEGY

    Management intends to enhance its leading market position through the successful execution of the following objectives:

    CONTINUING TO PROVIDE PRODUCTS AND SERVICES ACROSS PROGRAM LIFE-CYCLES. The Company intends to continue to leverage its extensive range of products and services across entire program life-cycles through new technology developments, follow-on products, derivative vehicles, upgrades, logistics support and training. For example, the Company was recently awarded a Low Rate Initial Production contract for the third generation of upgrades to the Bradley Fighting Vehicle, the A3 configuration, which will incorporate a new core electronic architecture, including, among others, combat identification systems, situational awareness and battlefield digitization. In addition, the Company plans to continue building on the successful Bradley Fighting Vehicle program by further expanding its family of vehicles to include new armored vehicles, such as a maintenance vehicle, a treatment and transport vehicle, an engineering squad vehicle and a battle command vehicle.

    CAPITALIZING ON THE CRUSADER OPPORTUNITY. The Crusader program represents an important opportunity with the potential to become one of the U.S. Army's largest procurement programs over the next decade. The Company plans to devote all necessary resources to establish the Crusader's capabilities and develop successful prototypes in the Demonstration and Validation phase and to win, if awarded, the Engineering and Manufacturing Development and Low Rate Initial Production contracts. The Company's objective is to fully demonstrate the Company's engineering and cost-effective production qualifications so that the Company will be the sole-source, prime contractor for the Crusader if necessary funding is appropriated and the U.S. Army proceeds to Full Rate Production.

    PURSUING KEY INTERNATIONAL OPPORTUNITIES. The Company plans to capitalize on its established program base and expertise, and on its extensive international joint venture and co-production experience, in order to expand export sales and establish new joint ventures and co-production programs. Management believes this strategy will require minimal additional capital, and has the potential to diversify the Company's business base and enhance overall margins.

    PARTICIPATING IN THE PUBLIC/PRIVATE DEFENSE INDUSTRIAL BASE
CONSOLIDATION. The Company intends to continue working closely with its U.S. government customers to rationalize the public/private defense industrial base. Potential opportunities include further privatizations such as the outsourcing of logistics and training support and additional depot partnering relationships with the U.S. Department of Defense.

    MODERNIZING THE U.S. ARMY NATIONAL GUARD. A large portion of the U.S. Army's tracked, armored combat vehicle fleet is in the National Guard. The modernization of equipment and systems used by the National Guard generally lags behind that of the active armed services. The Company is pursuing a directed procurement program to assist the National Guard in obtaining funding for upgrades of its Bradley Fighting Vehicles, M113 family of vehicles and M9 Armored Combat Earthmovers.

    IDENTIFYING STRATEGIC ACQUISITION OPPORTUNITIES. Management expects that the continuing consolidation in the U.S. defense industry will result in strategic opportunities for the Company. The Company intends to be proactive in this environment and, on an opportunistic basis, pursue acquisitions both domestically and abroad that management believes will complement its key business strengths or further expand its capabilities.

                                  THE INVESTOR

    The Carlyle Group (together with its affiliates, "Carlyle") is a Washington, D.C.-based private merchant bank founded in 1987 and currently manages several investment funds, including a $1.3 billion private equity fund. Carlyle has made over 30 investments in select industries, including defense, aerospace, information technology and related services. Some of these investments include Howmet Corporation, a leading supplier of cast turbine engine components for the jet aircraft and industrial gas power generation markets; BDM International, Inc. (NASDAQ: BDMI), a multinational information technology company and provider of professional services to the U.S. Department of Defense and other government agencies (which Carlyle has agreed to sell to TRW, Inc.); Federal Data Corporation, a supplier of information technology services and products to the U.S. government; Magnavox Electronic Systems Company, a leading electronics systems supplier to the U.S. government and prime contractors (later sold to Hughes Electronics Corporation); GDE Systems Inc., a leading supplier of mission planning and information systems as well as test equipment to the U.S. government and prime contractors (later sold to Tracor, Inc.); Power Paragon Inc., a leading supplier of power distribution systems to the U.S. government and prime contractors (later sold to SPD Inc.); and Vought Aircraft Company, a leading supplier of major aircraft structures and subassemblies for commercial and military aircraft (later sold to Northrop Grumman Corporation).

                                THE TRANSACTIONS

    United Defense Industries, Inc. was formed by Carlyle in August 1997 to acquire UDLP from FMC Corporation ("FMC"), Harsco Corporation ("Harsco") and Harsco UDLP Corporation (collectively with FMC and Harsco, the "Sellers"). On October 6, 1997 pursuant to a Purchase Agreement among the Sellers and the Company dated as of August 25, 1997 (the "Acquisition Agreement"), the Company acquired 100% of the Sellers' respective partnership interests in UDLP (the "Acquisition"). As part of the Acquisition, UDLP acquired certain assets of FMC's Corporate Technology Center ("CTC") in San Jose, California and hired certain FMC legal, audit and governmental affairs personnel. The aggregate purchase price paid in the Acquisition was approximately $850.0 million (the "Purchase Price"), plus related fees and expenses estimated to be approximately $30.0 million. The Purchase Price and such fees and expenses were funded with
(i) $200.0 million of Senior Subordinated Notes due 2007 (the "Private Notes");
(ii) borrowings of $457.0 million under a senior credit facility (the "Senior Credit Facility"), which facility includes $495.0 million of term loan facilities (the "Term Loan Facilities") and a $230.0 million revolving credit facility (the "Revolving Credit Facility"); (iii) approximately $173.0 million of cash common equity (the "Equity Contribution"), representing an investment in the Company by an investor group formed by Carlyle, including Carlyle and management; and (iv) a $50.0 million senior subordinated note payable to the Sellers (the "Seller Note"). The Purchase Price is subject to adjustment based on the balance sheet of UDLP as of October 6, 1997 (the "Closing Date"). If any such adjustment results in a decrease in the Purchase Price, borrowings under the Senior Credit Facility will be correspondingly reduced. If the Purchase Price is increased, the borrowings under the Revolving Credit Facility will be correspondingly increased. This purchase price adjustment is currently being negotiated by the Sellers and the Company. See "The Acquisition." If certain consents and acknowledgments are obtained, the Company will pay to the Sellers $50.0 million in cash in lieu of issuing the Seller Note, and the borrowings under the Term Loan Facilities would be increased by $50.0 million to effect such payment. See "Description of Certain Indebtedness." The Acquisition, the borrowings under the Senior Credit Facility, the issuance of the Private Notes, the Seller Note, the Equity Contribution and the payment of the related fees and expenses are referred to herein as the "Transactions." For a description of the Acquisition Agreement and related agreements, see "The Acquisition."

    The following table illustrates the sources and uses of funds in connection with the Transactions:

($ IN MILLIONS)

           SOURCES OF FUNDS               AMOUNT                 USES OF FUNDS                 AMOUNT
--------------------------------------  -----------  --------------------------------------  -----------
Revolving Credit Facility(1)..........   $    12.0   Acquisition Purchase Price............   $   850.0
Term Loan Facilities(2)...............       445.0   Estimated Fees and Expenses...........        30.0
The Private Notes.....................       200.0
Seller Note(2)........................        50.0
Equity Contribution...................       173.0
                                        -----------                                          -----------
    Total Sources.....................   $   880.0   Total Uses............................   $   880.0
                                        -----------                                          -----------
                                        -----------                                          -----------

------------------------

(1) On the Closing Date, the Revolving Credit Facility had a remaining borrowing availability of approximately $64.0 million after giving effect to the issuance of approximately $154.0 million of letters of credit to replace outstanding letters of credit on or promptly after the Closing Date.

(2) The Company believes that the Seller Note, which is due three years after the Closing Date, will be prepaid within one year from the Closing Date with $50.0 million of additional borrowings under the Term Loan Facilities.

                               THE EXCHANGE OFFER

The Exchange Offer................  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000
                                    principal amount of Private Notes that are properly
                                    tendered and accepted. The Company will issue Exchange
                                    Notes on or promptly after the Expiration Date. As of
                                    the date hereof, there is $200,000,000 aggregate
                                    principal amount of Private Notes outstanding. See "The
                                    Exchange Offer."

                                    Based on an interpretation by the staff of the
                                    Commission set forth in no-action letters issued to
                                    third parties, the Company believes that the Exchange
                                    Notes issued pursuant to the Exchange Offer in exchange
                                    for Private Notes may be offered for resale, resold and
                                    otherwise transferred by a holder thereof (other than
                                    (i) a broker-dealer who purchases such Exchange Notes
                                    directly from the Company to resell pursuant to Rule
                                    144A or any other available exemption under the
                                    Securities Act or (ii) a person that is an affiliate of
                                    the Company within the meaning of Rule 405 under the
                                    Securities Act), without compliance with the
                                    registration and prospectus delivery provisions of the
                                    Securities Act; PROVIDED that the holder is acquiring
                                    Exchange Notes in the ordinary course of its business
                                    and is not participating, and had no arrangement or
                                    understanding with any person to participate, in the
                                    distribution of the Exchange Notes. Each broker-dealer
                                    that receives Exchange Notes for its own account in
                                    exchange for Private Notes, where such Private Notes
                                    were acquired by such broker-dealer as a result of
                                    market-making activities or other trading activities,
                                    must acknowledge that it will deliver a prospectus
                                    meeting the requirements of the Securities Act meeting
                                    the requirements of the Securities Act in connection
                                    with any resale of such Exchange Notes. Any
                                    broker-dealer that resells Exchange Notes that were
                                    received by it for its own account pursuant to the
                                    Exchange Offer may be deemed to be an "underwriter"
                                    within the meaning of the Securities Act. The Letter of
                                    Transmittal states that by so acknowledging and by
                                    delivering a prospectus, a broker-dealer will not be
                                    deemed to admit that it is an "underwriter" within the
                                    meaning of the Securities Act. See "The Exchange
                                    Offer--Resale of the Exchange Notes."

Registration Rights Agreement.....  The Private Notes were sold by the Company on October 6,
                                    1997 (the "Closing Date") to Lehman Brothers Inc., BT
                                    Alex. Brown Incorporated and Chase Securities Inc. (the
                                    "Initial Purchasers") pursuant to a Purchase Agreement,
                                    dated October 1, 1997, by and among the Company and the
                                    Initial Purchasers (the "Purchase Agreement"). The
                                    Initial Purchasers subsequently sold the Private Notes
                                    to third parties. See "The Exchange Offer--Purpose of
                                    the Exchange Offer." The Initial Purchasers have
                                    informed the Company that the entire initial allotment
                                    sold to them on October 6, 1997 was subsequently sold

                                    to third parties but that the Initial Purchasers, from
                                    time to time, hold Notes as part of their market making
                                    activities. Pursuant to the Purchase Agreement, the
                                    Company and the Initial Purchasers entered into a
                                    Registration Rights Agreement, dated as of October 6,
                                    1997 (the "Registration Rights Agreement"), which grants
                                    the holders of the Private Notes certain exchange and
                                    registration rights. The Exchange Offer is intended to
                                    satisfy such rights, which will terminate upon the
                                    consummation of the Exchange Offer. The holders of the
                                    Exchange Notes will not be entitled to any exchange or
                                    registration rights with respect to the Exchange Notes.
                                    See "The Exchange Offer--Termination of Certain Rights."

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on                     , 1998, unless the
                                    Exchange Offer is extended by the Company in its sole
                                    discretion, in which case the term "Expiration Date"
                                    shall mean the latest date and time to which the
                                    Exchange Offer is extended. See "The Exchange
                                    Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the Exchange
  Notes and the Private Notes.....  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (October 6,
                                    1997). Holders whose Private Notes are accepted for
                                    exchange will be deemed to have waived the right to
                                    receive any interest accrued on the Private Notes. See
                                    "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to the condition that, in the reasonable judgment of the Company, it does not
                                    violate applicable law, rules or regulations or an
                                    applicable interpretation of the staff of the
                                    Commission. The Exchange Offer is not conditioned upon
                                    any minimum aggregate principal amount of Private Notes
                                    being tendered for exchange. See "The Exchange
                                    Offer--Conditions."

Procedures for Tendering Private
  Notes...........................  Each holder of Private Notes wishing to accept the
                                    Exchange Offer must complete, sign and date the Letter
                                    of Transmittal, or a facsimile thereof, in accordance
                                    with the instructions contained herein and therein, and
                                    mail or otherwise deliver such Letter of Transmittal, or
                                    such facsimile, together with such Private Notes and any
                                    other required documentation to Norwest Bank Minnesota,
                                    National Association, as exchange agent (the "Exchange
                                    Agent"), at the address set forth herein. By executing
                                    the Letter of Transmittal, the holder will represent to
                                    and agree with the Company that, among other things, (i)
                                    the Exchange Notes to be acquired by such holder of
                                    Private Notes in connection with the Exchange Offer are
                                    being acquired by such holder in the ordinary course of
                                    its business, (ii) such holder has no arrangement or
                                    understanding with any person to participate in a
                                    distribution of the Exchange Notes, (iii) that if such
                                    holder is a broker-dealer registered under the Exchange
                                    Act or is

                                    participating in the Exchange Offer for the purposes of
                                    distributing the Exchange Notes, such holder will comply
                                    with the registration and prospectus delivery
                                    requirements of the Securities Act in connection with a
                                    secondary resale transaction of the Exchange Notes
                                    acquired by such person and cannot rely on the position
                                    of the staff of the Commission set forth in no-action
                                    letters (see "The Exchange Offer--Resale of the Exchange
                                    Notes"), (iv) such holder understands that a secondary
                                    resale transaction described in clause (iii) above and
                                    any resales of Exchange Notes obtained by such holder in
                                    exchange for Private Notes acquired by such holder
                                    directly from the Company should be covered by an
                                    effective registration statement containing the selling
                                    securityholder information required by Item 507 or Item
                                    508, as applicable, of Regulation S-K of the Commission
                                    and (v) such holder is not an "affiliate", as defined in
                                    Rule 405 under the Securities Act, of the Company. Any
                                    broker-dealer that resells Exchange Notes that were
                                    received by it for its own account pursuant to the
                                    Exchange Offer may be deemed to be an "underwriter"
                                    within the meaning of the Securities Act. If the holder
                                    is a broker-dealer that will receive Exchange Notes for
                                    its own account in exchange for Private Notes that were
                                    acquired as a result of market-making activities or
                                    other trading activities, such holder will be required
                                    to acknowledge in the Letter of Transmittal that such
                                    holder will deliver a prospectus meeting the
                                    requirements of the Securities Act in connection with
                                    any resale of such Exchange Notes; however, by so
                                    acknowledging and by delivering a prospectus, such
                                    holder will not be deemed to admit that it is an
                                    "underwriter" within the meaning of the Securities Act.
                                    See "The Exchange Offer--Procedures for Tendering. "

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Private Notes in the Exchange Offer should contact such
                                    registered holder promptly and instruct such registered
                                    holder to tender on such beneficial owner's behalf. If
                                    such beneficial owner wishes to tender on such owner's
                                    own behalf, such owner must, prior to completing and
                                    executing the Letter of Transmittal and delivering such
                                    owner's Private Notes, either make appropriate
                                    arrangements to register ownership of the Private Notes
                                    in such owner's name or obtain a properly completed bond
                                    power from the registered holder. The transfer of
                                    registered ownership may take considerable time and may
                                    not be able to be completed prior to the Expiration
                                    Date. See "The Exchange Offer-- Procedures for
                                    Tendering."

Guaranteed Delivery Procedures....  Holders of Private Notes who wish to tender their
                                    Private Notes and whose Private Notes are not
                                    immediately available or who cannot deliver their
                                    Private Notes, the Letter of Transmittal or any other
                                    documentation required by the Letter of Transmittal

                                    to the Exchange Agent prior to the Expiration Date must
                                    tender their Private Notes according to the guaranteed
                                    delivery procedures set forth under "The Exchange
                                    Offer--Guaranteed Delivery Procedures."

Acceptance of the Private Notes
  and Delivery of the Exchange
  Notes...........................  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for
                                    exchange any and all Private Notes that are properly
                                    tendered in the Exchange Offer prior to the Expiration
                                    Date. The Exchange Notes issued pursuant to the Exchange
                                    Offer will be delivered within five business days
                                    following the Expiration Date. See "The Exchange
                                    Offer--Terms of the Exchange Offer."

Withdrawal Rights.................  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange
                                    Offer--Withdrawal of Tenders."

Certain Federal Income Tax
  Considerations..................  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax
                                    purposes. As a result, no material federal income tax
                                    consequences will result to holders exchanging Private
                                    Notes for Exchange Notes. See "Certain Federal Income
                                    Tax Considerations."

Exchange Agent....................  Norwest Bank Minnesota, National Association is serving as the Exchange Agent in connection with the Exchange
                                    Offer.

                               THE EXCHANGE NOTES

    The Exchange Offer applies to the entire aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

Interest Payment Dates:...........  Interest on the Exchange Notes will accrue from the date of original issuance (the "Issue Date") and will be
                                    payable semi- annually on May 15 and November 15,
                                    commencing May 15, 1998.
Maturity Date:....................  November 15, 2007.
Optional Redemption:..............  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or
                                    after November 15, 2002, at the redemption prices set
                                    forth herein, plus accrued and unpaid interest, thereon
                                    to the applicable redemption date. In addition, at any
                                    time prior to November 15, 2000, the Company may redeem
                                    up to 35% of the original aggregate principal amount of
                                    the Notes at a redemption price equal to 108.75% of the
                                    principal amount thereof plus accrued and unpaid
                                    interest to the redemption date, with the net cash
                                    proceeds of one or more Public Equity Offerings,
                                    provided that at least 65% of the original aggregate
                                    principal amount of the

                                    Notes remains outstanding immediately after each such
                                    redemption. See "Description of the Notes--Optional
                                    Redemption."
Change of Control:................  Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to
                                    November 15, 2002, to redeem the Exchange Notes in whole
                                    but not in part, at a redemption price equal to 100% of
                                    the principal amount thereof plus the Applicable Premium
                                    (as defined), plus accrued and unpaid interest, thereon
                                    to the redemption date, and (ii) if the Company does not
                                    so redeem the Exchange Notes, each holder will have the
                                    right, at the holder's option, to require the Company to
                                    purchase the Exchange Notes at a price equal to 101% of
                                    the principal amount thereof plus accrued and unpaid
                                    interest, thereon to the purchase date. See "Description
                                    of the Notes--Repurchase at the Option of
                                    Holders--Change of Control."
Ranking:..........................  The Exchange Notes will be general unsecured obligations of the Company subordinate in right of payment to all
                                    existing and future Senior Debt of the Company, and
                                    senior in right of payment to or PARI PASSU with all
                                    other indebtedness of the Company. As of November 30,
                                    1997, the Company had approximately $428.5 million of
                                    Senior Debt outstanding (excluding outstanding letters
                                    of credit of approximately $157.0 million and unused
                                    commitments of approximately $111.0 million under the
                                    Senior Credit Facility, $50.0 million of which is
                                    available only to fund the repayment of the Seller Note)
                                    and $50.0 million outstanding under the Seller Note
                                    (which is PARI PASSU in right of payment with the
                                    Exchange Notes and will mature on the third anniversary
                                    of the Closing Date, although the Company expects the
                                    Seller Note to be prepaid prior to the first anniversary
                                    of the Closing Date). See "Description of the
                                    Notes--Subordination" and "Capitalization."
Guarantees:.......................  The Company's payment obligations under the Exchange
                                    Notes will be jointly and severally guaranteed on a
                                    senior subordinated basis by the Guarantors (the
                                    "Guarantees"). The Guarantee's will be full,
                                    unconditional and on a joint and several basis, subject
                                    to applicable law. The Guarantors will be the Company's
                                    parent Iron Horse Investors, L.L.C., the Company's
                                    wholly-owned subsidiary UDLP Holdings Corp., which is
                                    the general partner of UDLP and UDLP and each of the
                                    Company's other subsidiaries that are also guarantors
                                    under the Senior Credit Facility. See "Description of
                                    the Notes--Guarantees."
Certain Covenants:................  The indenture pursuant to which the Exchange Notes will be issued (the "Indenture") contains certain covenants
                                    that, among other things, limit the ability of the
                                    Company and certain of its Subsidiaries to (i) incur
                                    additional indebtedness and issue preferred stock; (ii)
                                    pay dividends or make certain other restricted payments;
                                    (iii) enter into transactions with affiliates; (iv) make
                                    certain asset dispositions; (v) merge or consolidate or
                                    transfer substantially all of its assets; (vi) encumber
                                    assets under certain circumstances; (vii) restrict
                                    dividends and other payments from subsidiaries; (viii)
                                    engage in sale and leaseback transactions; (ix) issue
                                    Capital Stock (as defined) of Controlled Subsidiaries
                                    (as defined); or (x) engage in certain business
                                    activities. See "Description of the Notes--Certain
                                    Covenants."

                                    In addition, under certain circumstances, the Company
                                    will be required to offer to purchase the Notes at a
                                    price equal to 100% of the principal amount thereof plus
                                    accrued and unpaid interest, thereon to the date of
                                    purchase, with the proceeds of certain Asset Sales (as
                                    defined). See "Description of the Notes--Asset Sales."

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following table presents summary unaudited consolidated pro forma financial data of the Company and should be read in conjunction with the "Unaudited Pro Forma Financial Data" and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of UDLP, together with the related notes thereto, included elsewhere in this Prospectus. The following summary unaudited pro forma consolidated financial data for the year ended December 31, 1996, the nine months ended September 30, 1996 and 1997 and the twelve months ended September 30, 1997, give effect to the Transactions as if such transactions had occurred on January 1, 1996 with respect to the pro forma income statement and other data, and as of September 30, 1997 with respect to the pro forma balance sheet data. See "The Acquisition." The Company accounts for inventory using the LIFO method and incurred non-cash LIFO charges of $6.3 million, $7.1 million, $8.0 million and $7.2 million for the year ended December 31, 1996, the nine months ended September 30, 1996 and 1997 and the twelve months ended September 30, 1997, respectively. The pro forma consolidated financial data set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

                                                                           NINE MONTHS ENDED
                                                            YEAR ENDED       SEPTEMBER 30,        TWELVE MONTHS
                                                           DECEMBER 31,  ----------------------  ENDED SEPTEMBER
                                                               1996         1996        1997        30, 1997
                                                           ------------  ----------  ----------  ---------------
                                                                    ($ IN MILLIONS, EXCEPT RATIO DATA)
INCOME STATEMENT DATA:
  Revenue................................................   $  1,019.7   $    738.6  $    906.5   $     1,187.6
  Total expenses.........................................        985.0        711.5       875.0         1,148.5
  Earnings from foreign affiliates.......................         31.9         31.3        13.5            14.1
                                                           ------------  ----------  ----------  ---------------
    Income from operations...............................         66.6         58.4        45.0            53.2
  Interest expense.......................................         66.1         49.6        49.6            66.1
  Other (income) expense.................................         (2.0)        (2.2)       (1.4)           (1.2)
                                                           ------------  ----------  ----------  ---------------
    Income (loss) before income taxes....................          2.5         11.0        (3.2)          (11.7)
  Provision (benefit) for income taxes...................          1.0          4.4        (1.3)           (4.7)
                                                           ------------  ----------  ----------  ---------------
    Net income (loss)....................................   $      1.5   $      6.6  $     (1.9)  $        (7.0)
                                                           ------------  ----------  ----------  ---------------
                                                           ------------  ----------  ----------  ---------------
OTHER DATA:
  EBITDA(1)..............................................   $    140.3   $    113.2  $    100.0   $       127.1
  Depreciation and amortization..........................         73.7         54.8        55.0            73.9
  Capital expenditures...................................         22.4         16.5        20.1            26.0
  Ratio of earnings to fixed charges(3)..................       --            1.1:1      --            --
  Ratio of EBITDA to cash interest expense(2)............                                                   2.0x
  Ratio of total debt to EBITDA..........................                                                   5.6x
BALANCE SHEET DATA:
  Working capital........................................                                         $        (0.5)
  Total assets...........................................                                               1,306.1
  Total debt.............................................                                                 707.0
  Stockholder's equity...................................                                                 173.0

------------------------
(1) EBITDA represents income from operations plus depreciation and amortization. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.
(2) For purposes of this computation, cash interest expense consists of pro forma interest expense before amortization of deferred financing costs of $2.0 million.
(3) Pro forma earnings were insufficient to cover fixed charges in the amount of $1.3 million, $2.8 million and $11.9 million for the year ended December 31, 1996, the nine months ended September 30, 1997 and the twelve month period ended September 30, 1997.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following table presents summary consolidated historical financial data and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of UDLP, together with the related notes thereto, included elsewhere in this Prospectus. The historical consolidated financial data for the nine months ended September 30, 1996 and 1997 have been derived from UDLP's unaudited interim consolidated financial statements which, in the opinion of management, reflect all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

                                                                                                  NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                -------------------------------  --------------------
                                                                  1994       1995       1996       1996       1997
                                                                ---------  ---------  ---------  ---------  ---------

                                                                                   ($ IN MILLIONS)
INCOME STATEMENT DATA:
  Revenue.....................................................  $ 1,076.3  $   967.6  $ 1,029.3  $   745.9  $   913.9
  Cost of sales(1)............................................      809.8      746.7      820.8      595.8      755.0
  Selling, general and administrative(2)......................      131.8      122.7      128.4       90.0       91.4
  Research and development....................................       16.3       12.4       12.9        9.1       12.1
                                                                ---------  ---------  ---------  ---------  ---------
    Total expenses............................................      957.9      881.8      962.1      694.9      858.5
  Earnings from foreign affiliates(3).........................       12.4       21.4       31.9       31.3       13.5
                                                                ---------  ---------  ---------  ---------  ---------
    Income from operations....................................      130.8      107.2       99.1       82.3       68.9
  Other (income) expense......................................       (2.6)      (1.9)      (1.9)      (2.2)      (1.5)
                                                                ---------  ---------  ---------  ---------  ---------
    Income before income taxes................................      133.4      109.1      101.0       84.5       70.4
  Provision for income taxes(4)...............................        3.9        1.4        2.8         --        1.5
                                                                ---------  ---------  ---------  ---------  ---------
    Net income................................................  $   129.5  $   107.7  $    98.2  $    84.5  $    68.9
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  EBITDA(5)...................................................  $   159.8  $   133.9  $   138.1  $   111.1  $    97.9
  Net cash provided by operating activities...................      166.0       94.7       81.1       56.7      119.2
  Net cash (used in) provided by investing activities.........      (17.1)     (50.8)      (7.0)      (4.6)       6.3
  Net cash (used in) financing activities.....................     (118.5)     (74.9)     (75.0)     (53.0)    (114.4)
  Depreciation and amortization...............................       29.0       26.7       39.0       28.8       29.0
  Capital expenditures........................................       18.3       24.1       22.4       16.5       20.1
  Ratio of earnings to fixed charges(6).......................     38.1:1     26.4:1     23.6:1     25.6:1     19.2:1
BALANCE SHEET DATA:
  Working capital.............................................  $     4.2  $    11.3  $    46.6  $    48.4  $     3.1
  Total assets................................................      479.9      569.6      645.0      601.7      612.1
  Partners' capital...........................................      123.7      156.4      179.6      187.9      131.0

--------------------------
(1) Cost of sales includes consumption of inventory under the LIFO method and includes charges relating to changes in cost as applied to inventory on-hand ("non-cash LIFO charges") of $5.6 million, $5.9 million and $6.3 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $7.1 million and $8.0 million for the nine months ended September 30, 1996 and 1997, respectively. Cost of sales for the year ended December 31, 1996 and nine months ended September 30, 1996 includes a $14.3 million favorable settlement from the U.S. government on a government procurement contract. Cost of sales for the nine months ended September 30, 1997 includes approximately $13.5 million of non-cash charges recorded for the quarter ended September 1997 for changes in estimated contract profitability related to contractual issues with customers and other matters resulting from the periodic reassessment of the estimated profitability of contracts in progress.

(2) Selling, general and administrative expense for the year ended December 31, 1994 includes a $7.4 million charge related to conforming Harsco's historical accounting policy to UDLP's accounting for inventory.

(3) Earnings from foreign affiliates for the year ended December 31, 1996 and nine months ended September 30, 1996 includes a $3.8 million increase as a result of a change of accounting method for the investment in the Company's Saudi Arabia joint venture, FMC Arabia Limited, from the cost method to the equity method.

(4) UDLP was taxed as a partnership for the periods presented.

(5) EBITDA represents income from operations plus depreciation and amortization. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles.

    While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See Note (6) to "Selected Historical Financial Data" for information concerning the Company's net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities for the periods indicated.

(6) For purposes of calculating the ratios of earnings to fixed charges, "earnings" represents income before income taxes less the excess, if any, of the equity in earnings of joint ventures over dividends received plus fixed charges. "Fixed charges" consists of interest expense, including amortization of deferred financing costs, plus that portion of operating lease rental expense (33%) which management believes is representative of the interest component of lease expense.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO MAKE AN INVESTMENT IN THE NOTES OFFERED HEREBY.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

    The Company incurred significant indebtedness as a result of the Transactions and following consummation of the Transactions, approximately 80% of the Company's total capitalization was represented by indebtedness. See "The Acquisition." At November 30, 1997, the Company's consolidated total indebtedness was approximately $678.5 million (excluding outstanding letters of credit of approximately $157.0 million). The Indenture and the Senior Credit Facility permit the Company to incur additional Indebtedness, subject to certain limitations. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's earnings would have been insufficient to cover fixed charges by $1.3 million and $2.8 million, respectively. For the twelve months ended September 30, 1997, the Company had pro forma revenues of approximately $1.2 billion, pro forma operating income of $53.2 million and a pro forma net loss of $7.0 million. With respect to the net loss and operating income, purchase accounting for the Transactions is not yet complete and these amounts are subject to adjustment upon completion of that process. See "Unaudited Pro Forma Financial Data." The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance its indebtedness (including the Notes) depends on its future performance, which to a certain extent is subject to economic, financial, competitive, political and other factors beyond its control. Based upon the current level of operations, management believes that available cash flow, together with available borrowings under the Senior Credit Facility and other sources of liquidity, should be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments on the Notes and scheduled principal payments under the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Resources and Financial Condition." There can be no assurance, however, that the Company's cash flow will be sufficient to satisfy such requirements. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, the Company may be required to refinance all or a portion of its existing debt, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such additional financing could be achieved. The Notes are unsecured obligations of the Company. The Senior Credit Facility, however, is secured by a lien on all assets (present, future, tangible and intangible) of the Company and its domestic subsidiaries and by a pledge of all of the stock of its domestic subsidiaries and two-thirds of the stock of its foreign subsidiaries and joint ventures.

    The Company's high level of debt will have several important effects on its future operations, including the following: (i) the Company will have significant cash requirements to service debt, reducing funds available for operations, capital expenditures, research and development, acquisitions and future business opportunities, and increasing the Company's vulnerability to adverse general economic and industry conditions, all of which could be exacerbated by the uncertainty inherent in government contracts and foreign operations and the future of military expenditures (as described below) and (ii) the financial covenants and other restrictions contained in the Senior Credit Facility and other agreements relating to the Company's Senior Debt and in the Indenture require the Company to meet certain financial tests and restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends.

SUBORDINATION AND RANKING OF THE NOTES AND THE GUARANTEES

    The Notes and the Guarantees are general unsecured obligations of the Company and the Guarantors, respectively, and are subordinate in right of payment to all Senior Debt, including all indebtedness of the Company and the Guarantors under the Senior Credit Facility. The Guarantees will be full, unconditional and on a joint and several basis, subject to applicable law. As of November 30, 1997, approximately $428.5 million of Senior Debt (excluding outstanding letters of credit of approximately

$157.0 million) was outstanding and the Company had no senior subordinated indebtedness outstanding other than the Notes and the Seller Note. On November 30, 1997, the Company had approximately (i) $61.0 million available for borrowing under the Revolving Credit Facility and (ii) $50.0 million available for borrowing under the Term Loan Facilities solely to fund the repayment of the Seller Note. The Indenture permits the Company and the Guarantors to incur additional Senior Debt, provided certain conditions are met, and the Company and the Guarantors expect from time to time to incur additional Senior Debt. In addition, the Indenture permits Senior Debt to be secured. By reason of the subordination provisions of the Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, or if a judicial proceeding is pending with respect to any default under, any Senior Debt, the lenders under the Senior Credit Facility and other creditors who are holders of Senior Debt must generally be paid in full before a holder of the Notes and the Guarantees may be paid. In addition, the Seller Note matures and must be paid prior to the maturity of the Notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes and the Guarantees. See "Description of the Notes--Subordination."

RISKS OF FURTHER REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES

    Sales under contracts with the U.S. government's Department of Defense (the "DoD"), including U.S. government Foreign Military Sales ("FMS") or under subcontracts that identified the DoD as the ultimate purchaser, represented approximately 90% of the Company's sales in 1996. The U.S. defense budget has declined significantly since the mid-1980s, resulting in a slowing of new program starts, program delays and program cancellations. The reduction in the U.S. defense budget has caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses. The Company has been adversely affected by these reductions, and underwent a significant restructuring and consolidation of its tracked combat vehicle manufacturing operations which began in 1994 and was substantially completed in 1996.

    The loss or significant curtailment of the Company's material U.S. or international military contracts (including without limitation those identified in "Business--Products and Systems"), or the failure to renew or replace material contracts upon expiration or completion as a result of budget cuts or for other reasons, would materially and adversely affect the Company's financial condition, results of operations and debt service capability. While a major portion of the Company's revenues have historically been derived from the production of new vehicles and the development of systems, in recent years and for the foreseeable future, a growing majority of its revenues have been and are likely to be earned through the upgrading of existing vehicles and systems, with correspondingly less revenues anticipated in the areas of new vehicle production and development in the near term. There is also a risk that the U.S. Army could elect to have any portion of its upgrade or overhaul work currently performed by the Company, instead performed by the U.S. Army's own industrial facilities, known as depots. A significant decline in military expenditures of the U.S. government or certain foreign countries, particularly expenditures allocated to the upgrading of any such country's military vehicles and armament systems, could materially adversely affect the Company's financial condition, results of operations and debt service capability.

    The current Demonstration and Validation contract for the Crusader, an advanced field artillery system for the U.S. Army, is for the design and development of the Crusader including delivery of two prototype self-propelled howitzers and resupply vehicles. While this contract is scheduled to continue into 2001, no assurance can be given that the Company will complete performance under the contract. Budget constraints could result in Congress not appropriating the funding contemplated by this contract. Additionally, the technical challenges associated with the Crusader may result in performance requirements that are cost prohibitive and ultimately result in the U.S. Army pursuing other alternatives for modernization. Finally, geo-political circumstances or a shift in the U.S. Army's or the U.S. government's current mission or strategy with respect to the U.S. Army could result in the U.S. Army reassessing its conflict and combat mission priorities and developing a new strategy that either does not require a new howitzer vehicle or instead requires a further upgrade of existing vehicles. If the U.S. Army decides to produce the Crusader, full scale production would not be expected to commence until at least 2005, and there can be no assurance that the Company will be named the prime contractor or otherwise participate in what could be a major competition for future production. Failure to secure future contract awards for Crusader development and production or loss or curtailment of any Crusader contract or the funding therefore could have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

UNCERTAINTY INHERENT IN GOVERNMENT CONTRACTS

    Companies engaged primarily in supplying defense-related equipment and services to U.S. government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. government to unilaterally suspend its contractors from receiving new contracts in the event of certain violations of law or regulations. All of the Company's U.S. government contracts are, by their terms, subject to termination by the U.S. government either for its convenience or for the default of the contractor. In addition, certain costs and expenses are not allowable charges under U.S. government contracts. The Company, as a U.S. government contractor, is subject to financial audits and other reviews by the U.S. government of performance of, and the accounting and general practices relating to, U.S. government contracts. Costs and prices under such contracts may be subject to adjustment based upon the results of such audits and reviews. Like most large government contractors, the Company is audited and reviewed on a continual basis. Although adjustments arising from such audits and reviews have not had a material adverse effect on the Company's financial condition, results of operations or debt service capability in the past, there can be no assurance that the effects of future audits and reviews will not have such material adverse effects. See "Business--Government Contracts; Regulatory Matters."

    Congress usually appropriates funds for a given program on an annual basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future government fiscal years. Failure of Congress to appropriate expected funding for the Company's programs could have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

    Additionally, approximately two-thirds of the Company's 1996 revenues were derived from fixed-price contracts. Inherent in such contracts is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs on which the fixed contract prices were based. To the extent that actual costs exceed such projected costs, the Company's profitability could be materially adversely affected. See "Business--Major Customers" and "--Government Contracts; Regulatory Matters."

TECHNOLOGY IMPLEMENTATION RISKS

    The Company, like all defense businesses, is subject to risks associated with uncertain cost factors related to scarcity of technologically necessary components and human resources (such as software engineers and information resource professionals), the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns), the substantial time and effort required for design and development, design complexity and the constant necessity for design improvement. For example, the Company is currently the prime contractor to develop the Crusader. To build the Crusader, the Company must integrate a number of sophisticated technologies while meeting challenging performance requirements and aggressive timetables. The integration of this array of diverse technologies involves complex tasks, many of which have not been previously attempted. The nature and complexity of the Crusader system is such that final confirmation of the ability of the system to function in the intended manner cannot be assured. As a result, there is a risk that the Crusader may not proceed into the next contracting phase or eventual production, which could have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND JOINT VENTURES

    The Company participates in unconsolidated joint ventures in Turkey and Saudi Arabia and in selected co-production programs in several other countries. The Company's export sales, including FMS, totaled $194.2 million in 1996, representing approximately 19% of the Company's revenues. In addition, the Company's earnings from foreign affiliates were $14.1 million for the twelve months ended September 30, 1997, representing approximately 11.1% of pro forma EBITDA (as defined). These proportions of revenue and EBITDA were higher in certain prior periods. The Company's strategy includes expansion of its international operations and export sales. In connection with its international operations and export sales, the Company is subject to risks associated with operating in and selling to foreign countries, including (i) devaluations and fluctuations in currency exchange rates; (ii) changes in or interpretations of foreign regulations that may adversely affect the Company's ability to sell certain products or repatriate profits to the United States; (iii) imposition of limitations on conversions of foreign currencies into dollars; (iv) remittance of dividends and other payments by foreign subsidiaries or joint ventures; (v) imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; (vi) hyperinflation or political instability in certain foreign countries; (vii) imposition or increase of investment and other restrictions or requirements by foreign governments; (viii) the potential imposition of trade or foreign exchange restrictions or increased tariffs; and
(ix) U.S. arms export control regulations and policies which govern the Company's ability to supply foreign affiliates and customers. To the extent the Company expands its international operations, these and other risks associated with international operations are likely to increase. Although such risks have not had a material adverse effect on the Company financial condition, results of operations or debt service capability in the past, no assurance can be given that such risks will not have any such material adverse effect on the Company in the future.

    The Company has contracts with government customers in Eastern Asia (including the governments of Japan, Taiwan and Thailand) and with Samsung, a large South Korean conglomerate. The Company also has accounts receivable from Samsung and is scheduled to receive periodic payments from its government customers in Eastern Asia. The Company's shipments to customers in this region are in certain cases supported by letters of credit, the largest of which has been issued by a major Korean bank. In addition, the Company's Turkish joint venture, FNSS-Turkey, has been seeking a contract with the government of Malaysia that would satisfy, in part, FNSS-Turkey's "offset" obligations, described below. There can be no assurance that the Company's counterparties in Asia will meet their obligations under existing contracts or that any such non-performance or the recent economic and political turmoil in this region will not have a material adverse effect on the Company's financial condition, results of operations or debt service capability.

    The Company is facing certain additional risks associated with its Turkish joint venture, FMC-Nurol Savunma Sanayii A.S. ("FNSS-Turkey"), which was formed for the purpose of providing vehicles and services to the Undersecretariat for Defense Industries of Turkey ("SSM"). First, FNSS-Turkey is required by its agreement with SSM to achieve a significant level of export sales from Turkey, (which are required in order to fulfill "offset" requirements) by 2000 or pay a penalty of 9% of the unsatisfied amounts of these offset obligations to SSM. Such payment could be as high as $32.0 million if further offset sales are not completed. There is no assurance that FNSS-Turkey will be able to successfully fulfill its offset obligations. Second, the vehicle production agreement between FNSS-Turkey and the Turkish government gives the government the right to terminate the agreement "if the interest of [FNSS-Turkey] shall devolve upon any person or corporation." The Company does not expect the Turkish government to assert the view that this provision entitles it to terminate the joint venture agreement, although no assurance can be given that the Turkish government will not do so. See "The Acquisition." Third, SSM has been unable to supply certain components to FNSS-Turkey according to an agreed schedule, which has resulted in production delays. While FNSS-Turkey has recently executed an extension to the contract production schedule, FNSS-Turkey's financial results may be unfavorably impacted and royalty and dividend payments to the Company could be reduced as a result of any future delays or extensions, and the value of such royalties and dividends could be materially adversely affected by the impact of any further deterioration in the value of the Turkish lira against the U.S. dollar unless pricing concessions are made in connection with any such extension. Termination of the vehicle production agreement, or adverse resolution of any of the matters discussed above, could have a material adverse effect on the Company's financial condition, results of operations and debt service capability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Joint Ventures--FNSS-Turkey."


    The Company also faces certain additional risks associated with its Saudi Arabian joint venture, FMC Arabia Limited ("FMC-Arabia"), including budgetary pressures on Saudi defense spending. Because of overall budgeting constraints affecting the Saudi Arabian government, the funding for both the M113 and CLS programs has been substantially reduced, with the result that FMC-Arabia is expected to operate both programs at only a nominal level for the remainder of 1998. The Company is continuing to work with the Saudi Arabian government in an effort to arrange increased and more stable funding for the programs, but there can be no assurance as to when or whether such funding will be provided. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Joint Ventures--FMC-Arabia."


NOVATION OF U.S. GOVERNMENT CONTRACTS

    The U.S. government has preliminarily indicated that, on account of the Acquisition, the Company should enter into a novation agreement with the U.S. government and UDLP in order to continue to be recognized as the contractor under its U.S. government contracts. A novation agreement is typically entered between the U.S. government, a contractor who transfers its assets (including its contracts) to a successor-in-interest, and that successor-in-interest. Applicable U.S. government regulations do not expressly require parties to enter into a novation agreement upon a transfer of control of a contractor, as opposed to the assignment of contracts. The U.S. government has from time to time taken the position that such agreements must be entered between the seller of the U.S. government contracts business and the buyer of the business, even when no change in business form (but only a change in ownership of the business) has occurred, and the Company believes that contractors often determine that their interests are best served by acquiescence to the U.S. government's interpretation. The novation process typically takes a matter of weeks or months, and can require up to or more than a year, to complete and would not be completed in any event prior to the consummation of the Exchange Offer. The Company knows of no reason why it could not successfully complete negotiation and execution of any novation agreement that might be required, but the Company can offer no assurance that such an agreement would ultimately be obtained. Failure to obtain any required novation could have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

COMPETITION

    Declining defense budgets and increasing pressures for cost reductions have precipitated a major consolidation in the defense industry. This consolidation has resulted in program cancellations, scope reductions and delays in contract funding or awards. The combination of increased competition and reduced funding have contributed, in some cases, to significant predatory pricing tactics throughout the industry in competitive bidding situations. Because some of the Company's current and potential competitors have significantly greater resources than the Company, the Company's ability to compete effectively in the consolidating defense industry could be adversely impacted. See "Business-- Competition."

    Approximately 90% of the Company's sales are derived from contracts with the U.S. government (including FMS sales) and its prime contractors. Generally more than 80% of these sales are represented by sole-source directed procurement contracts, with the balance derived from competitive bidding. The Company from time to time encounters significant competition for its contracts, particularly internationally from other companies, some of which have financial, technical, marketing, manufacturing, distribution and other resources substantially greater than those of the Company. The Company's ability to compete for these contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the U.S. government customer, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes.

    In addition to competing for specific programs with other companies, the Company and its programs are subject to competition for availability of U.S. government funding in a declining procurement environment. This competition could result in curtailment or elimination of Company programs, even if those programs are meeting their functional objectives and even if other programs receiving continued or increased funding are completely unrelated to such Company programs.

    The Company obtains military contracts through the process of competitive offers and through sole-source negotiations. While most of the Company's historical revenues have been derived from sole-source negotiations, contracts from which the Company has derived and expects to derive a significant portion of its sales (including contracts relating to certain program opportunities discussed or referenced herein) were or will be obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient sales to result in profitability for the Company. Also, even as to those programs which the U.S. government has historically awarded to the Company on a sole-source basis, the U.S. government may in the future determine to shift such programs to a competitive bidding process. There can be no assurance that the Company will continue to be successful in remaining the sole-source contractor on various programs.

    The U.S. Navy is testing a "mega-prime" procurement approach in an attempt to reduce costs and development time. This procurement method would require a single "mega-prime" contractor to deliver an entire and completed system to the U.S. Navy. This procurement approach may eventually apply to substantial portions of the U.S. Navy's budget in the future, and affect some or all of the Company's major U.S. Navy programs. Such an arrangement would require the Company to team with a "mega-prime" contractor and compete for participation on teams, which would in turn compete against other such teams for large future programs. The U.S. Army is pursuing major development programs in areas such as future scout vehicles and future combat systems which may require teaming with other major contractors to compete successfully. There can be no assurance that the Company will successfully team with other contractors, that any team in which the Company participates would be awarded any such "mega-prime" or major U.S. Army contracts, or that such arrangements would not have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

    There can be no assurance that the Company will continue to compete successfully for specific program opportunities or for appropriation funding in a declining procurement environment, or that competition will not have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

BUSINESS RISKS RELATED TO THE MK41 VERTICAL LAUNCHING SYSTEM

    The Company participates in the Mk41 Vertical Launching System ("VLS") through arrangements with Lockhead Martin Corporation ("L-M"). VLS procurements by the U.S. Navy, which include launchers and related components for installation on the Navy's own vessels and also for installation on certain foreign naval vessels arranged via U.S. Government FMS sales, have since 1991 been governed by a Navy-approved worksplit agreement with L-M pursuant to which the Company supplies launcher components as a subcontractor to L-M, but under prices and terms which are to a substantial degree negotiated directly between the Company and the Navy. The Company's current VLS production contract will expire in 2001 and will be substantially complete by the end of 1998. The Company recently concluded negotiations with the Navy and L-M regarding the Navy's next VLS procurement, which will provide production and ancillary VLS work for the Company from 1998 through 2002. However, there can be no assurance that the Navy would procure futher VLS work after 2002 or that if the U.S. Navy did so, it would continue to adhere to the worksplit arrangement, or that in the event that the Navy were instead to shift to a competitive procurement strategy, the Company would then prevail against L-M or any other bidder.


    Regarding potential direct foreign sales of VLS, the Company has since 1987 participated in cooperative foreign sales efforts with L-M pursuant to a series of agreements between them. L-M currently disputes whether such an agreement is in effect between the two companies, and if so, the extent and precise mechanics of any such cooperative obligations. The Company believes and asserts to L-M that such an agreement remains in effect, and believes that L-M continues to a significant degree to conduct its pertinent behavior in accordance with the agreement. There can be no assurance, however, that the parties' dispute might not deteriorate in the future, nor that the Company would prevail, either legally with respect to L-M or competitively regarding potential foreign sales, in such event.

VARIABILITY IN QUARTERLY AND ANNUAL PERFORMANCE

    The Company's operating performance and cash flow are dependent, to a material extent, upon the timing and amounts of U.S. government contracts and the work performed thereunder. Because the amounts payable under the Company's government contracts are substantial, the award or expiration of one or more contracts, or the timing for manufacturing and delivery of products under such contracts and schedules, can materially affect the Company's operating results and cash flow for the periods affected by such contracts. The Company's operating results and cash flow can also be materially affected by the timing and amounts of dividends received from the Company's foreign joint ventures, which has generally resulted in higher earnings during the first quarter of the year when such dividends are received. For example, dividends from FNSS-Turkey were $23.8 million in 1996, but declined to $5.3 million in 1997. Therefore, results for any particular period may vary significantly, and should not be considered indicative of longer term results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Variability in Quarterly and Annual Performance."

BACKLOG

    The Company's backlog represents orders under contracts which are primarily with the U.S. government. The U.S. government enjoys broad rights to unilaterally modify or terminate such contracts. Accordingly, most of the Company's backlog is subject to modification and termination at the U.S. government's discretion. In addition, funding for orders from the U.S. government is subject to approval on an annual basis by Congress pursuant to the appropriations process. The Company's funded backlog as of November 30, 1997 was approximately $1.58 billion compared to approximately $1.55 billion as of November 30, 1996. There can be no assurance that the Company's backlog will become revenues in any particular period or at all. Further, there can be no assurance that any contract included in backlog that does become revenue will be profitable.

CONCENTRATION OF OWNERSHIP

    Entities controlled by Carlyle hold, in the aggregate, substantially all of the voting power of Iron Horse, the Company's parent. TCG Holdings, L.L.C., a limited liability company formed by Carlyle, is the 100% beneficial owner of Iron Horse. Consequently, Carlyle can control the election of the directors of the Company and the outcome of all matters submitted to a vote of the Company's stockholders.

LACK OF INDEPENDENT OPERATING HISTORY

    Prior to the Acquisition, UDLP was managed by FMC. FMC provided an array of services to the Company including payroll and management of employee service related costs, such as human resource information network, medical, dental, life insurance, pension, 401(k) plan administration and workers compensation. The cost of these services were billed back to the Company based on actual usage. Additionally, FMC provided general and administrative services including tax, treasury, legal, audit and insurance. The cost for these services were allocated back to the Company. After the Acquisition, the Company operates independently of FMC and needs to provide these services internally or obtain them from other sources. Upon consummation of the Acquisition, the Company entered into a Transition Services Agreement pursuant to which FMC is providing certain of these services at costs consistent with past practices to the Company. See "The Acquisition." There can be no assurance that the actual cost incurred in operating the Company will not exceed historical charges or that upon termination of the Transition Services Agreement the Company will be able to obtain similar services on comparable terms. There can be no assurance that the Company will be able to operate effectively as an independent company or achieve the performance attained when it was owned by FMC and Harsco.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to federal, state and local laws and regulations relating to, among other things, emissions to air, discharges to water, the handling and disposal of hazardous and solid wastes and the cleanup of hazardous substances ("Environmental Laws"). The Company continually assesses its compliance status and other obligations with respect to Environmental Laws and believes that its operations currently are in substantial compliance with Environmental Laws. Based on historical experience and its expectation that a significant portion of its ongoing environmental costs are recoverable from other parties or allowable as contract costs pursuant to the terms of many of the Company's contracts with the U.S. government, the Company does not believe that its obligations under Environmental Laws will have a material adverse effect on the Company's financial condition, results of operation or debt service capability. There can be no assurance, however, that the Company will not incur material unrecoverable or unallowable costs in the future, including as a result of changes in Environmental Laws or changes in the Company's obligations under Environmental Laws, nor can any assurance be given that environmental costs expected to be reimbursed by other parties or allowed as charges in U.S. government contracts will be reimbursed or allowed as expected. See "Management's Discussion and Analysis of Financial Condition and Result of Operations--Environmental Matters" and "Business--Environmental Matters."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture restricts, among other things, the Company's and the Guarantors' ability to incur additional indebtedness, create liens, pay dividends or make other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Notes or the Guarantees, as the case may be, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Senior Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying its other indebtedness (including the Notes). See "Description of the Notes--Certain Covenants" and "Description of Certain Indebtedness--Senior Credit Facility." The Senior Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of the foregoing covenants could result in a default under the Senior Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the Senior Credit Facility, the lenders thereunder could elect to declare all amounts outstanding under the Senior Credit Facility, together with accrued and unpaid interest, to be immediately due and payable, which would, in turn, result in an event of default under the Indenture.

LIMITATION ON CHANGE OF CONTROL OFFER

    Upon the occurrence of a Change of Control, if the Company does not exercise its right to purchase the Notes, each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. In addition, the terms of the Senior Credit Facility prohibit the Company from optionally purchasing any Notes and also identify certain events that would constitute a Change of Control that would result in a termination of the Senior Credit Facility. Any future credit agreements or agreements relating to other Indebtedness to which the Company or the Guarantors become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when there are outstanding obligations under the Senior Credit Facility, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance such outstanding obligations. If the Company does not obtain such consent or repay such obligations, the Company would remain effectively prohibited from offering to purchase Notes. In such case, the Company's failure to offer to purchase Notes could become an Event of Default under the Indenture, which would, in turn, constitute a further default under the Senior Credit Facility and may constitute a default under the terms of other Indebtedness that the Company or the Guarantors may enter into from to time. See "Description of Certain Indebtedness--Senior Credit Facility" and "Description of the Notes-- Repurchase at the Option of Holders--Change of Control."

FRAUDULENT CONVEYANCE RISKS

    The incurrence by the Company of the indebtedness evidenced by the Notes and by the Guarantors of the obligations represented by the Guarantees is subject to review under relevant U.S. federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case or a lawsuit by or on behalf of creditors of the Company or the Guarantors. The statutes provide that if a court determines that at the time the Notes were issued and the proceeds applied, (i) the Company issued the Notes and applied the proceeds with the intent of hindering, delaying or defrauding creditors or (ii) the Company or the Guarantors received less than a reasonably equivalent value or fair consideration for issuing the Notes or the Guarantees, respectively, and, after so applying the proceeds, the Company or a Guarantor (A) was insolvent or rendered insolvent by reason of such transactions, (B) was engaged in a business or transaction for which its assets constituted unreasonably small capital or
(C) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under Fraudulent Conveyance Statutes), such court could subordinate all or a part of the Notes or the Guarantees to existing and future indebtedness of the Company or the Guarantors, recover any payments made on the Notes or the Guarantees or take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes or the Guarantees.

    Based upon financial information and analysis, each of the Company and the Guarantors believes that the indebtedness and obligations evidenced by the Private Notes and the Guarantees were incurred and proceeds of the Notes were used for proper purposes and in good faith. Each of the Company and the Guarantors believes that at the time of, and after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Private Notes and the Guarantees, it was solvent and had sufficient capital to carry on its business and to pay its debts as they mature. No assurance can be given, however, that a court would concur with such beliefs and positions. The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the company is unable to pay its debts as they become due in the usual course of its business or the sum of the company's debts is greater than all of the company's property at a fair valuation or if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. In rendering their opinion on the validity of the Private Notes and the Guarantees, counsel for the Company and the Guarantors and counsel for the Initial Purchasers expressed no opinion as to the effect of Fraudulent Conveyance Statutes or laws affecting the enforcement of creditors' rights generally.

    The holders of the Notes will have the benefit of the Guarantees. However, the Guarantees will be limited to the maximum amount which the Guarantors are permitted to guarantee under applicable law. As a result, a Guarantor's liability under its Guarantee could be reduced to zero, depending upon the amount of other obligations of the Guarantors. Notwithstanding such provision, such Guarantee may be subject to review by a court under relevant Fraudulent Conveyance Statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Notes. The Guarantees may also be released under certain circumstances. See "Description of the Notes--Guarantees."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    There is no existing market for the Notes and, although the Notes are expected to be eligible for trading in the PORTAL market, there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes, or the prices at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, the Company's ability to effect the Exchange Offer, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes offered hereby; however, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange or the Nasdaq National Market.

FAILURE TO EXCHANGE PRIVATE NOTES

    Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Private Notes were sold by the Company on the Closing Date to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes, and the Company and the Initial Purchasers entered into the Registration Rights Agreement on October 6, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would file with the Commission a registration statement under the Securities Act (a "Registration Statement") with respect to the Exchange Notes within 120 days after the Closing Date and use its best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Closing Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

    With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection of resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealer for use in connection with any resale for the period required by the Securities Act. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $200,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

    Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

    Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
          , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest at a rate equal to 8 3/4% per annum. Interest on the Exchange Notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. Holders of Exchange Notes will receive interest from the date of initial issuance of the Private Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

    Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a

Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

    If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes. All questions as to the validity, form, eligibility (including time of receipt), compliance with conditions, acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,
(iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and

(v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

    If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

    If the Company reasonably determines that such condition (that the Exchange Offer not violate applicable law, rules, regulations or interpretation of the Staff) is not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders or (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders").

LIQUIDATED DAMAGES

    The Company, the Guarantors and the Initial Purchaser entered into a registration rights agreement (the "Registration Rights Agreement") dated as of October 6, 1997, pursuant to which each of the Company and the Guarantors agreed that they will, at their cost, for the benefit of the Holders, (i) to the extent not prohibited by any applicable law or applicable interpretation of the staff of the Commission (A) prepare and, on or prior to 120 days (the "Filing Date") after the date of original issuance of the Private Notes (the "Issue Date"), file with the Commission a Registration Statement under the Securities Act with respect to an offer by the Company to the holders of the Private Notes (the "Exchange Offer") to issue and deliver to such holders, in exchange for the Private Notes, a like principal amount of notes (the "Exchange Notes") guaranteed on a senior subordinated basis by each of the Subsidiary Guarantors, and identical to the Private Notes in all material respects, except that the such notes will not have provisions regarding restrictions on transfer, (B) use their best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act on or prior to 180 days after the Issue Date, and (C) commence the Exchange Offer and use their best efforts to issue, on or prior to the date (the "Consummation Date") that is 30 days immediately following the date that the Exchange Registration Statement shall have been declared effective, the Exchange Notes. The offer and sale of the Exchange Notes pursuant to the Exchange Offer shall be registered pursuant to the Securities Act on an appropriate form (the "Exchange Registration Statement") and duly registered or qualified under all applicable state securities or Blue Sky laws and will comply with all applicable tender offer rules and regulations under the Exchange Act and state securities or Blue Sky laws. The Exchange Offer shall not be subject to any condition, other than that the Exchange Offer does not violate any applicable law or interpretation of the staff of the Commission.

    If (i) the Company and the Guarantors are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Staff of the Commission or (ii) any holder of a Private Note notifies the Company on or prior to the 20th day following the Issue Date that (A) such holder is prohibited by law or Commission policy from participating in the Exchange Offer, (B) Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and owns Private Notes acquired directly from the Company or any of its Affiliates (each such event referred to in clauses (i) and (ii), a "Shelf Filing Event"), the Company and the Guarantors shall at their own expense use their best efforts to cause to be filed on or prior to 30 days after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 30 days after the date on which the Company receives the notice specified in clause (ii) above, a shelf registration statement pursuant to Rule 415 under the Act (which may be an amendment to the Exchange Offer Registration Statement (in either event, the "Shelf Registration Statement")), relating to all Private Notes the holders of which have provided to the Company in writing, within 15 days after receipt of a request therefor, the information specified in item 507 of Regulation S-K of the Act and such other information as the Company shall reasonably request and shall use their best efforts to have the Shelf Registration Statement declared effective by the Commission on or prior to 90 days after the filing thereof. In such circumstances, the Company and the Guarantors shall use their best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, until (A) two years following the Issue Date or (B) if sooner, the date immediately following the date that all Transfer Restricted Notes (as defined) covered by the Shelf Registration Statement have been sold pursuant thereto or otherwise cease to be Transfer Restricted Notes (the "Effectiveness Period").

    For purposes of the foregoing, a "Transfer Restricted Note" means each Private Note, until the earliest to occur of (a) the date on which such Private
Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Private Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Private Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" section hereof (including delivery of the Prospectus contemplated therein) or (d) the date on which such Private Note is distributed to the public pursuant to Rule 144 under the Act.

    If the Company and the Guarantors fail to comply with the above provisions or if the Exchange Offer Registration Statement or the Shelf Registration statement fails to become effective, then, liquidated damages (the "Liquidated Damages") shall become payable in respect of the Private Notes as follows:

        If (i) any Registration Statement required by the Registration Rights Agreement is not filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "EFFECTIVENESS TARGET DATE"), (iii) the Exchange Offer has not been consummated within 30 Business Days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or
    (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable in connection with resales of Transfer Restricted Notes during the periods specified herein and is not succeeded within 30 days by another effective Registration Statement by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately; PROVIDED THAT such Registration

    Statement shall not cease to be effective or useable in connection with resales of Transfer Restricted Securities for more than 30 days in any calendar year (each such event referred to in clauses (i) through (iv), a "REGISTRATION DEFAULT"), then the Company and the Guarantors hereby jointly and severally agree to pay liquidated damages to each holder of Transfer Restricted Notes with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Notes held by such holder for each week or portion thereof that the Registration Default continues. The amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.25 per week per $1,000 principal amount of Transfer Restricted Notes; PROVIDED THAT the Company and the Guarantors shall in no event be required to pay liquidated damages for more than one Registration Default at any given time. Notwithstanding anything to the contrary set forth herein,
    (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (ii) above,
    (3) upon consummation of the Exchange Offer, in the case of (iii) above, or
    (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (iv) above, the liquidated damages payable with respect to the Transfer Restricted Notes as a result of such clause (i), (ii), (iii) or (iv), as applicable, shall cease.

        All accrued liquidated damages shall be paid by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Note at the time such security ceases to be a Transfer Restricted Note shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

    No holder of Transfer Restricted Notes shall be entitled to Liquidated Damages payable in connection with any Shelf Registration Statement unless and until such holder shall have provided certain information reasonably requested by the Company for use in connection with such Shelf Registration Statement.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

TERMINATION OF CERTAIN RIGHTS

    All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A and (iii) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for the period required by the Securities Act.

EXCHANGE AGENT

    Norwest Bank Minnesota, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    BY REGISTERED OR CERTIFIED MAIL:                      IN PERSON:

         Norwest Bank Minnesota,                     Northstar East Bldg.
          National Association                          608 2nd Ave. S.
       Corporate Trust Operations                         12th Floor
              P.O. Box 1517                          Corporate Trust Ser.
       Minneapolis, MN 55480-1517                       Minneapolis, MN

      BY HAND OR OVERNIGHT COURIER:         BY FACSIMILE FOR ELIGIBLE INSTITUTIONS
                                                             ONLY:

         Norwest Bank Minnesota,                        (612) 667-4927
          National Association                   CONFIRM RECEIPT OF NOTICE OF
       Corporate Trust Operations              GUARANTEED DELIVERY BY TELEPHONE:
             Norwest Center                             (612) 667-9764
           Sixth and Marquette
       Minneapolis, MN 55479-0113

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take, and the Company takes no position with respect to the advisability of the Exchange Offer.

    The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

    The proceeds from the sale of the Private Notes were used in part to finance the Acquisition and related fees and expenses. See "The Acquisition."

    The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the terms of which are identical to the Exchange Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Private Notes surrendered in exchange for Exchange Notes will be retained by the Company and the Exchange Offer will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company at September 30, 1997, as adjusted to give pro forma effect to the Transactions.

                                                                                            AT SEPTEMBER 30, 1997
                                                                                           -----------------------
                                                                                               ($ IN MILLIONS)
Revolving Credit Facility(1).............................................................         $    12.0
Term Loan Facilities(2)..................................................................             445.0
8 3/4% Senior Subordinated Notes due 2007................................................             200.0
Seller Note(2)...........................................................................              50.0
                                                                                                     ------
    Total Debt...........................................................................             707.0
Stockholder's Equity.....................................................................             173.0
                                                                                                     ------
    Total Capitalization.................................................................         $   880.0
                                                                                                     ------
                                                                                                     ------

------------------------

(1) At November 30, 1997, the Revolving Credit Facility had a remaining borrowing availability of approximately $61.0 million, after giving effect to the issuance of approximately $157.0 million of letters of credit.

(2) The Company believes that the Seller Note, which is due three years after the Closing Date, will be prepaid within one year after the Closing Date with $50.0 million of additional borrowings under the Term Loan Facilities.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited consolidated pro forma financial data of the Company for the year ended December 31, 1996, for the nine months ended September 30, 1996 and 1997, and as of and for the twelve months ended September 30, 1997, give effect to the Transactions, (and certain related assumptions described in the notes hereto) and the application of the proceeds therefrom as if such transactions occurred on January 1, 1996, with respect to the pro forma income statement and other data, and as of September 30, 1997 with respect to the pro forma balance sheet data. See "The Acquisition."

    The consolidated pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The Acquisition will be accounted for by the Company under the purchase method of accounting. The adjustments included in the unaudited pro forma financial data represent the Company's preliminary determination of those adjustments based on available information, although no appraisal or other valuation has yet been completed and such adjustments do not include many of the effects of purchase accounting. For example, an allocation of the purchase price to increase the carrying value of inventories, intangible assets other than goodwill, and property, plant and equipment would result in a reduction in the amount assigned to goodwill and likely would result in an earlier recognition of cost charged to operating results as compared to goodwill amortization. Management is in the process of determining the fair value of the assets and liabilities of the Company. Management expects the final valuation of assets and liabilities to be completed by the time it is required to provide December 31, 1997 financial statements. Management believes there will be differences between the preliminary allocation and the final allocation, and these differences could have a material effect on operating results but management does not expect any such differences to materially affect cash flow. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial data.

    The unaudited consolidated pro forma financial data are not necessarily indicative of either future results of operations or results that might have been achieved if the Transactions had been consummated as of the indicated dates. The unaudited pro forma financial data should be read in conjunction with the historical financial statements of UDLP, together with the related notes thereto, included elsewhere in this Prospectus.

    The Company accounts for inventory using the LIFO method and incurred non-cash LIFO charges of $6.3 million, $7.1 million, $8.0 million and $7.2 million for the year ended December 31, 1996, the nine months ended September 30, 1996 and 1997, and the twelve months ended September 30, 1997, respectively.

              UNAUDITED PRO FORMA INCOME STATEMENT AND OTHER DATA
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1997

                                                                           HISTORICAL    PRO FORMA    PRO FORMA
                                                                            STATEMENT   ADJUSTMENTS   STATEMENT
                                                                           -----------  -----------  -----------
                                                                                      ($ IN MILLIONS)
INCOME STATEMENT DATA:
  Revenue................................................................   $ 1,197.3    $     1.3(a)  $ 1,187.6
                                                                                             (11.0)(b)
  Cost of sales..........................................................       980.0          1.1(a)      981.1
  Selling, general and administrative....................................       129.8          0.4(a)      115.2
                                                                                             (15.0)(b)
  Research and development...............................................        15.9          1.6(a)       17.5
  Amortization of goodwill...............................................          --         34.7(c)       34.7
                                                                           -----------  -----------  -----------
    Total expenses.......................................................     1,125.7         22.8      1,148.5
  Earnings from foreign affiliates.......................................        14.1           --         14.1
                                                                           -----------  -----------  -----------
    Income from operations...............................................        85.7        (32.5)        53.2
  Interest expense.......................................................          --         66.1(d)       66.1
  Other (income) expense.................................................        (1.2)          --         (1.2)
                                                                           -----------  -----------  -----------
    Income before income taxes...........................................        86.9         98.6        (11.7)
  Provision for income taxes.............................................         4.3         (9.0)(e)       (4.7)
                                                                           -----------  -----------  -----------
    Net income...........................................................   $    82.6    $   (89.6)   $    (7.0)
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

OTHER DATA:
  EBITDA (f).............................................................                             $   127.1
  Depreciation and amortization (g)......................................                                  73.9
  Capital expenditures...................................................                                  26.0
  Ratio of earnings to fixed charges (h).................................                                    --

                          YEAR ENDED DECEMBER 31, 1996

                                                                           HISTORICAL    PRO FORMA    PRO FORMA
                                                                            STATEMENT   ADJUSTMENTS   STATEMENT
                                                                           -----------  -----------  -----------
                                                                                      ($ IN MILLIONS)
INCOME STATEMENT DATA:
  Revenue................................................................   $ 1,029.3    $     1.4(a)  $ 1,019.7
                                                                                             (11.0)(b)
  Cost of sales..........................................................       820.8          1.3(a)      822.1
  Selling, general and administrative....................................       128.4          0.4(a)      113.8
                                                                                             (15.0)(b)
  Research and development...............................................        12.9          1.5(a)       14.4
  Amortization of goodwill...............................................          --         34.7(c)       34.7
                                                                           -----------  -----------  -----------
    Total expenses.......................................................       962.1         22.9        985.0
  Earnings from foreign affiliates.......................................        31.9           --         31.9
                                                                           -----------  -----------  -----------
    Income from operations...............................................        99.1        (32.5)        66.6

  Interest expense.......................................................          --         66.1(d)       66.1
  Other (income) expense.................................................        (1.9)        (0.1)(a)       (2.0)
                                                                           -----------  -----------  -----------
    Income (loss) before income taxes....................................       101.0        (98.5)         2.5
  Provision (benefit) for income taxes...................................         2.8         (1.8)(e)        1.0
                                                                           -----------  -----------  -----------
    Net income (loss)....................................................   $    98.2    $   (96.7)   $     1.5
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
OTHER DATA:
  EBITDA (f).............................................................                             $   140.3
  Depreciation and amortization (g)......................................                                  73.7
  Capital expenditures...................................................                                  22.4
  Ratio of earnings to fixed charges (h).................................                                    --

       SEE NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT AND OTHER DATA.

              UNAUDITED PRO FORMA INCOME STATEMENT AND OTHER DATA
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                           HISTORICAL    PRO FORMA    PRO FORMA
                                                                            STATEMENT   ADJUSTMENTS   STATEMENT
                                                                           -----------  -----------  -----------
                                                                                      ($ IN MILLIONS)
INCOME STATEMENT DATA:
  Revenue ...............................................................   $   913.9    $     0.9(a)  $   906.5
                                                                                              (8.3)(b)
  Cost of sales..........................................................       755.0          0.8(a)      755.8
  Selling, general and administrative....................................        91.4                      80.1
                                                                                             (11.3)(b)
  Research and development...............................................        12.1          1.0(a)       13.1
  Amortization of goodwill...............................................          --         26.0(c)       26.0
                                                                           -----------  -----------  -----------
    Total expenses.......................................................       858.5         16.5        875.0
  Earnings from foreign affiliates.......................................        13.5           --         13.5
                                                                           -----------  -----------  -----------
    Income from operations...............................................        68.9        (23.9)        45.0
  Interest expense.......................................................          --         49.6(d)       49.6
  Other (income) expense.................................................        (1.5)         0.1(a)       (1.4)
                                                                           -----------  -----------  -----------
    Income before income taxes...........................................        70.4        (73.6)        (3.2)
  Provision for income taxes.............................................         1.5         (2.8)(e)       (1.3)
                                                                           -----------  -----------  -----------
    Net income...........................................................   $    68.9    $   (70.8)   $    (1.9)
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

OTHER DATA:
  EBITDA (f).............................................................                             $   100.0
  Depreciation and amortization (g)......................................                                  55.0
  Capital expenditures...................................................                                  20.1
  Ratio of earnings to fixed charges (h).................................                                    --

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                           HISTORICAL    PRO FORMA    PRO FORMA
                                                                            STATEMENT   ADJUSTMENTS   STATEMENT
                                                                           -----------  -----------  -----------
                                                                                      ($ IN MILLIONS)
INCOME STATEMENT DATA:
  Revenue................................................................   $   745.9    $     1.0(a)  $   738.6
                                                                                              (8.3)(b)
  Cost of sales..........................................................       595.8          1.0(a)      596.8
  Selling, general and administrative....................................        90.0                      78.7
                                                                                             (11.3)(b)
  Research and development...............................................         9.1          0.9(a)       10.0
  Amortization of goodwill...............................................          --         26.0(c)       26.0
                                                                           -----------  -----------  -----------
    Total expenses.......................................................       694.9         16.6        711.5
  Earnings from foreign affiliates.......................................        31.3           --         31.3
                                                                           -----------  -----------  -----------
    Income from operations...............................................        82.3        (23.9)        58.4
  Interest expense.......................................................                     49.6(d)       49.6
  Other (income) expense.................................................        (2.2)                     (2.2)
                                                                           -----------  -----------  -----------
    Income before income taxes...........................................        84.5        (73.5)        11.0
  Provision for income taxes.............................................         0.0          4.4(e)        4.4
                                                                           -----------  -----------  -----------
    Net income...........................................................   $    84.5    $   (77.9)   $     6.6
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
OTHER DATA:
  EBITDA (f).............................................................                             $   113.2
  Depreciation and amortization (g)......................................                                  54.8
  Capital expenditures...................................................                                  16.5
  Ratio of earnings to fixed charges (h).................................                                 1.1:1

       SEE NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT AND OTHER DATA.

          NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT AND OTHER DATA

(a) To reflect the operations of CTC acquired by UDLP pursuant to the Acquisition Agreement.

(b) To reflect (i) elimination of charges to the Company by FMC for general and administrative services including tax, treasury, legal, audit, and insurance, net of the incremental cost to be incurred for such services after the Acquisition, and (ii) inclusion of the anticipated management fee to be charged to the Company by Carlyle after the Acquisition. Amounts associated with the Transition Services Agreement are not a component of this pro-forma adjustment because such amounts are reflected in the historical statements and are expected to continue after the Acquisition. The requirement that the net cost savings be shared with the customer on cost-reimbursable and negotiated fixed price contracts, in both of which contract types, sales value is determined based on cost plus profit, is reflected by a reduction in revenues.

(c) To reflect amortization of goodwill associated with the Acquisition over an estimated life of 15 years. Actual goodwill amortization is expected to differ after completion of an asset valuation and application of purchase accounting adjustments. See Note (a) of "Notes to Unaudited Pro Forma Balance Sheet."

(d) To reflect interest expense and other expenses related to the Senior Credit Facility, the Notes and the Seller Note. Interest expense associated with the Senior Credit Facility was calculated based on an average interest rate of 8.33% per year. Interest expense associated with the Notes and the Seller Note was calculated based on an interest rate of 8.75% per year. A change of 1/8% in the interest rate on the Senior Credit Facility would result in a change in interest expense of $.6 million and $.45 million, for the twelve month and nine month periods, respectively. A portion of the change in interest expense could be offset by an interest rate swap agreement on $160 million of the senior debt, which effectively changes that amount of variable rate debt to fixed rate debt.

    Interest expense includes the following:

                                                      TWELVE MONTHS ENDED     NINE MONTHS ENDED
                                                       DECEMBER 31, 1996     SEPTEMBER 30, 1996
                                                       AND SEPTEMBER 30,      AND SEPTEMBER 30,
                                                             1997                   1997
                                                     ---------------------  ---------------------
                                                                   ($ IN MILLIONS)

Senior Credit Facility.............................        $    38.1              $    28.6
The Notes..........................................             17.5                   13.1
Seller Note........................................              4.4                    3.3
Fees related to the Senior Credit Facility.........              4.1                    3.1
                                                               -----                  -----
                                                                64.1                   48.1
Amortization of deferred financing costs...........              2.0                    1.5
                                                               -----                  -----
                                                           $    66.1              $    49.6
                                                               -----                  -----
                                                               -----                  -----

(e) To reflect the estimated provision for income taxes assuming an effective income tax rate of 40% after the Acquisition. This amount includes the tax effect of all pro forma adjustments and the tax effect of accounting for the Company as if it were a C Corporation.

(f) EBITDA represents income from operations plus depreciation and amortization. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(g) Amortization includes amounts related to an Advance Agreement entered into with the U.S. Department of Defense in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Advance Agreement." Actual depreciation and amortization are expected to differ from the pro forma amounts presented after completion of an asset valuation and application of purchase accounting adjustments. See Note (a) of "Notes to Unaudited Pro Forma Balance Sheet."

(h) Pro forma earnings were insufficient to cover fixed charges in the amount of $1.3 million, $2.8 million, and $11.9 million for the year ended December 31, 1996, the nine months ended September 30, 1997 and the twelve months ended September 30, 1997.

                       UNAUDITED PRO FORMA BALANCE SHEET

                               SEPTEMBER 30, 1997

                                                    HISTORICAL     PRO FORMA      PRO FORMA
                                                    STATEMENT    ADJUSTMENTS(A)   STATEMENT
                                                    ----------   --------------   ----------
                                                                ($ IN MILLIONS)
ASSETS
Current Assets:
Cash and marketable securities....................   $    11.1     $    (0.4)(c)  $     10.7
Short-term investments............................          --            --              --
Trade receivables.................................        77.9           1.7(b)         79.8
                                                                         0.2(c)
Inventories.......................................       330.2          (4.1)(b)       366.3
                                                                         0.5(c)
                                                                        39.7(d)
Other current assets..............................         4.8           0.1(c)          4.9
                                                    ----------   --------------   ----------
  Total Current Assets............................       424.0          37.7           461.7
Investments in affiliated companies...............        10.8            --            10.8
Net property, plant and equipment.................       101.2           1.1(c)        102.3
Patents and deferred charges......................        25.8           0.2(c)         42.4
                                                                        16.4(e)
Goodwill..........................................          --         520.7(d)        520.7
Prepaid pension cost..............................        50.3         117.9(d)        168.2
                                                    ----------   --------------   ----------
  Total Assets....................................   $   612.1     $   694.0      $  1,306.1
                                                    ----------   --------------   ----------
                                                    ----------   --------------   ----------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable, trade and other.................   $    56.4     $     0.2(c)   $     56.6
Advanced payments.................................       274.1                         274.1
Accrued and other liabilities.....................        84.5          (0.4)(b)        85.2
                                                                         1.1(c)
Due to FMC Corporation............................         5.8            --             5.8
Current maturities of long-term debt..............          --          40.5(f)         40.5
                                                    ----------   --------------   ----------
  Total Current Liabilities.......................       420.8          41.4           462.2
Long-term debt, less current maturities...........          --         666.5(f)        666.5
Accrued pension cost..............................        31.1         (31.1)(d)          --
Accrued postretirement benefit cost...............        29.2         (24.8)(d)         4.4
                                                    ----------   --------------   ----------
  Total Liabilities...............................       481.1         652.0         1,133.1

Stockholder's Equity:
Capital stock.....................................          --         173.0(g)        173.0
Partners' capital.................................       131.0        (131.0)(h)          --
                                                    ----------   --------------   ----------
  Total Stockholder's Equity......................       131.0          42.0           173.0
                                                    ----------   --------------   ----------
  Total Liabilities and Stockholder's Equity......   $   612.1     $   694.0      $  1,306.1
                                                    ----------   --------------   ----------
                                                    ----------   --------------   ----------

                SEE NOTES TO UNAUDITED PRO FORMA BALANCE SHEET.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a) A purchase accounting valuation of the Company's assets and liabilities has not been completed. Upon completion of such valuation, the Company will allocate the purchase price to the Company's assets and liabilities, both tangible and intangible, with the excess of the cost over the fair value of the net assets acquired allocated to goodwill. Management expects that, based on such allocation, additional purchase accounting adjustments will be made to the Company's assets and liabilities and, among other adjustments, property, plant, and equipment will increase and goodwill will decrease from the amounts presented herein.

(b) To reflect adjustments pursuant to the Acquisition Agreement.

(c) To reflect CTC assets acquired and liabilities assumed by the Company pursuant to the Acquisition Agreement.

(d) To reflect purchase accounting adjustments as follows:

                                                                                     ($ IN
                                                                                   MILLIONS)
Inventories....................................................................   $      39.7
Goodwill.......................................................................         520.7
Prepaid pension cost...........................................................         117.9
Accrued pension cost...........................................................         (31.1)
Accrued postretirement cost....................................................         (24.8)

   The adjustment to inventories is to increase inventories for the difference between inventories valued at LIFO and FIFO. The adjustment to prepaid pension cost, accrued pension cost, and accrued postretirement benefit cost adjusts historical balances to the difference between the assets of the plans and the related projected benefit obligations. The adjustment to goodwill is to record the remaining excess of acquisition cost over the net assets acquired. See Note (a) above.

(e) To reflect deferred financing costs associated with the Senior Credit Facility and the Notes.

(f) To reflect the financing of the Acquisition as follows:

                                                                                     ($ IN
                                                                                   MILLIONS)
Senior Credit Facility.........................................................   $     457.0
The Notes......................................................................         200.0
Seller Note....................................................................          50.0
                                                                                 -------------
                                                                                        707.0
Less current maturities........................................................          40.5
                                                                                 -------------
                                                                                  $     666.5
                                                                                 -------------
                                                                                 -------------

(g) To reflect the Equity Contribution.

(h) To reflect the elimination of partners' capital.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical consolidated financial data of UDLP as of and for the years ended December 31, 1994 (the year of inception), 1995 and 1996, which have been derived from financial statements audited by Ernst & Young LLP, independent auditors. The selected historical financial data as of and for the years ended December 31, 1992 and 1993 have been derived from unaudited financial statements of FMC's Defense Systems Group and Harsco's BMY Combat Systems Division. The selected historical consolidated financial data as of and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited interim consolidated financial statements which, in the opinion of management, reflect all material adjustments, consisting only of normal recurring adjustments, except as described below, necessary for a fair presentation of such data. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of UDLP, together with the related notes thereto, included elsewhere in this Prospectus.

                                                                                                                           NINE
                                                                                                                          MONTHS
                                                                                                                           ENDED
                                                                                                                         SEPTEMBER
                                                                      YEAR ENDED DECEMBER 31,                               30,
                                            ---------------------------------------------------------------------------  ---------
                                                    PREDECESSOR OPERATIONS(1)
                                            ------------------------------------------

                                               FMC      HARSCO       FMC      HARSCO
                                              1992       1992       1993       1993       1994       1995       1996       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        ($ IN MILLIONS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
  Revenue.................................  $ 1,111.8  $   384.9  $   639.9  $   348.0  $ 1,076.3  $   967.6  $ 1,029.3  $   745.9

  Cost of sales(2)........................      861.5      313.1      468.4      258.6      809.8      746.7      820.8      595.8
  Selling, general and
    administrative(3).....................       72.7       31.9       49.8       23.2      131.8      122.7      128.4       90.0
  Research and development................       21.0        1.8       11.4        2.1       16.3       12.4       12.9        9.1
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses........................      955.2      346.8      529.6      283.9      957.9      881.8      962.1      694.9
  Earnings from foreign affiliates(4).....       16.2         --       10.3         --       12.4       21.4       31.9       31.3
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income from operations................      172.8       38.1      120.6       64.1      130.8      107.2       99.1       82.3
  Other (income) expense..................       (7.1)       7.0       (2.3)      (0.5)      (2.6)      (1.9)      (1.9)      (2.2)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income before income taxes............      179.9       31.1      122.9       64.6      133.4      109.1      101.0       84.5
  Provision for income taxes(5)...........       64.6       12.4       30.4       23.4        3.9        1.4        2.8         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income............................  $   115.3  $    18.7  $    92.5  $    41.2  $   129.5  $   107.7  $    98.2  $    84.5
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA(6):
  EBITDA(6)...............................                                              $   159.8  $   133.9  $   138.1  $   111.1
  Depreciation and amortization...........  $    26.5  $     9.2  $    23.9  $     9.1       29.0       26.7       39.0       28.8
  Capital expenditures....................       18.0        4.8       17.8        5.1       18.3       24.1       22.4       16.5
  Ratio of earnings to fixed charges(7)...                                                 38.1:1     26.4:1     23.6:1     25.6:1
  Net cash provided by operating
    activities............................                                                  166.0       94.7       81.1       56.7
  Net cash (used in) provided by investing
    activities............................                                                  (17.1)     (50.8)      (7.0)      (4.6)
  Net cash used in financing activities...                                                 (118.5)     (74.9)     (75.0)     (53.0)

BALANCE SHEET DATA:
  Working capital.........................  $   (56.6) $    37.6  $     2.2  $    13.2  $     4.2  $    11.3  $    46.6  $    48.4
  Total assets............................      311.2      197.8      439.7      177.4      479.9      569.6      645.0      601.7
  Partners' capital(8)....................       39.5       53.0       66.8       90.3      123.7      156.4      179.6      187.9



                                              1997
                                            ---------

INCOME STATEMENT DATA:
  Revenue.................................  $   913.9
  Cost of sales(2)........................      755.0
  Selling, general and
    administrative(3).....................       91.4
  Research and development................       12.1
                                            ---------
    Total expenses........................      858.5
  Earnings from foreign affiliates(4).....       13.5
                                            ---------
    Income from operations................       68.9
  Other (income) expense..................       (1.5)
                                            ---------
    Income before income taxes............       70.4
  Provision for income taxes(5)...........        1.5
                                            ---------
    Net income............................  $    68.9
                                            ---------
                                            ---------
OTHER DATA(6):
  EBITDA(6)...............................  $    97.9
  Depreciation and amortization...........       29.0
  Capital expenditures....................       20.1
  Ratio of earnings to fixed charges(7)...     19.2:1
  Net cash provided by operating
    activities............................      119.2
  Net cash (used in) provided by investing
    activities............................        6.3
  Net cash used in financing activities...     (114.4)
BALANCE SHEET DATA:
  Working capital.........................  $     3.1
  Total assets............................      612.1
  Partners' capital(8)....................      131.0

--------------------------
(SEE FOOTNOTES ON FOLLOWING PAGE)

--------------------------
(FOOTNOTES FROM PREVIOUS PAGE)

(1) Prior to the formation of UDLP effective January 1, 1994, respective portions of the business were operated by FMC and Harsco. There was no change in the basis of assets contributed or liabilities assumed at the formation of UDLP. However, the financial information for 1992 and 1993 is based on the accounting principles followed by each of FMC and Harsco prior to the formation of UDLP, which differ in certain respects from the accounting principles of UDLP.

(2) Cost of sales includes non-cash LIFO charges of $5.6 million, $5.9 million and $6.3 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $7.1 million and $8.0 million for the nine months ended September 30, 1996 and 1997, respectively. Cost of sales for the year ended December 31, 1996 and nine months ended September 30, 1996 includes a $14.3 million favorable settlement from the U.S. government on a government procurement contract. Cost of sales for the nine months ended September 30, 1997 includes approximately $13.5 million of non-cash charges recorded for the quarter ended September 1997 for changes in estimated contract profitability related to contractual issues with customers and other matters resulting from the periodic reassessment of the estimated profitability of contracts in progress.

(3) Selling, general and administrative expense for the year ended December 31, 1994 includes a $7.4 million charge related to conforming Harsco's historical accounting policy to UDLP's accounting for inventory.

(4) Earnings from foreign affiliates for the year ended December 31, 1992 includes a $5.9 million increase as a result of a change in accounting method for the investment in FNSS-Turkey from the equity method to the cost method. Earnings from foreign affiliates for the year ended December 31, 1996 and nine months ended September 30, 1996 includes a $3.8 million increase as a result of a change of accounting method for the investment in FMC-Arabia from the cost method to the equity method.

(5) Income taxes are presented prior to the formation of UDLP as if the operations were taxed as C corporations. After the formation of UDLP, income passed to FMC and Harsco and is taxable at the partner level, except for taxes payable on the income of UDLP's Foreign Sales Corporation subsidiary.

(6) EBITDA represents income from operations plus depreciation and amortization. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA information is not presented for periods prior to the formation of UDLP because management believes such information is not meaningful.

(7) For purposes of calculating the ratios of earnings to fixed charges, "earnings" represents income before income taxes less the excess, if any, of the equity in earnings of joint ventures over dividends received plus fixed charges. "Fixed charges" consists of interest expense, including amortization of deferred financing costs, plus that portion of operating lease rental expense (33%) which management believes is representative of the interest component of lease expense. Ratios of earnings to fixed charges are not presented for periods prior to the formation of UDLP because they are not meaningful due to differences in capital structure.

(8) Prior to the formation of UDLP, the amounts represent the divisional equity of the predecessor operations of FMC and Harsco, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the financial statements and related notes, and the other financial information, included elsewhere in this Prospectus. Unless otherwise indicated, the following discussion does not give effect to the Transactions or include pro forma financial information.

OVERVIEW

BUSINESS ENVIRONMENT

    Approximately 90% of the Company's 1996 sales were to the U.S. government, primarily to agencies of the DoD (including FMS sales), or through subcontracts with other government contractors. The U.S. defense budget has been declining in real terms since the mid-1980s, resulting in some delays in new program starts, program stretch-outs and program cancellations. These budget declines have adversely affected the Company's sales and earnings. However, the rate of budget declines has recently slowed and management believes that, while the DoD budget may continue to decline, any such declines in the near term should be at a lower rate than the rate of decline over the last decade. The majority of the Company's programs are funded under the Weapon & Tracked Combat Vehicles ("W&TCV") procurement budget, which includes personal and crew-served weapons and heavy TCVs, in addition to the medium/light class of TCVs that the Company produces. The W&TCV procurement reached its peak in the early 1980s, with over $6.0 billion in procurement funding for the U.S. government's fiscal year ended September 30 ("Fiscal"), 1983. The W&TCV procurement budget thereafter declined substantially as the Cold War receded and then ended, reaching $0.9 billion for Fiscal 1993 and Fiscal 1994. Such expenditures have been in the $1.1 billion to $1.5 billion range for Fiscal 1995 through Fiscal 1997.

CONTRACTING PROCESS

    Government procurement initiatives for significant new armaments programs (including major upgrades) are generally completed in four primary sequential phases, each of which generally constitutes a separate authorization decision and a separate, progressively larger, business opportunity. The first award is a Demonstration and Validation ("DemVal") contract, for construction of prototypes and demonstration of performance capabilities and advantages. The second phase is an Engineering and Manufacturing Development ("EMD") contract, to demonstrate the ability to manufacture the systems cost-effectively on a large scale. The third phase, Low Rate Initial Production ("LRIP"), introduces the system into production for and delivery to U.S. government customers for final evaluation prior to the fourth phase, which is Full Rate Production ("FRP"). There is frequently competitive bidding at one or more phases, although the prime contractor at the DemVal and/or EMD phases often has a competitive advantage in successfully bidding on the LRIP and FRP phases. Each phase also represents a separate opportunity for the U.S. military to prioritize programs and reassess budgetary authority, and the annual appropriation for each phase also requires separate Congressional approval.

PRODUCT LIFE-CYCLES

    The Company's major products typically undergo a product life-cycle from early development to mature production, including aftermarket support and upgrades. During this life-cycle, it is not uncommon for next generation or competing systems to begin to capture U.S. defense budget dollars. This has typically resulted in line-item budget dollar shifts between programs. For example, while the Company's production of the M109 self-propelled howitzer has declined as the program has evolved toward the end of its life-cycle, the Company's production of the A6 Paladin and development work for the Crusader has increased. Export sales and foreign joint venture and co-production businesses tend to mitigate the effect of these trends and extend product life cycles, as mature U.S. vehicles and systems frequently continue to be attractive to international customers, allowing exporters to leverage their experience and capital base. See "Business--Products and Systems" and "--Backlog."

RESTRUCTURING

    In October 1994, the Company entered into an advance agreement ("Advance Agreement") with the DoD. Under the terms of the Advance Agreement, the Company is permitted to defer certain costs that were incurred from January 1, 1994 through June 30, 1996 associated with consolidation and restructuring of its Ground Systems Division businesses. Costs deferred are being allocated ratably to contracts with the U.S. Department of Defense for thirty-six months beginning January 1, 1996. As of December 31, 1996, consolidation and restructuring costs incurred amounted to $38.3 million and are included in patents and deferred charges in the Company's balance sheet. Amortization relating to the Advance Agreement for the period ended December 31, 1996 was $12.7 million and is expected to continue at $12.7 million annually for 1997 and 1998. Because the costs incurred are allowable as costs under the Company's U.S. government contracts, they are generally reflected in the Company's pricing. The Company regularly considers other consolidation and cost reduction opportunities in response to declines in program spending or program changes and completions. For example, the Company has been consolidating certain operations from one of its California facilities to its York, Pennsylvania facility, with the transfer scheduled to be complete in the first quarter of 1998. Management considers it unlikely that any of these opportunities will approach the magnitude of the consolidation described above, or that any such opportunities will result in a related advance agreement with the DoD.

VARIABILITY IN QUARTERLY AND ANNUAL PERFORMANCE

    The Company's operating performance frequently varies significantly from period to period, depending upon the timing, contract type and export sales, and, in particular, the award or expiration of one or more contracts, and the timing of manufacturing and delivery of products under such contracts. As a result, period-to-period comparisons may show substantial increases and decreases disproportionate to underlying business activity, and results for any given period should not be considered indicative of longer term results. Performance can also be materially affected by the timing and amount of dividends from the Company's Turkish and Saudi joint ventures, which has generally resulted in higher earnings during the first quarter of the year when such dividends are received.

TAXES

    The Company will be taxed as a corporation for federal income tax purposes on the consolidated income of the Company and its wholly-owned subsidiary, UDLP Holdings Corp. As a limited partnership, UDLP's income or loss passes through to its partners (the Company and UDLP Holdings Corp.), and is taxable at the partner level. Accordingly, the income and loss of UDLP will be included in the Company's consolidated income. For federal income tax purposes, the income of UDLP's subsidiaries will generally be taxable at the subsidiary level.

EXPORT SALES

    Export sales, including FMS, to foreign governments transacted through the U.S. government, were $194.2 million, $216.4 million and $433.2 million during 1996, 1995 and 1994, respectively. The substantial decline in 1995 from 1994 was due primarily to the completion of a Bradley Fighting Vehicle contract for Saudi Arabia in early 1995. Substantially all of the Company's export sales are made in U.S. dollars. In certain cases, the Company arranges to provide letters of credit to support advance payments that are received against future deliveries and in certain cases to provide performance guarantees.

    Increasingly, foreign governments have been demanding offset obligations when they award contracts. An offset involves purchasing goods or services from or otherwise providing value to the customer's country. If the obligations are not met, the Company must pay a penalty to the foreign government for not meeting the obligations. As of June 30, 1997 the Company's offset exposure for foreign purchases was approximately $8.0 million, excluding offset obligations for the Company's foreign joint ventures. The Company has yet to incur a penalty on any of its offset obligations.

    IMPACT OF YEAR 2000

    The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activity.

    Based on a recent assessment, the Company determined that it will be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on the operations of the Company.

    The Company also is currently surveying its supplier base to verify that the suppliers have addressed the year 2000 issue.

    The Company will utilize both internal and external resources to replace or reprogram and test the software for the year 2000 issue. The Company anticipates completing its year 2000 projects by the 2nd Quarter 1999, which is prior to any impact on operating systems. The total cost of year 2000 projects is estimated at $28 million and is being funded through operating cash flows. The Company expects to capitalize the majority of cost attributable to the purchase and implementation of new hardware and software. The remaining cost will be expensed as incurred. Through December 31, 1997, the Company has incurred approximately $5 million related to the assessment of the year 2000 issue and implementation of plans to replace or modify its operating systems.

    The costs of the project and the date on which the Company believes it will complete the year 2000 projects are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the success of implementing new systems, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 ("NINE MONTHS 1997") COMPARED TO NINE
  MONTHS ENDED SEPTEMBER 30, 1996 ("NINE MONTHS 1996")

    REVENUE. Revenue increased $168 million, or 22.5%, to $913.9 million for the Nine Months 1997 from $745.9 million for the Nine Months 1996. The primary reasons for the increase were the ramp-up of the Crusader program, revenue from the Company's involvement in the August 1996 privatization of the Louisville Naval Ordnance Station, an increase in sales resulting from the M109 A6 Paladin upgrade contract, the shipment of amphibious assault vehicles under a contract with Brazil, and initial shipments of M113 armored personnel carriers under a contract with Thailand. These increases were partially offset by lower sales of armored gun and composite armored vehicle development systems, which were essentially complete in 1996.

    GROSS PROFIT. Gross profit increased $8.8 million, or 5.9%, to $158.9 million for the Nine Months 1997 from $150.1 million for the Nine Months 1996. Gross margin declined to 17.4% of sales for the Nine Months 1997 from 20.1% for the Nine Months 1996. Gross profit for the Nine Months 1997 was favorably impacted by increased sales of new production units compared to the Nine Months 1996, and higher award fees on the Crusader program. This improvement was more than offset by approximately $13.5 million of non-cash charges recorded for the quarter ended September 1997 for changes in estimated contract profitability related to contractual issues with customers and other matters resulting from the periodic reassessment of the estimated profitability of contracts in progress. Additionally, gross profit for the Nine Months 1996 was favorably impacted by a $14.3 million price adjustment with the U.S. government on a gun and mount procurement contract. Gross profits were negatively impacted by a non-cash LIFO charge of $8.0 million for the Nine Months 1997 and $7.1 million for the Nine Months 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.4 million, or 1.6%, to $91.4 million for the Nine Months 1997 from $90.0 million for the Nine Months 1996. The increase is attributed to higher agent commissions related to foreign contracts, increased bid and proposal activity for the pursuit of new contracts, the costs associated with installing new automated business systems, and the costs related to the operation of the Louisville Naval Ordnance Station in 1997. Substantially offsetting these increases were the realization of the benefits of the consolidation of the Ground Systems Division business and the reclassification of certain costs in the Armament Systems Division business from general and administrative to cost of sales.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $3.0 million, or 33.0%, to $12.1 million for the Nine Months 1997 from $9.1 million for the Nine Months 1996. The majority of the increased expense was for development work on new launching systems for the U.S. Navy, as well as modest spending increases on most other programs.

    EARNINGS RELATED TO INVESTMENTS IN FOREIGN AFFILIATES. Earnings from foreign affiliates decreased $17.8 million, or 56.9%, to $13.5 million for the Nine Months 1997 from $31.3 million for the Nine Months 1996. This decrease was due to an $18.5 million decrease in dividends received from FNSS-Turkey, primarily as a result of fire-related destruction of part of its production facility in February 1996. This decrease was partially offset by an increase of $0.7 million in earnings for the Nine Months 1997 primarily from the positive impact of a new contract at FMC-Arabia. This increase from FMC-Arabia would have been $4.6 million excluding the impact on the Nine Months 1996 of changing the accounting method for this investment from the cost method to the equity method beginning January 1996.

    NET INCOME. As a result of the foregoing, including the $17.8 million decline in earnings from foreign affiliates discussed earlier, net income decreased $15.6 million, or 18.5%, to $68.9 million for the Nine Months 1997 from $84.5 million for the Nine Months 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUE. Revenue increased $61.8 million, or 6.4%, to $1,029.3 million for 1996 from $967.6 million for 1995. The primary reasons for the increase were increased revenue from the Crusader program, the continued ramp-up of sales on the M109 A6 Paladin upgrade program, sales on a new contract to privatize the operations of the Louisville Naval Ordnance Station and increased sales on the Mk41 VLS after resumption of production on the program. These increases were partially offset by lower sales due to a reduction of deliveries of new production units for tracked combat vehicle product lines, notably foreign sales of M109 howitzers.

    GROSS PROFIT. Gross profit decreased $12.4 million, or 5.6%, to $208.5 million for 1996 from $220.9 million for 1995. Gross margin declined to 20.3% of sales for 1996 from 22.8% of sales for 1995. The decrease in gross margin was due to a shift from a greater percentage of sales of higher margin new production units in 1995 to a greater percentage of lower margin engineering development and vehicle upgrade program sales in 1996. Also, royalties declined $9.0 million in 1996 due to a significant curtailment in deliveries by the joint venture in FNSS-Turkey as a result of fire-related destruction of part of its production facility in February 1996. These reductions were partially offset by the favorable impact of the 1996 settlement of a $14.3 million claim with the U.S. government on a gun and mount procurement contract. Gross profits were negatively impacted by non-cash LIFO charges of $6.3 million in 1996 and $5.9 million in 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.8 million, or 4.7%, to $128.5 million for 1996 from $122.7 million for 1995. The increase was due primarily to increases in employee benefit related costs, increased staffing costs related to the ramp-up of the Crusader program and increased costs related to operation of the Louisville Naval Ordnance Station, partially offset by reductions of expenses resulting from realization of the benefits of the consolidation of the Ground Systems Division business.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $0.4 million, or 3.5%, to $12.9 million for 1996 from $12.4 million for 1995.

    EARNINGS RELATED TO INVESTMENTS IN FOREIGN AFFILIATES. Earnings from foreign affiliates increased $10.5 million, or 49.2%, to $31.9 million for 1996 from $21.4 million for 1995. Dividends received from FNSS-Turkey increased $3.9 million as a result of the shipment of more profitable units, while earnings related to FMC-Arabia increased by $6.6 million, of which $3.8 million was due to the effect of changing from the cost method to the equity method for this investment beginning January 1996 and $2.8 million was due to increased sales at FMC-Arabia.

    NET INCOME. As a result of the foregoing, net income decreased $9.5 million, or 8.8%, to $98.2 million for 1996 from $107.7 million for 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUE. Revenue decreased $108.7 million, or 10.1%, to $967.6 million for 1995 from $1,076.3 million for 1994. The primary reason for the decrease was lower sales of new tracked combat vehicles, principally due to the completion of a multi-year Bradley Fighting Vehicle production contract in early 1995. These decreases in sales were partially offset by increased sales of Bradley Fighting Vehicle upgrades and M109 upgrades, and increased engineering development revenues related to the Crusader and the Bradley A3 programs.

    GROSS PROFIT. Gross profit decreased $45.6 million, or 17.1%, to $220.9 million for 1995 from $266.4 million for 1994. Gross margin decreased to 22.8% of sales for 1995 from 24.8% of sales for 1994. The reduction in the gross margin was due primarily to a shift from a greater percentage of sales of higher margin new production units in 1994 to engineering development and vehicle upgrade program sales in 1995. The gross margin in 1995 also was adversely impacted by a loss provision on an amphibious assault vehicle contract with Brazil, which management expected at the time of signing. The Company completed delivery on this contract in 1997. Gross profits were negatively impacted by non-cash LIFO charges of $5.9 million for 1995 and $5.6 million for 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $9.1 million, or 6.9%, to $122.7 million for 1995 from $131.8 million for 1994. The decrease was due in part to personnel reductions resulting from the consolidation of the Ground Systems Division business. Selling, general and administrative expenses in 1994 also were unfavorably impacted by $7.4 million of costs previously capitalized in inventories under Harsco's historical accounting policy but charged against income after formation of the partnership to conform with UDLP's accounting policy of charging such costs to expense as incurred.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased $3.9 million, or 23.8%, to $12.4 million for 1995 from $16.3 million for 1994. This decrease was primarily due to reductions in research and development spending, consistent with overall spending reductions by the Company.

    EARNINGS RELATED TO INVESTMENTS IN FOREIGN AFFILIATES. Earnings from foreign affiliates increased $8.9 million, or 71.5%, to $21.4 million for 1995 from $12.5 million for 1994. Dividends received from FNSS-Turkey increased $7.4 million due to increased vehicle deliveries and a more favorable product mix and FMC-Arabia recorded its initial dividend income of $1.5 million in 1995.

    NET INCOME. As a result of the foregoing, net income decreased $21.9 million, or 16.9%, to $107.7 million in 1995 from $129.5 million in 1994.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

    The Company's liquidity requirements depend on a number of factors relative to the timing of production and deliveries under its U.S. government and direct foreign sales ("DFS") contracts. The Company generally receives progress payments on U.S. government contracts, including Foreign Military Sales, and it generally negotiates for the payment of advances from customers on DFS contracts. Advances on DFS contracts vary depending on the specific programs involved while progress payments on U.S. government contracts are at a percentage of contract expenditures. These payments reduce the need for Company-financed working capital, and changes in working capital between periods are frequently due to program status changes and the level of such payments for the specific programs by period. Cash and net assets from the Company's subsidiaries and joint ventures are not restricted by contract, regulatory authority or the organizational documents of the Company, or its subsidiaries or joint ventures, except that the Company's joint ventures require unanimous vote of the joint venture parties prior to distributions. Although it has not yet done so, the Company's Turkish joint venture may limit its cash distributions to the Company if it does not meet its offset obligations and is required to pay the resulting penalty. See "--Joint Ventures--FNSS-Turkey."

    CASH PROVIDED BY OPERATING ACTIVITIES. Cash provided by operating activities was $119.2 million for the Nine Months 1997 compared to $56.7 million for the Nine Months 1996. The Nine Months 1996 was adversely impacted by a $83.6 million increase in inventories, primarily the result of an inventory build-up to support a DFS program in Thailand and FMS programs in Austria and Brazil, and the VLS launcher program. The Nine Months 1996 also was adversely impacted by a $38.2 million decrease in accounts payable due to the timing of spending and the payment cycle for major subcontractors for the Crusader program.

    Cash provided by operating activities was $81.1 million, $94.7 million and $166.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The decrease in cash from operations in 1996 as compared to 1995 was primarily the result of changes in inventories, accounts payable and advanced payments. The inventory build-up for 1996 of $113.5 million was primarily the result of the same programs that affected the Nine Months 1996 while the increase in 1995 was the result of a $49.3 million inventory build-up to support a program to build a component for a submarine and the VLS launcher program. The negative impact on cash from operations of increased inventories was partially offset by increased advanced payments of $64.7 million in 1996, predominantly related to the various programs with increased inventories. Also impacting cash from operations for 1995 was the favorable effect of higher levels of accounts payable of $23.3 million in 1995 due to a difference in the timing of spending. Accounts payable returned to more normal levels in 1996 thereby adversely affecting 1996 operating cash flow by approximately $26.7 million. Operating cash flow for 1995 also was adversely impacted by approximately $23.5 million of costs related to the consolidation and restructuring of the Ground Systems Division businesses. This program incurred its highest expenditures in 1996.

    The decrease in cash from operations in 1995 as compared to 1994 resulted primarily from lower net income, the changes in inventories, restructuring costs, accounts payable, and advanced payments in 1995 as discussed above, and an increase in accrued and other liabilities in 1994. The increase in accrued and other liabilities in 1994 resulted from the establishment of employee-related accruals such as workers compensation since the initial formation of UDLP in January 1994 and the increase in a reserve to reimburse the government on a large production contract.

    CASH USED IN INVESTING ACTIVITIES. Cash used in investing activities for each period primarily reflects the Company's capital spending and short-term investments with FMC. Capital spending was $20.1 million for the Nine Months 1997 compared to $16.5 million for the Nine Months 1996. Capital spending was $22.4 million, $24.1 million and $18.3 million during the years ended December 31, 1996, 1995 and 1994, respectively. Capital spending is primarily related to spending for information technology and telecommunications equipment, simulation labs and expenditures relating to the Ground Systems Division consolidation. Capital expenditures for 1997 are expected to reach approximately $28 million, including significant outlays for a new integrated business information system during the second half of the year. The Company anticipates that its capital spending will be approximately $27.0 million in 1998 addressing, among other things, "year 2000" matters.

    FINANCING ACTIVITIES AND CAPITAL RESOURCES. Prior to the Acquisition, UDLP was financed primarily with cash flow from operations. Most of the operating cash flow not reinvested in the business was distributed to FMC and Harsco. Concurrently with the Acquisition, the Company entered into the Senior Credit Facility, consisting of $495.0 million of term loans, of which $445.0 million was outstanding initially, and a $230.0 million revolving credit facility, of which $12.0 million in borrowings and approximately $154.0 million in letters of credit were outstanding initially, and under which approximately $64.0 million were available for additional revolving credit borrowings. As of November 30, 1997, the outstanding term loans had been reduced by $28.5 million. The Company also issued the Notes and the $50.0 million Seller Note, which is expected to be repaid with $50.0 million of additional term loans under the Senior Credit Facility. If any adjustment results in a decrease in the Purchase Price for the Acquisition, borrowings under the Term Loan Facilities will be correspondingly reduced. If the Purchase Price is increased, the borrowings under the Revolving Credit Facility will be correspondingly increased. See "The Acquisition" and "Capitalization" for information relating to the financing for the Acquisition, and "Description of Certain Indebtedness".

    The Company has no operations independent from its subsidiaries. All of the subsidiary Guarantors are directly or indirectly wholly-owned and all such Guarantors have guaranteed the Notes on a full, unconditional and joint and several basis. Any non-guarantor subsidiaries have assets, equity, income and cash flows on an individual and combined basis less than 3% of related pro forma amounts of the Company.

    Based upon its current level of operations, management believes that the Company's cash flow from operations, together with available borrowings under the Senior Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, and interest payments and scheduled principal payments on its indebtedness (including the Senior Credit Facility and the Notes). There can be no assurance, however, that the Company's business will continue to generate cash flow from operations at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. The Company's ability to make scheduled principal payments to pay interest or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competition, legislative, regulatory, and other factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures.

NEW BASIS OF ACCOUNTING AND ACCOUNTING STANDARD NOT YET ADOPTED

    The basis of the Company's assets and liabilities will be adjusted upon the application of purchase accounting pursuant to the Acquisition on October 6, 1997. Accordingly, the Company's future consolidated financial position and results of operations will not be comparable to historical financial information. The Company anticipates changing the method of determining inventory cost after the Acquisition from the last in, first out basis to the actual production cost basis. The effect of these adjustments and the change in the method of determining inventory costs on future operating results has not been determined. See note (g) of Notes to Unaudited Pro Forma Income Statement and Other Data.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement requires financial and descriptive information about reportable operating segments in interim and annual financial reports. It also established the standards for related disclosures about products and services, geographic areas of operation and major customers. The Statement is effective for financial statements for periods beginning after December 15, 1997. The Company does not expect the impact of adopting this new accounting standard to be significant.

INFLATION

    The effect of inflation on the Company's sales and earnings has historically been minimal. Although a majority of the Company's sales are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses. Management believes the Company's risks associated with fixed-price contracts have primarily been associated with estimating program requirements, rather than the impact of price changes on those requirements.

JOINT VENTURES

FNSS-TURKEY

    The Company's investment in FNSS-Turkey is carried at cost since there is uncertainty regarding the Company's ability to control the repatriation of earnings. Royalties are reported as revenues, while dividends are reported as earnings from foreign affiliates. Dividends and royalties are paid in U.S. dollars.

    Turkey has experienced high inflation and its currency, the Turkish lira, has consistently fallen in value over several years against the U.S. dollar. FNSS-Turkey receives payments from SSM in Turkish lira, and pricing under the contract is calculated annually based on scheduled product deliveries pursuant to a formula designed to adjust such pricing for, among other things, fluctuations in the value of the Turkish lira against the U.S. dollar. Upon receipt of such payments, FNSS-Turkey promptly converts Turkish lira into hard currency. As a result, management believes that the terms of FNSS-Turkey's contract with the Turkish government have generally protected FNSS-Turkey against the impact of the devaluation of the Turkish lira. However, FNSS-Turkey is adversely affected by depreciation of the Turkish lira if there is a delay in payment after calculation of pricing under the contract. For example, when a delivery schedule is delayed, FNSS-Turkey is adversely affected unless a pricing adjustment is negotiated to give effect to any devaluation in the Turkish lira between the time the products were priced under the contract and the delayed delivery date. Such an adjustment was made after protracted negotiations when delivery schedules were first extended in 1996.

    In February 1996, a fire occurred at the FNSS-Turkey vehicle production facility which destroyed a warehouse and the majority of production parts on site. The plant resumed production in late 1996; however, the work stoppage caused by the fire had a significant negative impact on royalties received from FNSS-Turkey in 1996 and has negatively impacted dividends received to date in 1997. The Turkish government, which is responsible for delivering turrets for one of the vehicle models produced by FNSS-Turkey, has experienced difficulties in meeting the production schedule and, as a result, has paid FNSS-Turkey for a number of vehicles that are parked and awaiting delivery of turrets. The Turkish government has refused to continue this practice, and has agreed to a revised delivery schedule along with corresponding pricing adjustments, which management believes will not have a material impact on royalty and dividend receipts.

    FNSS-Turkey is required by its agreement with SSM to achieve a significant level of export sales by 2000 to meet the 'offset' requirements of the contract or pay a penalty of 9% of the unpaid offset obligations to SSM. Such payment could be as high as $32.0 million if no additional offset sales are completed. A potential award which would approximately halve the remaining liability is being pursued, but is unlikely to be realized, if at all, earlier than 1999 due to the current economic turmoil in Asia. There can be no assurance that FNSS-Turkey will be able to complete this potential sale or fulfill its offset obligations. Management believes that the time frame for meeting the offset deadline may be extended to some extent to accommodate changes in the production schedule.

FMC-ARABIA


    FMC-Arabia has two major FMS contracts through the DoD to provide services to the Royal Saudi Land Forces Infantry Corps, one for Contractor Logistical Support ("CLS") and the other for M113 modernization. Because of overall budgeting constraints affecting the Saudi Arabian government, the funding for both the M113 and CLS programs has been substantially reduced, with the result that FMC-Arabia is expected to operate both programs at only a nominal level for the remainder of 1998. The Company is continuing to work with the Saudi Arabian government in an effort to arrange increased and more stable funding for the programs, but there can be no assurance as to when or whether such funding will be provided.


    FMC-Arabia is treated as a partnership for United States tax purposes. UDLP is the beneficiary of a "tax holiday," granted by the Kingdom of Saudi Arabia, with respect to its proportionate share of FMC-Arabia's income and loss. The "tax holiday" granted by the Kingdom of Saudi Arabia expires in April 1999, and the Company is attempting to extend the tax holiday beyond April 1999. Due to the uncertainty of extending the tax holiday, UDLP may incur taxes on its proportionate share of FMC-Arabia's income at the Saudi Arabian statutory tax rate of up to 45% beginning in April 1999, although the Company should be eligible for a foreign tax credit with respect to such taxes.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to Environmental Laws. The Company spends certain amounts annually to maintain compliance with Environmental Laws and to remediate contamination, as required by certain Environmental Laws.

    Operating and maintenance costs associated with environmental compliance and prevention of contamination at the Company's facilities are a normal, recurring part of operations, are not significant relative to total operating costs or cash flows, and are generally allowable as contract costs under the Company's contracts with the U.S. government ("Allowable Costs"). Such costs have not been material in the past and, based on information presently available to the Company and on Environmental Laws and U.S. government policies relating to Allowable Costs in effect at this time (all of which are subject to change), are not expected to have a material adverse effect on the Company's financial condition, results of operations or debt service capability.

    As with compliance costs, a significant portion of the Company's expenditures for remediation at its facilities consists of Allowable Costs. Management believes that it has sufficient reserves to cover remediation costs that are not allowable costs under its U.S. government contracts ("Non-Allowable

Costs") and does not expect that such costs will materially adversely affect the Company's financial condition or debt service capability.

    Based on historical experience, the Company expects that a significant percentage of the total remediation and compliance costs associated with its facilities will continue to be Allowable Costs. In addition, pursuant to the terms of the Acquisition Agreement, the Sellers are required to reimburse the Company for 75% of certain remediation costs relating to operations prior to the Closing Date, that are Non-Allowable Costs. There can be no assurance, however, that the Sellers will reimburse the Company promptly or at all for future compliance and remediation costs or that the U.S. government will allow as Allowable Costs in the Company's contracts all or a significant portion of such future environmental costs. The Company's financial condition, results of operations and debt service capability could be materially and adversely impacted where the Company does not receive full and prompt reimbursements from the Sellers under the Acquisition Agreement, or contract costs in respect of environmental matters are not allowed by the U.S. government as expected. For additional information regarding environmental matters, see "Business--Environmental Matters."

                                    BUSINESS

OVERVIEW

    The Company is a leading supplier of tracked, armored combat vehicles and weapons delivery systems to the U.S. Department of Defense and a number of allied military forces worldwide. The Company's products include critical elements of the U.S. military's tactical force structure. The Bradley Fighting Vehicle, recognized as one of the best-performing weapons systems in U.S. history, is the only domestically produced vehicle able to fulfill the dual role of troop transport and armored fighting vehicle. The Company has maintained its prime contractor position on the Bradley program since production began in 1981, and has added a number of technology-based upgrades and derivative vehicles that continue to extend the program's life-cycle. Building on over twenty years of experience on the M109 self-propelled howitzer and upgrades, the Company is also the prime contractor for the development of the Crusader Field Artillery System. The U.S. Army has identified the Crusader as its planned multi-billion dollar next-generation field artillery system and the largest U.S. military vehicle development program of this decade. For the twelve months ended September 30, 1997, the Company had pro forma revenues of approximately $1.2 billion, pro forma operating income of $53.2 million and a pro forma net loss of $7.0 million. With respect to the net loss and operating income, purchase accounting for the transaction is not yet complete and these amounts are subject to adjustment upon completion of that process. See "Unaudited Pro Forma Financial Data." For the same twelve month period, the Company had pro forma EBITDA (as defined) of $127.1 million.

    The Company enjoys strong, long-standing customer relationships as a result of its advanced design, engineering and manufacturing capabilities, competitive cost structure, diversified product portfolio, demonstrated upgrade capabilities, and reputation for program quality and service. Management believes that these characteristics provide a key competitive advantage in obtaining upgrade production contracts and in pursuing other domestic and international business opportunities with new and existing customers. In addition to the Bradley Fighting Vehicle and the M109 howitzer, the Company serves as the prime contractor for a number of mission critical military programs, several of which have spanned decades. The Company has been the prime contractor for several of these programs, including the M113 armored personnel carrier since 1960, the M88 tank recovery vehicle since 1960, and the U.S. Navy's Mk45 naval gun system since 1968. The Company is currently performing under more than 30 active contracts with original funded values in excess of $25 million each. The Company had a firm funded backlog of more than $1.6 billion as of November 30, 1997, a substantial majority of which is derived from sole-source, prime contracts.

    Management believes that the emphasis of the U.S. Department of Defense on enhancing military preparedness within a declining procurement budget environment has resulted and will continue to result in increased emphasis on upgrading and extending the life of existing equipment and systems, including those currently supplied by the Company. Management believes this trend favors large, established contractors such as the Company that are qualified to perform sole-source contracts for product design, development, manufacture, field service and support and subsequent upgrades.

BUSINESS STRENGTHS

    The Company attributes its performance to several factors, including the following:

    COMPREHENSIVE CAPABILITIES IN ARMORED COMBAT VEHICLES. For more than half a century, the Company has remained at the forefront in the design, development and upgrade of medium/light tracked, armored combat vehicles, beginning with the primary amphibious vehicle used in World War II, followed in 1960 by the M113, the main troop transport vehicle used by the U.S. and other militaries with over 80,000 vehicles delivered worldwide. In 1981, the Company began initial production as the sole-source, prime contractor for the Bradley Fighting Vehicle. Management believes that these and other successes resulted from the Company's proven, comprehensive design and engineering experience in simulation, systems integration, armor, mobility and survivability, its demonstrated ability to infuse "information dominance technologies" into combat systems for enhanced information gathering, analysis and application in the battlefield environment, its demonstrated manufacturing and upgrade capability, and its reputation for service in the field.

    ABILITY TO LEVERAGE SYSTEMS INTEGRATION EXPERTISE INTO LONG-TERM
PROGRAMS. The Company's experience and technological expertise afford it a continued position as team leader and prime systems integrator for the programs in which it participates, and positions the Company for the development and integration of other complex, critical weapons systems. For example, management believes the Company's position as the systems integrator on the Crusader played a significant role in the Company's recent success in being named gun weapons systems integrator for the Naval Surface Fire Support program, with responsibility for the development and integration of a new naval gun system. Management also believes that these capabilities create advantages in marketing to international customers seeking products compatible with systems used by the U.S. military.

    LARGE, INSTALLED BASE OFFERS SIGNIFICANT LIFE-CYCLE OPPORTUNITIES. The U.S. military is under budgetary constraints that provide incentives to upgrade and overhaul existing systems and vehicles to maximize system life. The Company's resident knowledge of its extensive domestic and international installed base of vehicles affords significant opportunities, through modernization upgrades, derivative vehicles that expand program capabilities, and logistical support services and spares, to effectively extend product life for many years after development. For example, the Bradley Fighting Vehicle has undergone three generations of upgrades and has fostered a number of derivatives, and the Company has upgraded its M109 howitzers to the A6 Paladin configuration and its M88 recovery vehicles to the Hercules configuration. Management believes these upgrades and derivatives, which generally comprise a majority of the Company's funded backlog (including substantially all of the backlog of the Ground Systems Division and the Palladin Production Division, See "--Backlog"), are more predictable sources of revenue and cash flow than new products.

    STRONG INTERNATIONAL PRESENCE AND GROWTH POTENTIAL. In contrast to the declining U.S. procurement budget, military budgets of certain foreign governments have expanded due to general economic growth or regional geo-political pressures. Management believes the Company's proven design, development, engineering and manufacturing capabilities for the U.S. military have been the foundation for its International Division and export business. For example, management believes the domestic M113 program and prior co-production programs for Armored Infantry Fighting Vehicles in Europe were the basis for the award of contracts for similar vehicles to the Company's Turkish joint venture. Management also believes that the Company's existing product breadth and established manufacturing platforms provide it with certain cost advantages over smaller foreign competitors when pursuing typical lower volume foreign contracts.

    INNOVATIVE PUBLIC/PRIVATE TEAMING RELATIONSHIPS. The Company has established relationships with key constituencies, including the U.S. Army, U.S. Navy and the Office of the Secretary of Defense, and is one of the leaders in working with the U.S. Department of Defense to rationalize the U.S. defense industrial base. The Company operates a significant portion of the recently privatized Louisville Naval Ordnance Station, and is partnering with the Letterkenny Army Depot to upgrade the M109 howitzer to the A6 Paladin configuration. The Company also has partnering arrangements with another U.S. government depot to upgrade the M113, the M88 and breaching vehicles. The Company believes these arrangements demonstrate the success that can be achieved through public/private partnerships.

    STRONG MANAGEMENT TEAM AND EXPERIENCED INVESTOR. The Company has a highly experienced and committed management team that has successfully adapted the Company's cost structures and manufacturing operations to the declining U.S. Department of Defense procurement budget and the significant transformation to a lower volume, higher technology manufacturing capability. Senior management has an average of more than 19 years with the Company and substantially all of the senior management team was directly involved with the initial formation and integration of UDLP in January 1994. Management will be given the opportunity to participate in the Company's potential success through an equity-based incentive program and direct investment. In addition, the management of the

Company is complemented by the support of The Carlyle Group, an active investor in the defense and aerospace industries.

BUSINESS STRATEGY

    Management intends to enhance its leading market position through the successful execution of the following objectives:

    CONTINUING TO PROVIDE PRODUCTS AND SERVICES ACROSS PROGRAM LIFE-CYCLES. The Company intends to continue to leverage its extensive range of products and services across entire program life-cycles through new technology developments, follow-on products, derivative vehicles, upgrades, logistics support and training. For example, the Company was recently awarded a Low Rate Initial Production contract for the third generation of upgrades to the Bradley Fighting Vehicle, the Bradley A3 configuration which will incorporate a new core electronic architecture, including, among others, combat identification systems, situational awareness and battlefield digitization. In addition, the Company plans to continue building on the successful Bradley Fighting Vehicle program by further expanding its family of vehicles to include new armored vehicles, such as a maintenance vehicle, a treatment and transport vehicle, an engineering squad vehicle and a battle command vehicle.

    CAPITALIZING ON THE CRUSADER OPPORTUNITY. The Crusader program represents an important opportunity with the potential to become one of the U.S. Army's largest procurement programs over the next decade. The Company plans to devote all necessary resources to establish the Crusader's capabilities and develop successful prototypes in the Demonstration and Validation phase and to win, if awarded, the Engineering and Manufacturing Development and Low Rate Initial Production contracts. The Company's objective is to fully demonstrate the Company's engineering and cost-effective production qualifications so that the Company will be the sole-source, prime contractor for the Crusader if necessary funding is appropriated and the U.S. Army proceeds to Full Rate Production. For a discussion of the Crusader Program, see "--Armament Systems Division."

    PURSUING KEY INTERNATIONAL OPPORTUNITIES. The Company plans to capitalize on its established program base and expertise, and on its extensive international joint venture and co-production experience, in order to expand export sales and establish new joint ventures and co-production programs. Management believes this strategy will require minimal additional capital, and has the potential to diversify the Company's business base and enhance overall margins.

    PARTICIPATING IN THE PUBLIC/PRIVATE DEFENSE INDUSTRIAL BASE
CONSOLIDATION. The Company intends to continue working closely with its U.S. government customers to rationalize the public/private defense industrial base. Potential opportunities include further privatizations such as the outsourcing of logistics and training support and additional depot partnering relationships with the U.S. Department of Defense.

    MODERNIZING THE U.S. ARMY NATIONAL GUARD. A large portion of the U.S. Army's tracked, armored combat vehicle fleet is in the National Guard. The modernization of equipment and systems used by the National Guard generally lags behind that of the active armed services. The Company is pursuing a directed procurement program to assist the National Guard in obtaining funding for upgrades of its Bradley Fighting Vehicles, M113 family of vehicles and M9 Armored Combat Earthmovers.

    IDENTIFYING STRATEGIC ACQUISITION OPPORTUNITIES. Management expects that the continuing consolidation in the U.S. defense industry will result in strategic opportunities for the Company. The Company intends to be proactive in this environment and, on an opportunistic basis, pursue acquisitions both domestically and abroad that management believes will complement its key business strengths or further expand its capabilities.

    The Company is a Delaware corporation and UDLP is a Delaware limited partnership. The principal address of each is 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209-2411 and the telephone number of each is (703) 312-6100.

PRODUCTS AND SYSTEMS

    The Company has five principal divisions, which are currently organized into three major business areas: Armored Combat Vehicles, Armament Systems and International. The table below summarizes the Company's principal products and systems. A "sole-source" contractor is the sole provider of specified products and systems to the customer, whether manufactured by the Company or integrated from other sources. A "prime contractor" has a direct contract with the customer, rather than another contractor.

                                                       SCOPE
                                           ------------------------------
                                               SOLE-           PRIME
                                              SOURCE        CONTRACTOR     DESCRIPTION
                                              ------      ---------------  ---------
ARMORED COMBAT VEHICLES:
  GROUND SYSTEMS
  -        Bradley Fighting Vehicle                  #               #     -
  -        BFV derivatives                           #               #     -
  -        M109 Self-Propelled Howitzers                                   -
                                                                     #
  -        M992 Field Artillery                      #               #     -
             Ammunition Supply Vehicle
  -        M88 Recovery Vehicles                     #               #     -
  -        M113 Armored Personnel Carrier                                  -
                                                                     #
  -        M9 Armored Combat Earthmover              #               #     -
  -        Linear Obstacle Breacher*                 #               #     -
  -        M8 Armored Gun System                                           -
                                                                     #
  -        LVTP7 Amphibious Assault                                        -
             Vehicle                                                 #
  -        Composite Armored Vehicle*                                      -
                                                                     #

  PALADIN PRODUCTION
  -        M109 A6 Paladin Howitzer                  #               #     -
  STEEL PRODUCTS
  -        M113 Vehicle Upgrades                                           -
                                                                     #
  -        Vehicle Components                                              -
                                                                     #
ARMAMENT SYSTEMS:
  -        Crusader*                                 #               #     -
  -        Mk45 Naval Gun System                     #               #     -
  -        Mk41 Vertical Launching System            #                     -
  -        Vertical Gun for Advanced                                       -
             Ships*
  -        Concentric Canister Launcher*                                   -
  -        Cocoon Launcher*                                                -
  -        Advanced Gun Technologies*                                      -
INTERNATIONAL:
  -        FMC-Arabia Joint Venture                  #               #     -
  -        FNSS-Turkey Joint Venture                 #               #     -
  -        Co-Production Programs                                          -
* INDICATES NEW PRODUCTS AND SYSTEMS CURRENTLY BEING DEVELOPED BY THE COMPANY.


ARMORED C
  GROUND
  - Tracked, armored vehicle with 25mm cannon, TOW missiles, stabilized turret and troop transport capabilities; current development focus is on the A3 upgrade program
  -        Includes the Multiple Launch Rocket System carrier, Fire
           Support Vehicle, Command and Control Vehicle, Stinger
           Fighting Vehicle and others
  - Highly mobile field artillery system capable of delivering a rapid and high volume of firepower
  - Provides transport of ammunition, supplies and personnel to the battlefield in support of the M109
  - Provides recovery of impaired tanks through its towing, lifting and pulling capabilities
  - Troop transport vehicle; recent activity limited to upgrades by the Steel Products Division and export sales
  - Fully-tracked, 18-ton, aluminum armored vehicles for use on the battlefield to bulldoze, rough grade, excavate, haul and scrape
  - The Grizzly is designed to clear mines and other complex obstacles
  - Lightweight, highly maneuverable armored gun systems, capable of high speeds and can be air dropped from a C130 aircraft
  -        Landing vehicle tracked personnel amphibious assault vehicle

  -        Fully operational, advanced technology demonstration vehicle

  PALADIN
  - Remanufacture and upgrade M109 with new turret and armament system
  STEEL P
  -        Vehicle conversion, upgrade and manufacturing

  - Largest U.S. producer of cast and forged track shoes for armored combat vehicles and components for suspension systems
ARMAMENT
  - Development of an integrated and fully-automated two-vehicle rapid deployment system consisting of a 155mm, self-propelled howitzer and an armored resupply vehicle
  - Production, overhaul and support of the 5-inch (127mm), 54-caliber, fully-automated naval gun
  - Mechanical components for naval missile launcher deploying anti-air Standard, Tomahawk, anti-submarine and ship self-defense Sea Sparrow missiles; produced in conjunction with Lockheed Martin
  - Next generation naval gun system consisting of an automated magazine containing two 155mm barrels and an extensive quantity of projectiles, and capable of shooting long ranges at high rates of fire
  - Missile launching system with integral gas management system design and ship-fit flexibility
  - Launcher designed to provide above-deck ship self-defense missile capabilities
  - Electromagnetic and electrothermal chemical technologies for guns
INTERNATI
  - 51% beneficial interest in venture that provides logistics support and training to the Royal Saudi Land Forces, and has been contracted to upgrade and modernize Saudi Arabia's fleet of M113s
  - 51% interest in venture that produces and sells armored combat vehicles to the Turkish army under license from the Company
  - Co-production programs including the M113, MLRS carrier, LVTP7 and contractor logistic support in Japan, Korea and Pakistan under license from the Company
* INDICAT

    The revenues generated by each of the Company's principal products and systems in each of the past three years are set forth below.

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
                                                                                           ($ IN MILLIONS)
ARMORED COMBAT VEHICLES:
  GROUND SYSTEMS:
    Bradley Fighting Vehicle and Derivatives.....................................  $   329.4  $   270.8  $   308.1
    M88 Armored Recovery Vehicle.................................................       42.1        4.3       75.5
    M109 Self-Propelled Howitzer.................................................      198.3      105.2       40.1
    M9 Armored Combat Earthmover.................................................       23.4       87.2       37.1
    M113 Armored Personnel Carrier...............................................       30.8       22.0        9.8
    Other........................................................................      146.6       97.2       85.3
                                                                                   ---------  ---------  ---------
                                                                                       770.6      586.7      555.9

  PALADIN PRODUCTS...............................................................        4.7       57.7      102.1

  STEEL PRODUCTS.................................................................       75.2       58.4       62.4

ARMAMENT SYSTEMS:
    Crusader.....................................................................       17.7      101.9      137.2
    Mk41 Vertical Launching System...............................................       49.5       23.4       46.4
    Mk45 Naval Gun System........................................................       78.8       59.7       32.0
    Overhaul, Repair, Maintenance and Other......................................       77.9       66.5      102.0
                                                                                   ---------  ---------  ---------
                                                                                       223.9      251.5      317.6

INTERNATIONAL....................................................................       49.3       49.3       42.0

Intercompany Eliminations........................................................      (47.4)     (36.0)     (50.7)
                                                                                   ---------  ---------  ---------

TOTAL REVENUE....................................................................  $ 1,076.3  $   967.6  $ 1,029.3
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    ARMORED COMBAT VEHICLES. The Ground Systems Division ("GSD") is a leading prime contractor of land-based military systems for the U.S. government and serves certain foreign military customers. GSD's capabilities include systems integration expertise, advanced engineering and technology development capabilities and flexible manufacturing and systems-conversion capacity for medium/light and certain heavy tracked combat vehicles. The Company also offers a full range of logistics support and training capabilities for vehicles it produces. The Company believes that its broad product line, its ability to service a vehicle throughout its life and its established prime contractor status provide a foundation for sustained, long-term programs.

    TRACKED COMBAT VEHICLES ("TCV"). TCVs are highly mobile vehicles that can cross natural and man-made obstacles and urban terrain in all weather conditions, while under fire from enemy combat forces. The U.S. Army and Marines use tracked combat vehicles for four basic missions: (i) close combat, where the combination of tanks, scout vehicles, fighting vehicles, armored personnel carriers and command and control vehicles provide the capability to present an integrated and flexible combat front to face enemy forces at close range; (ii) fire support, by providing lethal indirect firepower through self-propelled armament and multiple launch rocket systems; (iii) combat support, including the provision of operational assistance, such as crossing barriers, clearing or laying obstacles and recovering disabled systems; and (iv) amphibious assaults, in which amphibious assault vehicles are able to initiate attack from the sea and continue the attack on land.

    TCVs are classified into two weight classes: medium/light and heavy. The Company produces and services vehicles primarily in the medium/light class. Medium/light vehicles weigh less than 40 tons and normally are fabricated from aluminum. The medium/light class of vehicles made its first appearance during World War II, with an amphibious assault vehicle produced by the Company. Since then, this vehicle class has expanded to include fighting vehicles, self-propelled artillery and specialty vehicles.

    THE BRADLEY FIGHTING VEHICLE ("BFV"). The Company has been the sole-source, prime contractor of the BFV to the U.S. Army since its initial production in 1981. Management believes that the Company's resident knowledge of the BFV, gained through years of experience in developing and manufacturing the vehicle, gives it a significant competitive advantage in pursuing upgrade opportunities for the BFV, developing derivatives and leveraging international sales opportunities. The latest fielded version, the BFV A2, is a tracked armored vehicle with a 25mm cannon, TOW missiles and a stabilized turret, and is the only domestically produced vehicle able to fulfill the dual role of troop transport and armored fighting vehicle. Weighing 35 tons, the BFV is outfitted with armor and day/night sights, and can transport up to nine people safely across rough terrain. The vehicle's combination of lethality, survivability and tactical and strategic mobility has established it as a critical component of the U.S. government's full-spectrum warfare strategy. A total of 6,742 BFVs have been built, of which 400 were for the Saudi Arabian Army.

    The BFV's mobility and fire power, as well its combination of both defensive and offensive capabilities, were most recently demonstrated in Operation Desert Storm ("ODS"). As a result of the live-combat experiences of ODS, the Company has developed an upgrade kit, named the BFV A2 ODS. This kit features eye-safe laser range finders, restowage, missile counter-measures and the addition of mounting provisions for the Battlefield Combat Identification System, a capability designed to electronically identify whether targets are friend or foe, thus reducing the risk of friendly fire casualties. Since 1995, the Company's BFV-related revenues have been derived primarily from such upgrades and sales of the derivative products and support services described below.

    The BFV A3, currently under development, incorporates all of the improvements made to the BFV A2 ODS, as well as providing enhancements to situation awareness capability, lethality, survivability and sustainability. The U.S. Army is currently upgrading a portion of its fleet of BFVs to the A2 ODS configuration, and has announced plans to further upgrade a portion of its fleet to the BFV A3 configuration. The LRIP contract for the BFV A3 was signed in July 1997, with deliveries scheduled from late 1998 through 1999.

    BFV DERIVATIVES AND SUPPORT. The BFV has served as a platform for a number of derivative vehicles developed by the Company. One such derivative, the Multiple Launch Rocket System ("MLRS") carrier, was developed to provide a carrier for a long-range rocket artillery system and is outfitted with rockets, a launcher and fire control system developed and produced by Lockheed Martin Vought Systems. The Company was awarded a contract to initiate an MLRS remanufacture program, with the first delivery completed in August 1997. Another derivative, the Fire Support Vehicle, supports armor and mechanized forces by pinpointing enemy targets using laser technology, which allows more accurate and timely calls for fire from the artillery. The Company is building the Fire Support Vehicle under an EMD contract awarded in 1995 and recently received an LRIP contract for 22 additional vehicles. The Command and Control Vehicle ("C2V") is a self-contained vehicle that keeps pace with armored maneuver forces while providing the crew with a protected environment. The Company was awarded an LRIP contract for 5 C2Vs in 1996 with customer options for 41 systems to be delivered between 1998 and 2001. The Stinger Fighting Vehicle integrates the BFV with Stinger missiles and adds improvements to turret fire control, target acquisition subsystems and survivability. The Company is under an LRIP contract for delivery of 85 such vehicles through 1998. Several other BFV derivatives are in the early stages of development. In addition, the Company plans to build on the successful BFV program by expanding the BFV family of vehicles in the future to include new armored vehicles such as a maintenance vehicle, a treatment and transport vehicle, an engineering squad vehicle and a battle command vehicle.

    In addition to the development and manufacture of BFV derivatives, the Company provides BFV upgrade kits and field services. Kits allow for the upgrade of BFVs to incorporate advancements in technology such as the ODS enhancements discussed above. The Company also deploys experts to provide on-site training and advice to customers, complete maintenance and repairs, and assess the necessity of replacement parts. GSD is also under contract with the U.S. Army's Simulation, Training and Instrumentation Command for the development and demonstration of a prototype multi-purpose simulator/trainer for the BFV family of vehicles.

    M109 SELF-PROPELLED HOWITZER ("M109"). The M109 has been the most widely-used field artillery vehicle for the U.S. military and certain foreign governments since it was first produced by the Company in 1974. The M109 is widely recognized for its ability to deliver rapid and high volume artillery support and maximize survivability through mobility. The latest generation of the M109, the M109A6 Paladin (described below), is the most advanced M109 upgrade fielded today. The Company also designs and produces unique configurations of the M109 for, and offers M109 servicing and training to, various foreign governments including Austria, Egypt, Greece, Korea and Taiwan, with a number of funded contracts in place.

    M992 FIELD ARTILLERY AMMUNITION SUPPLY VEHICLE ("FAASV"). The single mission of the FAASV, the battlefield partner of the M109, is to safely transport ammunition, supplies and personnel to howitzer artillery vehicles on the battlefield during both firing and non-firing conditions. By utilizing synchronized and semi-automated resupply strategies and mechanisms to carry the M109 ammunition, the FAASV enables the howitzer to remain in the field longer and thereby increase its lethality. The FAASV accommodates all standard 155mm rounds and its heavily armored chassis provides ballistic protection to its munition supply crew. The Company is currently operating under a full rate production ("FRP") contract for 96 vehicles scheduled to be delivered in 1998 and 1999.

    M88 ARMORED RECOVERY VEHICLE ("M88"). The M88 currently has an installed base of more than 3,240 vehicles, including more than 70 M88A2 ("Hercules") models, throughout the world. The M88 performs towing, lifting and pulling tasks in the recovery of impaired tanks or in basic tank maintenance. With the deployment at the beginning of this decade of the heavier M1 tanks by the U.S. Army, in 1991 the Company began the development effort for the Hercules upgrade. The Hercules is the only recovery vehicle worldwide that can safely recover 70-ton tanks (for example, the M1A1/A2), and has established itself as a critical element in the upkeep of a modern tank force. The U.S. Army has been awarding annual contracts for M88 upgrades over the past several years, and in June 1997, the U.S. Army awarded the Company a contract to upgrade 24 of its M88s to the Hercules configuration.

    M113 ARMORED PERSONNEL CARRIER ("M113"). The M113 has been the main troop transport vehicle used by the U.S. military and allied governments throughout the world, with more than 80,000 units delivered since initial production in 1960. The Company has produced various M113 models in cooperation with U.S. allies, including production of various configurations of the Armored Infantry Fighting Vehicle, historically produced in Europe and currently by FNSS-Turkey. The U.S. Army, which received its last delivery of new M113s from the Company in 1992, continues to upgrade its M113s to the latest A3 configuration. The installed base of M113s includes a number of derivative vehicles worldwide, and the Company is currently engaged in M113 upgrade programs in several countries around the world. This upgrade work currently occurs in the Company's Steel Products Division (described below), and continues to be a significant source of current and potential future revenues for the Company because of the large number of M113s currently in existence. Management expects the U.S. Army to modernize a portion of its M113 fleet to the A3 configuration over the next several years, and believes the National Guard may also implement an M113 modernization program.

    M9 ARMORED COMBAT EARTHMOVER ("M9 ACE"). The M9 ACE is an 18-ton, fully-tracked, aluminum armored vehicle, used on the battlefield to bulldoze, rough grade, excavate, haul and scrape. With a crew of one, the multi-purpose M9 ACE can attain road speeds of up to 35 miles per hour, and unlike a standard bulldozer, requires no transport vehicle. The M9 ACE can serve as the prime mover of vehicles weighing up to 39,000 pounds and can clear debris left in the wake of battles or civil disasters. The Company recently entered into an FRP contract for 51 vehicles, to be delivered through 1999, with a customer option for 51 additional vehicles.

    LINEAR OBSTACLE BREACHER ("GRIZZLY"). First delivered in 1995, the Grizzly is a 70-ton vehicle designed to clear mines and other obstacles. Mounted on a modified M1 chassis, the Grizzly features a mine-clearing blade outfitted with complex software that provides automatic depth control. It is also equipped with a power-driven arm for digging, grappling and lifting, as well as external cameras for vision and remote operation, with full electronic integration. Management believes that Grizzly will be a critical component of modern battle strategy because of the prevalent use of complex obstacles such as land mines and other low-cost defense mechanisms by hostile nations. The Company recently completed its $70.0 million DemVal phase for the U.S. government, and was awarded the $129.0 million EMD phase through 2001.

    OTHER GSD PROGRAMS. The M8 Armored Gun System ("AGS") is a highly maneuverable, 25-ton light tank capable of being air dropped from a C130 aircraft. The AGS is outfitted with an automatically loaded, lightweight 105mm cannon that fires all NATO standard and enhanced ammunition at the rate of 12 rounds per minute. Due to cuts in defense funding, the U.S. government has canceled its AGS program; however, the Company is pursuing opportunities for sale of the AGS internationally. The LVTP7 Amphibious Assault Vehicle ("LVTP7") has been the U.S. Marine Corps' amphibious assault vehicle for over two decades with more than 1,500 vehicles delivered. The Company is currently producing 57 kits for delivery to Samsung Aerospace for final assembly in Korea. The Company believes that there may also be future upgrade opportunities for the United States Marine Corps' fleet of LVTP7s.

    PALADIN PRODUCTION DIVISION ("PPD"). PPD manufactures the M109A6 Paladin vehicle in partnership with the Letterkenny Army Depot, where it has located its production facility. The A6 Paladin is the latest and most advanced howitzer in the U.S. Army inventory and is steadily replacing prior generations of M109s. With its increased firepower and use of computerized navigation and gun positioning, the A6 Paladin upgrade provides a comprehensive and integrated package with modern battlefield capabilities.

    In addition to a multi-year contract for 713 upgrades (448 of which have been completed through August 1997), PPD has recently negotiated a contract with the U.S. Army for the upgrade of another 37 vehicles through May 1999 bringing the total up to 750, and the U.S. Army has exercised an option for 72 additional vehicles which will extend the delivery period to May 2000. Management also believes that the Company has opportunities for international Paladin sales.

    PPD conducts the Paladin program through an innovative partnership with the U.S. Army Depot at Letterkenny, Pennsylvania. The Company's facility provides component parts for U.S. Army depot work, integrates sub-systems and components, including new GSD-fabricated turrets, and provides systems technical support for the U.S. Army artillery crews.

    The Company's experience in the manufacture of M109s gives the Company the background necessary to pursue opportunities in the upgrade of M109s to the A6 configuration, the manufacture of follow-on and upgrade kits, and the provision of spare parts and training. The Company is now pursuing a Fleet Management initiative, which is an integrated program providing engineering support, spare parts supply, inventory management and distribution and training and field maintenance support for the U.S. Army's fleet of M109 vehicles.

    STEEL PRODUCTS DIVISION ("SPD"). SPD's primary businesses are the production of track and suspension components for armored vehicles, and performing major upgrades of M113 armored vehicles for the U.S. Army. SPD is the largest producer of track and suspension components in the U.S., and has been designated by the U.S. Army as the design agent for nearly all track in the U.S. inventory. Approximately one third of SPD's track products are sold to international customers.

    The M113 upgrade business involves the upgrade of existing M113 vehicles into the A3 configuration, and involves a variety of manufacturing and engineering operations. The Company entered into a partnering arrangement in 1997 with the Anniston Army Depot, which will perform any necessary upgrades of the M113 awarded by the U.S. Army and the National Guard, as described above. SPD's conversion technology, including a complete technical data and tooling package, can also be applied to M113 fleets elsewhere in the world.

  ARMAMENT SYSTEMS DIVISION ("ASD"). ASD provides integrated weapon delivery system products and services to the armed forces of the United States and military customers worldwide. The division provides armament design, development, production, and support as well as advanced technology research and development. Specifically, ASD designs, develops and manufactures advanced guns and missile-launching systems for the U.S. Navy, and is the prime contractor and systems integrator in the development of the U.S. Army's next generation self-propelled howitzer, the Crusader. Additionally, ASD provides complete overhaul, repair and maintenance of naval ordnance.

    CRUSADER. The Crusader is an integrated and automated two-vehicle system consisting of a 155-mm, self-propelled howitzer and a resupply vehicle. The Company is the sole-source, prime contractor and systems integrator responsible for the design and development of the Crusader, including delivery of two prototype systems, under a $1.1 billion DemVal contract, which is presently scheduled to be completed in 2001. The Company expects to become the sole-source, prime contractor for the $1.0 billion EMD phase presently scheduled to begin in 2000. The Company would then seek to become the sole-source prime contractor for the $1.3 billion LRIP phase presently scheduled to begin in 2004. Management believes the expertise acquired through the DemVal and EMD phases would give the Company a significant advantage in securing a contract for the LRIP and ultimately the FRP phase if necessary funding is appropriated and the U.S. Army continues to proceed with the Crusader.

    The Crusader is designed to achieve the U.S. Army's stated objectives for the next-generation howitzer. These specifications include: (i) increased mobility; (ii) increased lethality; (iii) improved survivability; and (iv) better sustainability. The Crusader is being designed to be the first howitzer capable of keeping pace with the maneuver strike force, including M1 tanks and BFVs. The Crusader is also being designed to provide substantially greater responsiveness and high rates of fire through long-range and accurate firings enabled by the vehicle's advanced autoloading technology and actively-cooled cannon, thereby giving it a multiple round simultaneous impact capability. This firing capability is being designed to allow commanders to extend and dominate the battle space and set a higher tempo for land operations. The Crusader is being designed to enhance survivability and allow the vehicle to be run by a three person crew compared to the four person crew required for the M109. The Crusader is being developed with an embedded digitized command, control, communications and intelligence for enhanced situational awareness, and for new capabilities for battlefield movement and resupply.

    As prime contractor, it is the Company's role to integrate all Crusader modules, manage the entire program and develop key components, including the advanced gun system. Gun system and autoloader technologies have historically been a core capability of ASD, developed through its long history with Naval gun systems.

    NAVAL SYSTEMS. The U.S. Navy is implementing a variety of programs to increase its ability to support land forces, with pronounced changes expected to occur in the surface fleet. The U.S. Navy plans for additional missile launcher firepower in its surface combatant ship building program for the 21st century ("SC 21"). The identity of contractors and scope of terms for any production of launchers for the SC 21 program have not been determined, although significant competition will exist for any SC 21 contract. In addition, the U.S. Navy plans to bolster surface land attack capability with modifications to existing ships. The U.S. Navy's focus on land attack warfare is spurring the development of new and modified weapon systems, including (i) a modified naval gun system, the Mk45 Mod4; (ii) a new 155mm gun system; (iii) integrating land attack missiles into VLS, requiring new cannisters and missile integration; and (iv) new or modified launching systems. The Company expects that the design, engineering and production of these systems will be the primary focus of naval ordnance manufacturers for the foreseeable future.

    MK45 NAVAL GUN SYSTEM ("MK45"). The Mk45 is the U.S. Navy's sole 5-inch gun system, with more than 150 systems installed. The U.S. Navy installs one 5-inch gun for every Arleigh Burke DDG 51 ("DDG 51") class destroyer built. The U.S. Navy has indicated that, over the next five years, it expects to require approximately 15 new Mk45s to be installed on newly constructed DDG 51 destroyers. The U.S. Navy recently awarded the Company a sole-source, prime development contract to upgrade Mk45 guns from Mod2 to Mod4 configuration, which extends the Mk45's range and improves surface fire support capability. Furthermore, the U.S. government recommends that foreign allied navies have compatible armaments, and has recently increased its support for the Company's efforts to place Mk45s on foreign ships. Management believes the improvements included in the Mod4 configuration will make the Mk45 more competitive internationally. The Company is also the lead agent for the gun weapons systems integration for the Naval Surface Fire Support program, with responsibility for the development and integration of a new naval gun system which includes managing the interfaces of other components with the gun weapons system.


    MK41 VERTICAL LAUNCHING SYSTEM ("VLS"). The VLS is the U.S. Navy's primary missile launcher on surface combatants, firing the anti-air Standard Missile, strike mission-related Tomahawk missile, anti-submarine VLASROC, and ship self-defense Sea Sparrow missile. The VLS is manufactured under a work-split agreement with Lockheed Martin, which is the prime contractor of the VLS launcher. The Company is the designated mechanical subcontractor and, separately from the work-split agreement, is the sole-source, prime provider of VLS canisters, which hold a variety of missiles. The U.S. Navy places the VLS, like the Mk45, on all DDG 51s, each of which contains twelve 8-cell VLS modules. Management believes the foreign market is likely to require a significant number of VLS systems in the future, representing a potential growth opportunity for the Company.


    OVERHAUL, REPAIR, MAINTENANCE AND OTHER. The Company, the U.S. Navy and the local government recently privatized a significant portion of the Naval Ordnance Station, Louisville ("United Defense Louisville"), where the Company previously had no operations. United Defense Louisville provides service for the Mk45 and smaller caliber gun mounts, guided missile launching systems, surface vessel torpedo tubes, gun fire control systems, target and decoy launchers and other U.S. Navy equipment. United Defense Louisville's operations remain primarily keyed to the engineering, repair, upgrade, maintenance and logistic support of U.S. Navy shipboard guns and related ordnance systems, although at a reduced scale compared to the U.S. Navy's operation of United Defense Louisville prior to privatization. United Defense Louisville services are supported by the Company's broad-based naval ordnance design, production and overhaul experience.

  INTERNATIONAL DIVISION. The International Division specializes in the operation of joint ventures and management of selected co-production programs in countries throughout the world. The International Division does not represent all of the international export opportunities and international sales of the Company, many of which are in other divisions; the International Division includes only joint ventures and certain co-production programs requiring specialized international management expertise. Current operations include joint ventures in Turkey and Saudi Arabia, in each of which the Company owns a 51% interest, and co-production programs in Japan, Korea and Pakistan. The International Division also has co-production, upgrade and rebuild programs under development for several other countries.

    The Company's objective in setting up a joint venture or co-production program is to provide the host country with an indigenous production capability that will utilize the Company's developed programs, adapted to local requirements. The International Division uses project financing, letters of credit and offsets to structure programs that meet unique customer needs.


    FMC-ARABIA. The joint venture was formed in 1994 to pursue defense contracts within the Kingdom of Saudi Arabia. The Company's 51% interest in the joint venture is a beneficial interest, but record ownership has remained with FMC for administrative convenience. The initial contract was to provide logistics support and training to the Royal Saudi Land Forces Infantry Corps for BFVs previously purchased from the Company. This contract is scheduled to be complete in the first quarter of 1998. FMC-Arabia has submitted a 3-year contract proposal for follow-on with substantially the same scope as the existing contract. In early 1997, FMC-Arabia was awarded a 3-year contract to commence the modernization of 523 of Saudi Arabia's M113s (out of a fleet of approximately 1700 vehicles) to an A3 configuration and to design and construct a facility to perform the work. Because of overall budgeting constraints affecting the Saudi Arabian government, the funding for both the M113 and CLS programs has been substantially reduced, with the result that FMC-Arabia is expected to operate both programs at only a nominal level for the remainder of 1998. The Company is continuing to work with the Saudi Arabian government in an effort to arrange increased and more stable funding for the programs, but there can be no assurance as to when or whether such funding will be provided. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Joint Ventures--FMC-Arabia."

    FNSS-TURKEY. The joint venture was formed in 1987 to pursue armored combat vehicle sales to the Turkish Army. Four types of armored vehicles using a common chassis are included in the contract: personnel carrier, fighting vehicle, tow missile vehicle and mortar vehicle. The initial production contract began in August 1989 and required FNSS-Turkey to deliver 1,698 vehicles, of which approximately 1,444 have been delivered to date. At the request of the Turkish government, the contract was modified in 1996 to extend the production and the delivery timetable to August 1999; however, due to problems with Turkish government furnished equipment, this completion date has been further extended. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Joint Ventures-- FNSS-Turkey."

    OTHER PROGRAMS. The Company is currently involved with co-production programs in Japan, Korea and Pakistan. Current co-production programs include the M113, MLRS carrier, LVTP7, and contractor logistics support. Under these arrangements, the Company provides training, technology and production kits to these countries until a domestic production capability is established, after which the Company continues to license its technology to the local manufacturer.

RESEARCH AND DEVELOPMENT AND ENGINEERING CAPABILITIES

    The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs. Among the DoD's procurement requirements is the research and development of new technologies for application to new weapon systems and upgrades.

    The Company's engineering capability has been a critical component of its success. The Company's experience in simulation, systems integration, armor, mobility, survivability and armaments, as well as its software development, engineering and electronics capabilities have allowed the Company to stay at the forefront of the development, manufacture and upgrade of its products.

    While most research and development is done at each of the Company's divisions, the Company also conducts some of its more sophisticated research and development at its Corporate Technology Center located in Santa Clara, California. CTC, which employs 45 engineering and research professionals (many of whom hold advanced degrees), provides state-of-the-art modeling simulation and testing to support UDLP's design, integration and production efforts.

    The Company has a number of systems in the early stages of development, which could provide long-term potential opportunities subject to successful development and testing, Congressional spending authorization and selection of the Company's products over those developed by competitors. The Vertical Gun for Advanced Ships ("VGAS") is the U.S. Navy's next-generation gun system and includes two 155mm barrels with a large number of projectiles in an automated magazine. The VGAS could replace or augment the Mk45 on future surface combatants. The Concentric Canister Launcher is a candidate for the U.S. Navy's next-generation launch system and could replace the current VLS. It has an integral gas management system design in which each cell is an individual launcher. The Composite Armored Vehicle integrates composite structures and lightweight armors into a fully-operational, advanced technology demonstration vehicle. The Company successfully completed this competitively awarded demonstration vehicle contract in 1997. The Cocoon Launcher is an on-deck system designed to launch the ship self-defense Evolved Sea Sparrow Missile. The Company has also invested in, and has received development contracts for, Electromagnetic and Electrothermal Chemical technologies related to advanced gun technologies, electric drive technologies and various advanced survivability technologies, including active defense.

GOVERNMENT CONTRACTS; REGULATORY MATTERS

    Management expects that for the foreseeable future approximately 90% of the Company's sales will continue to result from contracts with the U.S. government, either directly, through prime contractors or pursuant to the U.S. government's Foreign Military Sales program. The Company's U.S. government business is performed under cost-plus contracts (cost-plus-fixed-fee, cost-plus-incentive-fee, or cost-plus-award-fee) and under fixed-price contracts (firm fixed-price, fixed-price incentive, or fixed-price-level-of-effort).

    Cost-plus-fixed-fee contracts provide for reimbursement of costs, to the extent that such costs are allowable, and the payment of a fixed "fee", which is essentially the profit negotiated between the contractor and the U.S. government. Cost-plus-incentive-fee and cost-plus-award-fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for such factors as cost, quality, schedule and performance. Cost-plus contracts accounted for more than one-third of the Company's business in 1996.

    Under firm fixed-price contracts, the Company agrees to perform certain work for a fixed price and, accordingly, realizes all the benefit or detriment resulting from decreases or increases in the costs of performing the contract. Fixed-price incentive contracts are fixed-price contracts providing for adjustment of profit and establishment of final contract prices by a formula based on the relationship which final costs bear to target cost. Fixed-price-level-of-effort contracts are generally structured with a fixed price per labor hour subject to the customer's labor hour needs up to a contract cap. Fixed-price contracts accounted for approximately two-thirds of the Company's business in 1996. Almost all of the Company's fixed-price contracts in 1996 were firm fixed-price contracts.

    Under U.S. government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals and FMS sales, are not allowable. The U.S. government also regulates the methods under which costs are allocated to U.S. government contracts.

    U.S. government contracts are, by their terms, subject to termination by the U.S. government either for its convenience or default by the contractor. Cost-plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs, and if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. government, and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred. If a contract termination is for default, however, (i) the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. government; (ii) the U.S. government is not liable for the contractor's costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portion of the contract; and (iii) the contractor may be liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

    In addition to the right of the U.S. government to terminate, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

    Generally, the Company's DemVal, EMD and LRIP phase programs are performed under cost-plus contracts, while the FRP phase is awarded on a firm fixed-price basis.

    There are two principal contracting methods used to export defense equipment: Direct Foreign Sales and Foreign Military Sales. In a DFS, the contractor sells directly to the foreign country and assumes all risks in the transaction. In an FMS sale, the sale is funded for, contracted by and made to the U.S. government which in turn sells the product to the foreign country. Licenses are required from U.S. government agencies for DFS exports from the U.S. of nearly all of the Company's products. Certain of the Company's products may not be exported to certain countries.

    In common with other companies which derive a substantial portion of their sales from contracts with the U.S. government for defense-related products, the Company is subject to business risks, including changes in governmental appropriations, national defense policies or regulations, and availability of funds. Any of these factors could materially adversely affect the Company's business with the U.S. government in the future.

COMPETITION

    With respect to certain products and programs, the Company competes with one or more companies, most of which are multinational firms with substantial resources and capital. The Company from time to time faces competition from a number of competitors, both domestic and foreign, and in the tracked, armored combat vehicle market, the Company encounters General Dynamics Corporation most frequently. The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to its government customers, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole-sourced by the U.S. government to a single supplier, and in other cases involve a prime contractor and multiple suppliers. In cases where the Company is the sole-source provider, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the U.S. government should choose to reopen the particular program to competition.

    The Company's customers, particularly depots, often compete for after-market business, such as Steel Products Division upgrade work and various overhaul and servicing work performed by the Company.

    Management believes that the Company will continue to be able to compete successfully based upon the quality, technological advancement and cost competitiveness of its products and services. However, all defense contractors are competing for a limited amount of budgeted funding.

MAJOR CUSTOMERS

    The Company's sales are predominantly derived from contracts with agencies of the U.S. government. The various government customers exercise largely independent purchasing decisions. Sales to the U.S. government generally are not regarded as constituting sales to one customer. Instead, each contracting entity (including multiple contracting entities within the U.S. Army and U.S. Navy) is considered to be a separate customer. The Company's largest programs, representing approximately 30%, 13% and 10% of 1996 revenues were the BFV programs (including derivatives and represented by multiple contracts through multiple entities within the U.S. Army, with no such contract representing more than 13% of 1996 revenues), the Crusader program and the Paladin program, respectively.

BACKLOG

    As of November 30, 1997 and November 30, 1996, the Company's funded backlog was approximately $1.6 billion. Funded backlog does not include the awarded but unfunded portion of total contract values. This backlog provides management with a useful tool to project sales and plan its business on an on-going basis; however, no assurance can be given that the Company's backlog will become revenues in any particular period or at all. A substantial majority of this backlog is expected to be earned as revenues by the end of 1998.

                                                        FUNDED BACKLOG AS OF NOVEMBER 30,
                                                     ----------------------------------------
                                                            1997                 1996
                                                     -------------------  -------------------

                                                                 ($ IN MILLIONS)
Ground Systems Division............................       $   817.4            $   778.3
Armament Systems Division..........................           488.4                438.5
Paladin Products Division..........................           166.5                240.2
International Division.............................            93.0                124.1
Steel Products Division............................            45.0                 77.3
Headquarters, Elimination and Other................           (57.6)               (79.7)
                                                           --------             --------
  Total............................................       $ 1,552.7            $ 1,578.7
                                                           --------             --------
                                                           --------             --------

INTELLECTUAL PROPERTY

    Although the Company owns a number of patents and has filed applications for additional patents, it does not believe that its operations depend upon its patents. In addition, the Company's U.S. government contracts generally license it to use patents owned by others. Similar provisions in the U.S. government contracts awarded to other companies make it impossible for the Company to prevent the use by other companies of its patents in most domestic work. Additionally, the Company owns certain data rights in its products under certain of its government contracts. The protection of data developed by the Company from use by other government contractors is from time to time a source of negotiation between the Company and the U.S. government, and the extent of the Company's data rights in any particular product generally depends upon the degree to which that product was developed by Company, rather than U.S. government funds. The Company routinely enters into confidentiality and non-disclosure agreements with its employees to protect its trade secrets.

EMPLOYEES

    At November 30, 1997, the Company had approximately 5,626 employees and approximately 280 contract workers (excluding employees of the foreign joint ventures). Approximately 1,680 of these employees at five locations are represented by six unions, including the Glass, Moulders, Pottery, Plastics and Allied Workers (Anniston); the International Association of Machinists (Louisville and San Jose); the United Automobile, Aerospace and Agricultural Implement Workers (Minneapolis); the International Guards (Minneapolis); the International Brotherhood of Teamsters (San Jose); and the United Steelworkers
(York). These contracts are scheduled to expire between February 1998 and April 2000. The Company considers its relations with its employees to be generally good, and has not experienced a work stoppage since 1986.

PROPERTIES

    The table below sets forth certain information with respect to the Company's manufacturing facilities and properties.

LOCATION                                           LEASED/OWNED       BUSINESS CONDUCTED(1)      SQUARE FOOTAGE
----------------------------------------------  ------------------  --------------------------  -----------------
Arlington, VA.................................  Leased                          HQ                   16,218
Anniston, AL..................................  Leased                         SPD                  100,000
Anniston, AL..................................  Owned                          SPD                  356,000
Aiken, SC.....................................  Leased                         GSD                   21,000
Aiken, SC.....................................  Owned                          GSD                  189,000
Aberdeen, SD..................................  Owned                          ASD                  105,000
Chambersburg, PA..............................  Govt. Owned                    PPD                   90,000
Fayette County, PA............................  Leased                         GSD                  176,600
Fridley, MN...................................  Govt. Owned                    ASD                1,712,240
Fridley, MN...................................  Owned                          ASD                  326,023
Louisville, KY................................  Leased                         ASD                1,047,800
Orlando, FL...................................  Leased                         GSD                    4,860
San Benito, CA................................  Leased                         GSD                    1,218acres
San Jose, CA
  1125 Coleman................................  Leased*                        GSD                  675,600
  1205 Coleman................................  Leased*                        CTC                  119,000
  1450 Coleman................................  Leased*                        GSD                   36,600
  340 Brokaw..................................  Leased*                        GSD                    4,400
  328 Brokaw..................................  Leased*                        GSD                  138,200
  2830 De La Cruz.............................  Leased                         GSD                   86,785
  2890 De La Cruz.............................  Leased                         GSD                   68,708
  215 Devcon..................................  Leased                         GSD                   48,700
  150 Brokaw..................................  Leased                         GSD                   48,666
York County, PA...............................  Owned                          GSD                  946,901

------------------------

*   Indicates properties at which FMC is the lessor.

(1) Indicates whether property is used for corporate headquarters ("HQ") or used by the Armament Systems Division, Ground Systems Division, Paladin Production Division, Steel Products Division or Corporate Technology Center.

    The U.S. Navy is currently in the process of divesting its Fridley, Minnesota facility that has historically been provided rent free to the Company for production of systems and spares for the U.S. government. The divestiture requires that the facility be available for use by the Company for government production through 2000. The Company has the right of first refusal in the sale of the facility and the U.S. government has made an offer to sell its portion of the Fridley facility to the Company and negotiations relating to this offer have commenced. Depending on the outcome of these negotiations, the Company's historical occupancy costs associated with its operations at this facility and any lease obligations associated with operating after a sale of the facility may be affected. The Company is considering alternatives to a purchase including the sale of its portion of the facility with a leaseback of the portion it occupies.

SOURCES AND AVAILABILITY OF RAW MATERIALS

    The Company's manufacturing operations require raw materials, primarily aluminum and steel, which are purchased in the open market and are normally available from a number of suppliers. The Company also purchases a variety of electronic and mechanical components for which the Company has multiple commercial sources. The Company has not experienced any significant delays in obtaining timely deliveries of essential raw materials.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to Environmental Laws. The Company continually assesses its compliance status and other obligations with respect to Environmental Laws and believes that its operations currently are in substantial compliance with Environmental Laws. Based on historical experience, the Company does not believe that its obligations under Environmental Laws will have a material adverse effect on the Company's financial condition, results of operation or debt service capability. There can be no assurance, however, that the Company will not incur material costs in the future as a result of changes in Environmental Laws or changes in the Company's obligations under Environmental Laws.

    Pursuant to the terms of the Acquisition Agreement, the Company has retained responsibility for environmental compliance at its facilities and may also incur significant remediation costs, portions of which are reimbursable by the U.S. government and the Sellers, associated with historical releases of hazardous substances and wastes at the facilities. Based on certain U.S. government contracting statutes and regulations, the Company expects that a significant portion of such environmental compliance and remediation costs will be Allowable Costs. In addition, under the environmental indemnification provisions of the Acquisition Agreement, the Sellers will retain responsibility for 75% of certain remediation costs relating to periods prior to the Closing Date that are Non-Allowable Costs. Based on historical experience, the Company expects that a significant percentage of the total remediation and compliance costs associated with its facilities will continue to be Allowable Costs. There can be no assurance, however, that the Sellers will reimburse the Company promptly or at all for future environmental costs or that the U.S. government will allow as Allowable Costs in the Company's contracts all or a significant portion of such future environmental costs. In such an event, the Company's financial condition, results of operation and debt service capability could be materially and adversely affected. For a more detailed discussion of the environmental indemnification provisions of the Acquisition Agreement, see "The Acquisition."

    Following is a summary of the principal environmental issues associated with the Company's facilities:

    SAN JOSE FACILITIES. The Sellers have conducted and expect to conduct in the future soil and groundwater investigation and remediation at the San Jose facilities to address historical releases of solvents and other substances. The California Regional Water Quality Control Board has issued administrative orders that govern the investigation and remediation. The Company and the California Department of Toxic Substances Control ("DTSC") has issued an order pursuant to the Resource Conservation and Recovery Act ("RCRA"), under which investigation and remediation are under way at a second section of the property. The Company submitted a RCRA Facility Investigation report to the DTSC in December 1996, which was approved in August 1997, and the Company expects that FMC will need to conduct significant additional investigative and remedial work at the property. The Acquisition Agreement provides that the Sellers will be responsible for 100% of all uninsured remediation costs incurred at the San Jose facilities but will be entitled to reimbursement from the Company for 78% of such costs, subject to certain limitations including a reimbursement ceiling of $16.7 million. The Company, in turn, expects to be able to recover such costs from the U.S. government pursuant to the terms of a settlement agreement among FMC, the Company and DoD (the "Environmental Advance Agreement") under the terms of which 78% of remediation costs and 100% of compliance costs incurred by the Company at the San Jose facilities will be allowable as contract costs in the Company's contracts.

    FRIDLEY, YORK AND ANNISTON FACILITIES. At the Company's York and Anniston facilities, the Company has investigated soil and groundwater contamination, and in some cases, has undertaken remediation. On the portion of the Fridley facility that is owned by the Company, the Company is conducting soil and groundwater remediation to address solvent contamination. Additional investigative and remedial activities have been conducted by the U.S. Navy on certain Navy-owned portions of the Fridley facility. At the Company's York facility, soil and groundwater investigation and remediation are underway, including efforts related to contamination caused by a former on-site wastewater treatment plant. The groundwater remediation at the Fridley and York facilities focuses on preventing off-site migration of contaminants. The Anniston facility is the site of century-old forge and foundry operations, and soil and groundwater sampling has detected elevated levels of petroleum hydrocarbons at the facility. The Company is evaluating whether additional investigative or remedial activity will be required at this facility. The majority of costs associated with current remediation efforts at these facilities are considered to be Allowable Costs. In addition, under the Environmental Indemnity, the Sellers will reimburse the Company for 75% of Non-Allowable Costs associated with environmental remediation or noncompliance at these facilities where such Non-Allowable Costs arise out of pre-closing operations, so long as the Sellers are notified of the indemnified matters within three years of the Closing Date.

    LOUISVILLE FACILITY. The Louisville facility, which is among the facilities that the Company leases from the U.S. government, has been the site of manufacturing operations since the 1940s and is believed to have soil and groundwater contamination from such historical operations. The Company is the express beneficiary of an indemnification provision that provides that the U.S. government is responsible for all remediation costs incurred with respect to the Louisville facility other than those related to the Company's occupancy of the facility, and the provision creates a rebuttable presumption that environmental contamination discovered at the facility is not related to the Company's occupancy.

    CERCLA OBLIGATIONS. The Company is subject to liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state statutes for investigation and remediation of environmental contamination of off-site locations at which it has arranged for the disposal of hazardous substances. The Company has been notified that it is a potentially responsible party in certain actions brought under CERCLA or similar state statues and is attempting to resolve these matters. The Company has been named a potentially responsible party (a "PRP") under CERCLA at four locations involving its Fridley facility. The first location is in Fridley, Minnesota. This facility is jointly owned by the UDLP and the U.S. Navy. Remediation is currently underway to reduce groundwater contamination, which could extend for several decades and to remediate an on-site landfill. The Company currently estimates the cost of remediation at $300,000 per year for these projects, assuming no new remediation efforts are required. The U.S. Navy is also in the process of installing a treatment plant for the plant's storm sewer, which should be completed by 1998 and the Company is providing on-site technical support for this effort. The other sites at which the Company or a subsidiary has been named a PRP are three landfills to which UDLP sent waste in the past. Each of these sites has been issued a Letter of Compliance under the State of Minnesota Landfill Cleanup Program and UDLP is currently being reimbursed a portion of its expenditure from the clean-up of these landfills. Based on historical experience, management does not expect that liability for CERCLA costs, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, results of operation or debt service capability.

LEGAL PROCEEDINGS

    ALLIANT TECHSYSTEMS CLAIM. Alliant Techsystems Inc. ("Alliant Tech"), a subcontractor to UDLP in connection with UDLP's Paladin howitzer prime contract, has asserted a claim against UDLP alleging wrongful termination of that subcontract by UDLP. UDLP maintains that it terminated the Alliant Tech subcontract work in accordance with its termination rights under the applicable subcontract agreement and pursuant to a corresponding U.S. Army termination for convenience of the portion of UDLP's prime contract that covered the pertinent components supplied by Alliant Tech. In a letter dated September 19, 1996, Alliant Tech asserted its intention to pursue this claim against UDLP for approximately $17 million in damages. In October 1997, UDLP and Alliant Tech settled Alliant Tech's claim for certain costs under the termination for convenience provisions of the subcontract. Alliant retained the right to pursue breach of contract claims against UDLP but no litigation has commenced. Management believes that UDLP has a valid defense to any such claim. However, no assurances can be given that UDLP will be successful in its defense of this claim, in the event that the claim were further pursued by Alliant.

    LITIGATION RETAINED BY SELLERS. UDLP is subject to, or involved in, certain litigation and governmental investigations (the "Retained Litigation Matters") for which the Sellers have retained responsibility and agreed to indemnify UDLP and the Company for any liabilities relating to these proceedings. See "The Acquisition." The Retained Litigation Matters include, among other proceedings, a "QUI TAM" action asserted against FMC, the general partner of UDLP prior to the Acquisition and the former owner of a portion of UDLP's business, which relates to the conduct of the Ground Systems Division of UDLP prior to the formation of UDLP in 1994.

    The QUI TAM action was filed under seal in 1986 in the U.S. District Court for the Northern District of California by Henry Boisvert, a former employee of FMC (the "relator"), and is captioned UNITED STATES EX REL. HENRY J. BOISVERT V. FMC. The complaint alleges that the BFV failed to meet certain specifications contained in the BFV program contract and alleges the existence of certain other material and design defects. Trial of the case commenced on December 15, 1997 and is expected to continue into January 1998.

    Management does not believe that the Retained Litigation Matters will have a material adverse effect upon the financial condition or results of operations of UDLP because Sellers have agreed to indemnify UDLP and the Company for all losses and liabilities directly attributable to the Retained Litigation Matters. However, no assurances can be made that the Sellers will perform their indemnification obligations if these matters are adversely determined or that such adverse determination would not otherwise be disruptive to the Company's business.

    OTHER MATTERS. UDLP, in its ordinary course of business, is party to various other legal proceedings, some of which are covered by insurance. Management believes these these are routine in nature and incidental to its operations. Management believes that the outcome of such proceedings to which UDLP currently is a party will not have material adverse effects upon its operations, financial condition or liquidity.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    The following table sets forth certain information with respect to the members of the Board of Directors and the executive officers of the Company. Executive officers of the Company are chosen by the Board of Directors and serve at its discretion. The Board of Directors does not maintain any committees.

                                                                                                               YEARS WITH
NAME(1)                         POSITION                                                           AGE         COMPANY(2)
------------------------------  -------------------------------------------------------------      ---      -----------------

William E. Conway, Jr.........  Chairman                                                               48              --

Allan M. Holt.................  Director                                                               45              --

Peter J. Clare................  Director                                                               32              --

Frank C. Carlucci.............  Director                                                               67              --

J.H. Binford Peay, III........  Director                                                               57              --

Thomas W. Rabaut..............  President, Chief Executive Officer, Director                           49              20

David V. Kolovat..............  Vice President, General Counsel and Secretary                          53               9

Francis Raborn................  Director, Vice President and Chief Financial Officer                   54              20

Arthur L. Roberts.............  Vice President, General Manager--International Division                57              30

Frederick M. Strader..........  Vice President, General Manager--Armament Systems Division             44              17

Dennis A. Wagner, III.........  Vice President, Business Development and Marketing                     47              16

Peter C. Woglom...............  Vice President, General Manager--Ground Systems Division               52              24

------------------------

(1) Prior to the Acquisition, Allan M. Holt was the sole director and President of the Company. Other directors and officers listed above were elected following the Acquisition.

(2) Includes the Company and its predecessors.

    WILLIAM E. CONWAY, JR. was elected as a Director of the Company in 1997. He has been a Managing Director of The Carlyle Group, a Washington, D.C.-based private merchant bank, since 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until 1987, and was a Vice President and Treasurer of MCI from 1981 to 1984. Mr. Conway presently serves on the Board of Directors of GTS Duratek, Inc., Howmet International Inc., Nextel Communications, Inc., Tracor Inc. and several privately held companies.

    ALLAN M. HOLT was elected as a Director of the Company in 1997. He is a Managing Director of The Carlyle Group, a Washington, D.C.-based private merchant bank which he joined in 1991. Mr. Holt was previously with Avenir Group, a private investment and advisory group, and from 1984 to 1987 was Director of Planning and Budgets at MCI Communications Corporation, which he joined in 1982. Mr. Holt currently serves on the boards of several privately held companies.

    PETER J. CLARE was elected as a Director of the Company in 1997. He is currently a Principal with The Carlyle Group, a Washington, D.C.-based private merchant bank which he joined in 1992. Mr. Clare was previously with First City Capital, a private investment group. From 1987 to 1989, he worked in the mergers and acquisitions and merchant banking groups at Prudential-Bache. Mr. Clare currently serves on the boards of several privately held companies.

    FRANK C. CARLUCCI was elected as a Director of the Company in 1997. He is Chairman of The Carlyle Group, a Washington, D. C. based merchant bank. Prior to joining The Carlyle Group in 1989, Mr.

Carlucci served as Secretary of Defense from 1987-1989. Previously he had served as President Reagan's National Security Advisor in 1987. Mr. Carlucci serves on the following corporate boards: Ashland Inc.; IRI International Corp.; Kaman Corporation; Neurogen Corporation; Northern Telecom Limited; The Quaker Oats Company; SunResorts, Ltd., N.V.; Texas Biotechnology Corporation; Pharmacia & Upjohn, Inc.; Westinghouse Electric Corporation; and the Board of Trustees for the RAND Corporation and the Advisory Committee of East New York Savings Bank.

    J.H. BINFORD PEAY, III was elected as a Director of the Company in 1997. General Peay is a career U.S. Army officer who attained the rank of four star general and retired from the Army on October 1, 1997. He is the former Commander-in-Chief of the U.S. Central Command (1994-1997) and also served as Vice Chief of Staff, United States Army (1993-1994). Prior to serving as Vice Chief of Staff, he was Deputy Chief of Staff for Operations and Plans, Department of the Army and Senior Army Member, U.S. Military Committee, United Nations in Washington, D. C. (1991-1993) and was Commanding General, 101st Airborne Division (Air Assault) at Ft. Campbell, Kentucky (1989 to 1991).

    THOMAS W. RABAUT has been President and Chief Executive Officer of UDLP since its formation in 1994. Before joining UDLP, Mr. Rabaut worked at FMC since 1977 and held several executive positions including General Manager of FMC's Steel Products Division from 1986 to 1988, Operations Director and then Vice President and General Manager of FMC's Ground Systems Division from 1988 to 1993, and General Manager of FMC's Defense Systems Group, overseeing operations in the U.S., Turkey, Pakistan, and Saudi Arabia for U.S. and allied armies, navies, and marines from 1993 to 1994. In 1994, he was also elected Vice President of FMC. Mr. Rabaut graduated from the U.S. Military Academy at West Point and from the Harvard Business School.

    DAVID V. KOLOVAT has been Vice President and General Counsel of UDLP since its formation in 1994. He has also served as FMC's Associate General Counsel in charge of defense business legal work from 1988 until consummation of the Acquisition. Mr. Kolovat served as Vice President and General Counsel of Premisys, Inc. from 1986 to 1988, during which Premisys was acquired by Pacific Telesis Corp., and from 1984 to 1986 as Vice President and General Counsel of Robot Defense Systems, Inc. Mr. Kolovat received his undergraduate degree from the University of Iowa and his law degree from Stanford Law School.

    FRANCIS RABORN was elected as a Director of the Company in 1997. He has been Vice President and Chief Financial Officer of UDLP since its formation in 1994, with responsibility for financial, contract, administrative and government compliance matters. Mr. Raborn joined FMC in 1977 and held a variety of financial and accounting positions including Controller of FMC's Defense Systems Group from 1985 to 1993 and Controller of FMC's Special Products Group from 1979 to 1985. Mr. Raborn received a B.S. in Economics from the University of Pennsylvania's Wharton School and an MBA from UCLA.

    ARTHUR L. ROBERTS has been Vice President and General Manager--International Division of UDLP since its formation in 1994. His responsibilities include management of joint ventures in Turkey and Saudi Arabia, ongoing co-production programs in Pakistan and Japan and development of new co-production programs in Malaysia and Korea. Prior to joining UDLP, Mr. Roberts was General Manager of FMC's Defense Systems International Division since 1993. Mr. Roberts held a number of positions at FMC since 1967, including management of the Turkey joint venture program from its initial proposal in 1988 through 1992. Mr. Roberts holds a bachelor's degree in mechanical engineering from Yale University and an MBA from Harvard Business School.

    FREDERICK M. STRADER has been Vice President and General Manager--Armament Systems Division of UDLP since May 1994. Prior to joining UDLP, Mr. Strader was Division Manager of FMC's Agricultural Machinery Division from October 1992 to May 1994, and Manager of FMC's Strategic Planning Group from September 1991 to October 1992. Prior thereto, he held a number of operations, planning and financial positions at the Steel Products Division of FMC. Mr. Strader received his BA degree from Ripon College and his MBA degree from the Wharton School at University of Pennsylvania.

    DENNIS A. WAGNER, III has been Vice President, Business Development and Marketing of UDLP since its formation in 1994 with responsibility for the development and coordination of worldwide strategies for the design, manufacture, and sale of combat vehicles, amphibious assault vehicles, and armament systems for the U.S. and Allied armed forces. Mr. Wagner joined FMC's Defense Systems Group in 1981 and held a number of marketing and management positions, including Division General Manager of FMC's Steel Products Division from 1989 to 1994 and Program Director for the M113 family of vehicles from 1987 to 1989. Mr. Wagner received a BS in General Engineering from the U.S. Military Academy and an MBA in Finance from the University of Detroit.

    PETER C. WOGLOM has been Vice President and General Manager--Ground Systems Division of UDLP since 1994. Prior thereto, he held a number of line and executive positions at FMC after joining FMC in 1973, including Vice President and General Manager of FMC's Ground Systems Division from 1993 to 1994, and Vice President and Director, Business Strategies and Initiatives for FMC's Defense Systems Group from 1990 to 1993. Mr. Woglom received BSCE and Master of Engineering degrees from Cornell University and an MBA from the University of Pittsburgh.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by the Company for services rendered for the year ended December 31, 1996 to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                  ANNUAL COMPENSATION                   AWARDS
                                       ------------------------------------------  ----------------
                                                                                      RESTRICTED
    NAME AND PRINCIPAL                                             OTHER ANNUAL         STOCK           ALL OTHER
         POSITION             YEAR     SALARY(1)     BONUS(2)    COMPENSATION(3)      AWARDS(4)      COMPENSATION(5)
--------------------------  ---------  ----------  ------------  ----------------  ----------------  ----------------
Thomas W. Rabaut..........       1996  $  322,091   $  171,525     $    --           $    --           $    --
  President and CEO
Peter C. Woglom...........       1996     234,665       79,648          --                284,500           --
  Vice President,
  General Manager-- Ground
  Systems
Frederick M. Strader......       1996     183,990       99,770          --                213,375           --
  Vice President,
  General Manager--
  Armament Systems
David V. Kolovat(6).......       1996     202,196       63,078          --                --                --
  Vice President, General
  Counsel and Secretary
Arthur L. Roberts.........       1996     177,619       68,320          --                --                --
  Vice President,
  General Manager--
  International

------------------------

(1) Includes matching contributions under the Company's 401(k) plan for salaried employees or the FMC 401(k) plan in which the individual participated prior to the Acquisition.

(2) The FMC management incentive plans in which the employee participated prior to the Acquisition. Such plans provided for both annual and three-year incentive bonuses.

(3) Amounts less than $50,000 or 10% the Named Executive Officer's compensation are excluded.

(4) Includes options to purchase and shares of restricted stock of FMC pursuant to FMC plans in which the Named Executive Officer participated prior to the Acquisition.

(5) The Named Executive Officers participated in FMC's stock option plan. In 1996 Mr. Kolovat exercised 6,400 shares and realized $195,800 of value and Mr. Roberts exercised 4,300 shares and realized $265,876 of value. Messrs. Rabaut, Woglom, Strader, Kolovat and Roberts had $609,525, $296,663, $463,325, $71,250 and $369,550 of value, respectively, in exercisable in-the-money options at the end of 1996. Such Named Executive Officers had $291,194, $99,600, $145,910, $160,813 and $132,200, respectively, of presently unexercisable FMC options at such date that will vest upon consummation of the Acquisition.

(6) 1996 compensation was paid by FMC. Mr. Kolovat became an employee of the Company upon consummation of the Acquisition.

EMPLOYMENT AGREEMENTS

    The Company expects to enter into employment agreements with certain key executive officers, including terms for salary, bonus opportunity, insurance, severance and non-competition.

RETIREMENT PLAN

    Each Named Executive Officer is covered under the UDLP Defense Segment Pension Plan (the "Pension Plan") described below. The following table shows the estimated annual pension benefits under the Pension Plan, including amounts attributable to the Supplemental Retirement and Savings Plan ("SERP") described below for the specified compensation and years of service.

                               PENSION PLAN TABLE

                                              ESTIMATED ANNUAL RETIREMENT BENEFITS
                                                 FOR YEARS OF SERVICE INDICATED
          FINAL AVERAGE            ----------------------------------------------------------
            EARNINGS                15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
         ---------------           ----------  ----------  ----------  ----------  ----------
$ 150,000........................  $   31,552  $   42,070  $   52,587  $   63,104  $   73,622
  250,000........................      54,052      72,070      90,087     108,104     126,122
  350,000........................      76,552     102,070     127,587     153,104     178,622
  450,000........................      99,052     132,070     165,087     198,104     231,122
  550,000........................     121,552     162,070     202,587     243,104     283,622
  650,000........................     144,052     192,070     240,087     288,104     336,122
  900,000........................     200,302     267,070     333,837     400,604     467,372
 1,150,000.......................     256,552     342,070     427,587     513,104     598,622
 1,300,000.......................     290,302     387,070     483,837     580,604     677,372
 1,450,000.......................     324,052     432,070     540,087     648,104     756,122

    Compensation included in the final average earnings for the pension benefit computation includes base annual salary and annual bonuses but excludes payments for most other compensation. Unreduced retirement pension benefits are calculated pursuant to the Pension Plan's benefit formula as an individual life annuity payable at age 65. Benefits may also be payable as a joint and survivor annuity or a level income option. Final average earnings in the above table means the average of covered remuneration for the highest 60 consecutive calendar months out of the 120 calendar months immediately preceding retirement. Benefits applicable to a number of years of service or final average earnings different from those in the above table are equal to the sum of (A) 1 percent of allowable Social Security Covered Compensation ($29,304 for a participant retiring at age 65 in 1997) times years of credited service and (B) 1.5 percent of the difference between final average earnings and allowable Social Security Covered Compensation times years of credited service. ERISA limits the annual benefits that may be paid from a tax-qualified retirement plan. Accordingly, as permitted by ERISA, the Company has adopted supplemental arrangements to maintain total benefits upon retirement at the levels shown in the table. Messrs. Rabaut, Woglom, Strader, Kolovat and Roberts currently have 20, 24, 17, 9 and 30 years of service under the Pension Plan, respectively.

    The Company will also maintain a SERP designed to provide unfunded supplemental retirement benefits to certain Executive Officers of the Company. The SERP will be designed to provide the selected employees a benefit at retirement equal to the benefit the participant would have received under the 401(k) plan and the pension plan if the Code and such plan did not require the exclusion of certain compensation from the determination of benefits under those plans. SERP benefits will be offset by amounts the participant receives from certain other plans and Social Security. All Named Executive Officers will likely participate in the SERP.

TRANSACTION INCENTIVE PAYMENTS

    The Company instituted an additional incentive plan in 1997 for the Named Executive Officers and certain other employees granting them significant incentive bonuses upon a successful sale of the Company. The Sellers paid the amounts under this plan. The incentives paid to the Named Executive Officers were as follows:

                         TRANSACTIONS INCENTIVE PAYMENT

                                                                              PERFORMANCE
NAME                                                                           INCENTIVE        PREMIUM INCENTIVE
------------------------------------------------------------------------  --------------------  -----------------
Thomas W. Rabaut........................................................       $  250,000          $   250,000
  President and CEO
Peter C. Woglom.........................................................          150,000              150,000
  Vice President, General Manager--Ground Systems
Frederick M. Strader....................................................          150,000              150,000
  Vice President, General Manager--Armament Systems
David V. Kolovat........................................................          100,000              --
  Vice President, General Counsel and Secretary
Arthur L. Roberts.......................................................          100,000              --
  Vice President, General Manager--International

SEVERANCE ARRANGEMENTS

    In June 1997, the Company entered into executive compensation agreements with fourteen management employees, including each Named Executive Officer. These agreements generally provide that in the event the executive's employment is terminated by the Company other than for "cause" or by the executive with "good reason" (each as defined therein) within 2 years following a "sale of the company" (as defined therein) including the Acquisition, the executive will be entitled to (i) a payment equal to a multiple (ranging from one to three) of the executive's base pay and target bonus; (ii) Company-paid outplacement services; and (iii) the right to continue to participate in the Company's health, life and accidental death and dismemberment and long-term disability benefits plan for one year (or three years in the case of Mr. Rabaut) at the rates in effect for active employees.

    The Company also maintains a severance plan that generally covers most salaried and non-union hourly employees, and provides severance payments in the event of the employee's involuntary termination of employment due to a reduction in force. Severance payments are calculated as a percentage (up to 100% maximum) of base pay.

STOCK OPTION PLAN


    The Company is adopting an option plan for key employees (including the Named Executive Officers) of the Company, pursuant to which options to purchase an aggregate of approximately 8% of the Company's fully-diluted common stock at the Closing Date will be granted, subject to vesting requirements based on performance and/or length of service after the options are granted. The Company intends to adopt a stock purchase plan, pursuant to which key employees (including the Named Executive Officers) will be entitled to purchase stock of UDI.

                              CERTAIN TRANSACTIONS

    Prior to the Acquisition, UDLP contracted with FMC for various administrative and support services, including computer services, systems and programming, data communications, employee relocation support, payroll processing, research and development, insurance and general management support. During the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, UDLP paid $42.4 million, $39.8 million, $35.2 million and $22.3 million, respectively, to FMC for such support. This contract was terminated at or prior to the Closing Date. The Company also leases office and manufacturing facilities in San Jose, California from FMC. Under the lease agreement during the years ended December 31, 1994, 1995 and 1996, UDLP paid $4.2 million, $3.9 million and $3.7 million, respectively. In connection with the Acquisition, UDLP amended the lease to provide for a $4.0 million annual base rent.

    UDLP sales of inventory to FMC during the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 were $2.8 million, $1.5 million, $1.1 million and $0.9 million, respectively. Management believes that such transactions were consummated on terms substantially similar to those that would arise in transactions with unrelated third parties. Sales to Harsco were not material.

    During 1995, UDLP entered into an agreement with FMC and Harsco whereby UDLP's excess cash balances of up to $40 million were invested with FMC. Interest on these funds was earned based on the average monthly cost of FMC's U.S. dollar revolver-related short-term borrowings for such month. In addition, UDLP made short-term loans, not to exceed ninety days, to FMC at rates equal to FMC's average overnight borrowing rate for the period of the loan. Interest on all loans to FMC totaled $1.8 million and $1.1 million in 1996 and 1995, respectively. This agreement terminated on the Closing Date.

    Concurrently with the closing of the Acquisition, the Company entered into a management agreement (the "Management Agreement") with TCG Holdings, L.L.C. (or another affiliate of Carlyle) for certain management and financial advisory services to be provided to the Company and its subsidiaries. The Management Agreement provides for the payment to Carlyle an annual management fee of $2.0 million. In addition, the Company may retain Carlyle or any third party for the provision of certain corporate administrative services or transactional services on terms and conditions to be agreed upon including fees for assisting the Company with the future acquisitions, dispositions, financing transactions and other similar transactions. Pursuant to the Management Agreement, Carlyle received a fee of $4.5 million and will receive an additional $2.0 million in 1998 for advisory and other services provided in connection with the Transactions.

                             PRINCIPAL STOCKHOLDERS

    All of the capital stock of the Company is held by Iron Horse.

    The following table sets forth certain information regarding the beneficial ownership of Iron Horse by each person known by the Company to be the owner of 5% or more of Iron Horse's equity interests ("Units"), by each person who is a director or Named Executive Officer of the Company and by all directors and executive officers of the Company as a group.

                                                                                                      PERCENTAGE OF
                                                                                         NUMBER OF   ALL OUTSTANDING
BENEFICIAL OWNER(1)                                                                        UNITS          UNITS
--------------------------------------------------------------------------------------  -----------  ---------------
TCG Holdings, L.L.C.(2)(3)............................................................       1,000          100.0%
William E. Conway, Jr.(3).............................................................      --              *
Allan M. Holt(3)......................................................................      --              *
Peter J. Clare(3).....................................................................      --              *
Frank C. Carlucci(3)..................................................................      --              *
J.H. Binford Peay, III(4).............................................................      --              *
Thomas Rabaut(4)......................................................................      --              *
Peter C. Woglom(4)....................................................................      --              *
Frederick M. Strader(4)...............................................................      --              *
David V. Kolovat(4)...................................................................      --              *
Francis Raborn(4).....................................................................      --              *
Arthur L. Roberts(4)..................................................................      --              *
All Directors and Executive Officers as a group (12 persons)..........................      --              *

------------------------

*   Denotes less than 1% beneficial ownership.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all Units owned by such beneficial owner.

(2) Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Islands limited partnership, Carlyle International Partners III, L.P., a Cayman Islands limited partnership, and certain additional partnerships formed by Carlyle (collectively, the "Investment Partnerships") and certain investors with respect to which TC Group, L.L.C. or an affiliate exercises investment discretion and management constitute all of the members of Iron Horse. TC Group, L.L.C. is the sole general partner of the Investment Partnerships and TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C.

(3) The address of such person is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

(4) The address of such person is c/o United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209-2411.

                                THE ACQUISITION

ACQUISITION AGREEMENT

    The Company entered into the Acquisition Agreement with the Sellers on August 25, 1997 for the acquisition by the Company of all of FMC's and Harsco's respective partnership interests in UDLP. The aggregate Purchase Price paid in the Acquisition was $850.0 million. The Company paid the Purchase Price with $800.0 million of cash and the Seller Note. The Purchase Price is subject to adjustment following the closing based upon the difference (if any) between the net worth of UDLP as of the Closing Date (as adjusted as provided in the Acquisition Agreement) and the adjusted net worth of UDLP as of June 30, 1997. If any adjustment results in a decrease in the Purchase Price for the Acquisition, borrowings under the Term Loan Facilities will be correspondingly reduced. If the Purchase Price is increased, the borrowings under the Revolving Credit Facility will be correspondingly increased. Sellers and the Company are currently negotiating this adjustment.

    The Seller Note is subordinate in right of payment to all existing and future Senior Indebtedness (as defined in the Seller Note) and PARI PASSU in right of payment with all other senior subordinated indebtedness of the Company, including the Notes. For a description of the terms of the Seller Note, see "Description of Certain Indebtedness--Seller Note."

    The Acquisition Agreement contains representations, warranties and covenants of the Sellers concerning the business of UDLP and its subsidiaries. The Sellers have agreed to indemnify UDLP and the Company and their respective affiliates and each of their respective officers, directors and employees for certain breaches of representations or covenants of the Sellers contained in the Acquisition Agreement and for certain liabilities relating to the business of UDLP being retained by the Sellers, including certain litigation to which UDLP is a party or which relates to the business of UDLP prior to the Closing Date. For a discussion of certain litigation being retained by the Sellers, see "Business--Legal Proceedings." Subject to limited exceptions, no claims under such indemnity may be asserted by UDLP or the Company for breach of any representation or warranty unless the aggregate amount of all such claims asserted by UDLP or the Company exceed $10.0 million, in which event the Sellers shall only be obligated to indemnify the Company and UDLP for the amount of such claims in excess of $10.0 million. The aggregate recovery of UDLP and the Company for breaches of the representations and warranties of the Sellers contained in the Acquisition Agreement is limited to 10% of the Purchase Price (as adjusted).

    The Acquisition Agreement also provides for the allocation as between the Sellers and the Company of costs and liabilities relating to certain environmental matters in connection with the business of UDLP prior to the Closing Date ("Pre-Closing Environmental Matters"). The Acquisition Agreement provides that FMC will be responsible for 100% of all remediation costs incurred at UDLP's San Jose/Santa Clara facilities and will be entitled to reimbursement by the Company or UDLP for 78% of such uninsured costs subject to certain limitations. Management believes that most of UDLP's share of these costs will be allowable as contract costs under its contracts with the U.S. government pursuant to the Environmental Advance Agreement among FMC, UDLP and DoD. The parties agreed in the Environmental Advance Agreement to the allocation of remediation costs between defense and commercial activities at UDLP's San Jose/Santa Clara Facilities and established that, subject to certain limitations, 78% of such allowable costs will be subject to recovery from the U.S. government through UDLP's cost plus contracts. The aggregate amount of remediation costs related to the San Jose/Santa Clara facilities for which the Company is required to reimburse FMC is capped by the Acquisition Agreement at $16.7 million with certain limitations on yearly expenditures. With respect to all other real property owned or leased by the Company or otherwise relating to UDLP's business, the Company and UDLP will be responsible for all costs of remediation relating to Pre-Closing Environmental Matters and will be entitled to reimbursement from the Sellers of 75% of all such costs which (i) are not allowable costs under applicable U.S. government contracting statutes and regulations; (ii) relate to matters of which the Sellers are notified in writing before the third anniversary of the Closing Date; and (iii) are identified on or before the tenth anniversary of the Closing Date. For additional information concerning these environmental matters, see "Business--Environmental Matters."

OTHER ANCILLARY AGREEMENTS

    Concurrently with the Company's acquisition of UDLP, UDLP acquired certain assets of, and assumed certain liabilities related to, FMC's Corporate Technology Center in San Jose, California. CTC is presently a separate business unit of FMC which provides research and testing services to UDLP and certain other FMC commercial business units. No additional consideration is required to be paid for CTC, and FMC agreed to purchase $9.0 million of services from CTC, in the aggregate, in the three years following the Closing Date. At the closing of the Acquisition, UDLP, FMC and Harsco entered into several ancillary agreements relating to the period following the closing. These ancillary agreements include (i) a Transition Services Agreement; (ii) a Technology and Environmental Services Agreement; (iii) the FMC and Harsco Intellectual Property Agreements; and (iv) a lease for certain real property in San Jose. Under the Transition Services Agreement, FMC provides certain services to UDLP, in a manner and amount historically provided prior to the closing pursuant to a management services agreement. The Transition Services Agreement will continue for a term of six months from the Closing Date or such shorter or longer term as the parties may agree. The services to be provided to the Company are expected to include, among other things, accounts payable, accounting processing, benefits administration, payroll processing, insurance, employee relocation, expatriate employee administration and human resource information systems. The Technology and Environmental Services Agreement sets forth the terms and conditions pursuant to which FMC will purchase certain services from CTC after the closing. The Intellectual Property Agreements grant UDLP a license to use in UDLP's business certain intellectual property which was retained by FMC and Harsco at the time UDLP was formed, as well as certain intellectual property used by CTC on or prior to the Closing Date. The Intellectual Property Agreements also grant FMC and Harsco a license to use the intellectual property which was transferred to UDLP at the time of formation for uses outside of UDLP's core business. FMC also leases to UDLP the land, buildings, fixtures and improvements at the San Jose facility currently used by UDLP and CTC for an aggregate annual base rent of approximately $4.0 million and the payment of certain expenses relating to the operation and maintenance of such facilities. The lease has an initial term of four years, and UDLP has an option to renew the lease for a portion of the premises for one additional four-year term.

    The production agreement between FNSS-Turkey and the Turkish government gives the government the right to terminate the agreement "if the interest of [FNSS-Turkey] shall devolve upon any person or corporation." The Company does not expect the Turkish government to assert the view that this provision entitles it to terminate the joint venture agreement, although no assurance can be given that the Turkish government will not do so.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

    In connection with the Acquisition, the Company entered into a new senior secured credit agreement that closed contemporaneously with the offering of the Private Notes. The Senior Credit Facility is among the Company, Iron Horse, various lending institutions including Lehman Commercial Paper Inc. and Citibank, N.A. as Documentation Agents, and Bankers Trust Company as Administrative Agent and as Syndication Agent. The Senior Credit Facility consists of an "A Term Loan Facility" in an aggregate principal amount of $150.0 million, a "B Term Loan Facility" in an aggregate principal amount of $175.0 million, a "C Term Loan Facility" in an aggregate principal amount of $170.0 million and a Revolving Credit Facility in an aggregate principal amount of $230.0 million, including subfacilities for letters of credit and swingline loans.

    Loans made pursuant to the A Term Loan Facility ("A Term Loans") mature six years after the closing date of the Senior Credit Facility (the "Senior Credit Facility Closing Date"), with equal quarterly amortization payments of $6.25 million.

    Loans made pursuant to the B Term Facility ("B Term Loans") mature eight years from the Senior Credit Facility Closing Date and during the first six successive one year periods following the Senior Credit Facility Closing Date require annual amortization equal to 1% of the initial aggregate principal amount of B Term Loans (payable in four equal quarterly installments per year). The remaining aggregate principal amount of B Term Loans incurred is subject to equal quarterly amortization payments during the seventh and eighth years after the Senior Credit Facility Closing Date.

    Loans made pursuant to the C Term Facility ("C Term Loans") mature nine years from the Senior Credit Facility Closing Date and during the first eight successive one year periods following the Senior Credit Facility Closing Date require annual amortization equal to 1% of the initial aggregate principal amount of C Term Loans (payable in four equal quarterly installments per year). The remaining aggregate principal amount of C Term Loans incurred is subject to equal quarterly amortization payments in the ninth year.

    Loans made pursuant to the Revolving Credit Facility ("Revolving Loans") will be utilized for general corporate and working capital requirements and for transaction fees in connection with the Acquisition. The Revolving Credit Facility will be available for the issuance of standby and trade letters of credit (collectively "Letters of Credit") to support obligations of the Company and its subsidiaries in types to be specified in the credit documentation. Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, will not extend beyond the fifth business day prior to the maturity of the A Term Loan Facility. At no time will (x) the aggregate principal amount of Revolving Loans outstanding pursuant to the Revolving Credit Facility exceed $150.0 million or (y) the aggregate principal amount of Revolving Loans together with any outstanding Letters of Credit and any unpaid drawings with respect thereto exceed the commitments then in effect pursuant to the Revolving Credit Facility. The Revolving Credit Facility matures on the date that the A Term Loan Facility matures.

    All outstanding loans under the Senior Credit Facility are guaranteed by Iron Horse and certain of the Company's subsidiaries and are secured by a lien on all the assets (present and future, tangible and intangible) of the Company and its domestic subsidiaries and by a pledge of all of the stock of the Company and its domestic subsidiaries and two-thirds of the stock of certain of the Company's foreign subsidiaries and joint ventures.

    Mandatory prepayments and reductions of outstanding principal amounts under the Senior Credit Facility are required upon the occurrence of certain events.

    All outstanding loans under the Senior Credit Facility bear interest at the Company's option at (i) the base rate in effect from time to time plus an applicable margin ranging from 1 1/4% to 1 3/4% depending on the type of loan or (ii) LIBOR (adjusted for maximum reserves) as determined by the agent for the respective interest period, plus an applicable margin between 2 1/4% and 2 3/4%, depending on the type of loan.

    The Senior Credit Facility contains customary covenants restricting the incurrence of debt, encumbrances on and sales of assets, limitations on mergers and certain acquisitions, limitations on changes of control, provisions for the maintenance of certain financial ratios and various other financial covenants and restrictions.

SELLER NOTE

    In connection with the Acquisition, the Company issued the Seller Note to the Sellers in an aggregate principal amount of $50.0 million. The Seller Note bears interest at the same rate per annum as the Notes, payable quarterly in arrears on the last business day of each calendar quarter. The Seller Note is guaranteed by each entity that guaranteed the Notes and has substantially the same covenants and default provisions as the Notes, provided, however, that the maturity of the Seller Note may be accelerated only in the event of acceleration of the maturity of the Senior Credit Facility and the Notes. The Seller Note is subordinate in right of payment to all existing and future Senior Indebtedness (as defined in the Seller Note) and PARI PASSU in right of payment with all other senior subordinated or subordinated indebtedness of the Company, including the Notes.

    The Seller Note matures on the third anniversary of the issuance thereof and will be subject to a mandatory prepayment (with such prepayment expected to be made with the proceeds of term loans under the Senior Credit Facility) of outstanding principal and interest upon the receipt by the Company of certain consents or in certain other circumstances. The Company anticipates that mandatory prepayment of the Seller Note will likely occur within one year of issuance. If the Company suffers damages or losses in connection with the failure to receive certain consents as a result of the change in control of UDLP, the Company would have certain rights of set-off against payment on the Seller Note for such damages or losses.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Notes were issued pursuant to an Indenture (the "Indenture") by and among the Company, the Guarantors and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to United Defense Industries, Inc. and not to any of its Subsidiaries.

    The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all current and future Senior Debt. The Notes rank PARI PASSU in right of payment with the Seller Note and with all other senior subordinated Indebtedness of the Company issued in the future, if any, and senior in the right of payment to all subordinated Indebtedness of the Company issued in the future, if any. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $457.0 million of Senior Debt outstanding (excluding outstanding letters of credit of approximately $154.0 million and unused commitments of approximately $114.0 million under the Senior Credit Facility, $50.0 million of which will be available only to fund the repayment of the Seller Note) and $50.0 million of PARI PASSU Indebtedness outstanding under the Seller Note (which will mature on the third anniversary of the Acquisition, although the Company believes the Seller Note will be prepaid prior to the first anniversary of the Acquisition). The Indenture permits the incurrence of additional Senior Debt in the future.

    As of the Issue Date, all of the Company's Subsidiaries were Restricted Subsidiaries, except for FNSS-Turkey, which is an Unrestricted Subsidiary. Under certain circumstances, the Company will be able to designate other current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $300.0 million, $200.0 million of which were issued in connection with the issuance of the Private Notes, and mature on November 15, 2007. Interest on the Notes accrues at the rate of 8 3/4% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 1998, to Holders of record on the immediately preceding May 1 and November 1. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and restrictions contained in the Senior Credit Facility and any other agreement to which the Company is a party at the time of such issuance. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and premium, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or Cash Equivalents, of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full, in cash or Cash Equivalents, of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt (whether or not an allowable claim)) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, in cash or Cash Equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

    The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

GUARANTEES

    The Company's payment obligations under the Notes are fully, unconditionally and jointly and severally guaranteed (the "Guarantees") by the Guarantors. The Guarantee of each Guarantor is subordinated to the prior payment in full of all Senior Debt of such Guarantor (none of which, other than guarantees under the Senior Credit Facility, was outstanding on a pro forma basis as of September 30,
1997), and the amounts for which the Guarantors are liable under the guarantees issued from time to time with respect to Senior Debt. The obligations of each Guarantor under its Guarantee is limited to the maximum amount the Guarantors are permitted to guarantee under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Matters."

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) except in the case of the merger of a Guarantor with or into another Guarantor or the Company, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    Upon (i) the release by the lenders under the Senior Credit Facility, related documents and future refinancings thereof of all guarantees of a Guarantor and all Liens on the property and assets of such Guarantor relating to such Indebtedness, or (ii) the sale or disposition of a Guarantor (or all or substantially all of its assets) to an entity which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Guarantor under the Senior Credit Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; PROVIDED THAT the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

    The Notes are not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

YEAR                                                                            PERCENTAGE
--------------------------------------------------------------------------  ------------------
2002......................................................................         104.375%
2003......................................................................         102.917%
2004......................................................................         101.458%
2005 and thereafter.......................................................         100.000%

    Notwithstanding the foregoing, at any time prior to November 15, 2000, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of any Public Equity Offering; PROVIDED that at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remain outstanding immediately after each occurrence of such redemption; and PROVIDED, further, that each such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.

    At any time on or prior to November 15, 2002, the Notes may also be redeemed in whole but not in part at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, thereon to the redemption date (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company may not redeem Notes pursuant to this paragraph if it has made a Change of Control Offer with respect to such Change of Control.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED THAT each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Indenture requires that if the Senior Credit Facility is in effect, or any amounts are owing thereunder, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the third preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Obligations under the Senior Credit Facility or offer to repay in full Obligations under the Senior Credit Facility and repay the Obligations under the Senior Credit Facility of each lender who has accepted such offer or (ii) obtain the requisite consent under the Senior Credit Facility to permit the repurchase of the Notes as described above. The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; PROVIDED that the Company's failure to purchase Notes in the event of a Change of Control after complying with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iv) under the caption "--Events of Default and Remedies" below if not cured within 30 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all of the Obligations outstanding under the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value, or at least equal to 95% of the fair market value in the case of a sale and leaseback transaction permitted by the covenant described below under the caption "--Certain Covenants--Sale and Leaseback Transactions" (in each case as specified in an Officers' Certificate with respect to any Asset Sale of less than $3.0 million and as determined by the Board of Directors in good faith with respect to any Asset Sales in excess of $3.0 million), of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days after consummation of such Asset Sale, shall be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary, as applicable, may apply such Net Proceeds, at its option, (a) to repay Indebtedness under any Credit Facility (and to correspondingly permanently reduce the commitments with respect thereto in the case of revolving borrowings) or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other assets that are not current assets, in each case, in Permitted Businesses. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall be required to make an offer (after complying with any asset sale offer requirement pursuant to the terms of any Senior Debt permitted to be incurred in accordance with the Indenture, and PRO RATA in proportion to the principal amount (or accreted value, if applicable) outstanding in respect of any asset sale offer required by the terms of the Seller Note and any other PARI PASSU Indebtedness incurred in accordance with the Indenture) to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (after giving effect to any asset sale offer required under the terms of any Senior Debt or PARI PASSU Indebtedness as aforesaid), the Company may use any remaining Excess Proceeds for general corporate purposes including payment of Subordinated Obligations. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on A PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. This paragraph shall apply, but the preceding paragraph shall not apply, to the sale or liquidation of an interest in a Permitted Joint Venture or FNSS-Turkey pursuant to the exercise of call or rights by any party thereto, or the sale or other disposition of property or assets of a Permitted Joint Venture or FNSS-Turkey, in accordance with the terms of the agreement or agreements (as amended) governing such Permitted Joint Venture or FNSS-Turkey.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate (other than Equity Interests of the Company or a Restricted Subsidiary in a Restricted Subsidiary or Permitted Joint Venture) of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii) or (ix) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Cash Proceeds received by the Company as a contribution to its common equity capital or from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not already included in Consolidated Net Income of the Company for such period without duplication, any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, or any Unrestricted Subsidiary which is designated as an Unrestricted Subsidiary subsequent to the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment or Unrestricted Subsidiary (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment or amount deemed to constitute an Investment in such Unrestricted Subsidiary.

    The foregoing provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Obligations or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company or by a Permitted Joint Venture, (A) in the case of a Restricted Subsidiary that is not a Permitted Joint Venture, to the holders of its common Equity Interests so long as the Company or such Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests, and (B) in the case of a Permitted Joint Venture, to the holders of its Equity Interests so long as such dividend or distribution is made in accordance with the terms of the agreement or agreements or applicable legal requirements governing such Permitted Joint Venture and the Company and/or the applicable Restricted Subsidiary or Restricted Subsidiaries holding such

Equity Interests receive its or their share of such dividend or distribution as contemplated by such agreement or agreements or applicable legal requirements;
(v) any payment by the Company or any Restricted Subsidiary of the Company, or any payment of a dividend or distribution by the Company to Iron Horse the proceeds of which are used, (a) in connection with repurchases of Equity Interests or Subordinated Obligations of the Company or Iron Horse following the death, disability or termination of employment of members of management of the Company or any Subsidiary of the Company or any Permitted Joint Venture, and (b) of amounts (to the extent such payments would otherwise constitute Restricted Payments) required to be paid by the Company or any of its Restricted Subsidiaries or Iron Horse to participants in employee benefit plans upon termination of employment by such participants, as provided in the documents related thereto, in an aggregate amount (for both clauses (a) and (b)) not to exceed $3.0 million in any fiscal year; PROVIDED that any unused amounts may be carried over to any subsequent fiscal year subject to a maximum amount of $6.0 million in any fiscal year; PROVIDED, FURTHER, that such amount in any fiscal year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Company (or from the sale of Equity Interests of Iron Horse to the extent such proceeds are contributed to the Company by Iron Horse) to members of management, directors or consultants of the Company and its Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B); and PROVIDED, FURTHER that the cancellation of Indebtedness owing to the Company or Iron Horse from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or Iron Horse will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture; (vi) repurchases of Equity Interests of the Company or a Restricted Subsidiary deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (vii) Restricted Investments in Subsidiaries or Permitted Joint Ventures that are made with Excluded Contributions; (viii) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $10.0 million; (ix) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the Issue Date; PROVIDED, HOWEVER, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio greater than 2.0 to 1.0; and (x) payments required pursuant to any indenture or agreement governing Subordinated Obligations in respect of any Change of Control or Asset Sale, provided that payment has theretofore been made with respect to all Notes tendered in response to a Change of Control Offer or Asset Sale Offer, as applicable, PROVIDED that, with respect to clauses (ii),
(iii), (v), (viii), (ix) and (x) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an Independent Financial Advisor if such fair market value exceeds $10.0 million. Not later than five Business Days after making any Restricted Payment in excess of $2.0 million, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above under the caption "--Certain Covenants--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company or any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) or the Company may issue shares of Disqualified Stock if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (i) the incurrence by the Company of Indebtedness under one or more Credit Facilities and related guarantees under any such Credit Facility; PROVIDED that the sum of the aggregate principal amount of all such Indebtedness outstanding under such Credit Facilities after giving effect to such incurrence, does not exceed an amount equal to $505.0 million minus an amount (the "Reduction Amount") equal to the difference between (a) $50.0 million and (b) the amount of Indebtedness incurred under the Senior Credit Facility to repay the Seller Note (provided that if the computation of the Reduction Amount results in a negative amount, the Reduction Amount shall be deemed to be zero);

        (ii) the incurrence by the Company or any Restricted Subsidiary of revolving credit Indebtedness under one or more Credit Facilities, letters of credit and related guarantees under any such Credit Facility; PROVIDED that the aggregate principal amount of all revolving Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under such Credit Facilities after giving effect to such incurrence, does not exceed the greater of (a) $220.0 million and (b) the Borrowing Base, less the aggregate amount of Asset Sale proceeds applied to permanently reduce the availability of revolving credit Indebtedness under such Credit Facilities pursuant to the provisions described under the caption "--Asset Sales;"

        (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness (which Indebtedness is not contemplated to be repaid with the proceeds of the Offering) other than Indebtedness described in clause (i), (ii) or (viii) of this paragraph;

        (iv) the incurrence by the Company of Indebtedness represented by the Private Notes and the Exchange Notes issued in exchange for the Private Notes and the incurrence by the Guarantors of the Guarantees;

        (v) the incurrence by the Company of Indebtedness represented by the Seller Note and the incurrence by the Guarantors of guarantees thereof;

        (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (vi), not to exceed $15.0 million at any time outstanding;

        (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness described in the first paragraph of this covenant or clause
    (iii), (iv) or (v) of this paragraph;

        (viii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (x) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (viii);

        (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business or as required by any Credit Facility for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of their respective businesses and not for speculative purposes;

        (x) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company or a Permitted Joint Venture that was permitted to be incurred by another provision of this covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock," PROVIDED that any such guarantee of Indebtedness is a Permitted Investment or otherwise permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments";

        (xi) Indebtedness incurred by the Company or any Restricted Subsidiary under performance bonds, letter of credit obligations to provide security for worker's compensation claims, payment obligations in connection with self-insurance or similar requirements and bank overdrafts incurred in the ordinary course of business; PROVIDED that any Obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days;

        (xii) Indebtedness incurred by the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, from guarantees or letters of credit, surety bonds or performance bonds securing any Obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets, Subsidiary or Permitted Joint Venture (including, without limitation, an Asset Sale) other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets, Subsidiary or Permitted Joint Venture (including, without limitation, an Asset Sale) for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors in good faith) actually received by the Company or any Restricted Subsidiary in connection with such dispositions;

        (xiii) the incurrence of Non-Recourse Indebtedness (A) by Permitted Joint Ventures or (B) constituting Acquired Debt of a Restricted Subsidiary not incurred in connection with such Restricted Subsidiary becoming a Restricted Subsidiary; and

        (xiv) the incurrence by the Company or any of its Restricted Subsidiaries or any Permitted Joint Ventures of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, which may, but need not, be incurred under a Credit Facility, not to exceed $50.0 million.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company or the Company to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, or as amended thereafter on terms, taken as a whole, no less favorable to the Holders of the Notes than the terms of such Indebtedness as in effect on the Issue Date, (b) the Senior Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the Issue Date, (c) the Indenture and the Notes,
(d) applicable law (including without limitation the laws of any jurisdiction governing any Permitted Joint Venture), (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Indebtedness of Guarantors, PROVIDED that such Indebtedness was permitted to be incurred pursuant to the Indenture, (i) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced,
(j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Certain Covenants--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (k) customary net worth provisions contained in leases and other agreements entered into in the ordinary course of business, (l) customary restrictions with respect to a Restricted Subsidiary pursuant

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to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary,
(m) provisions with respect to dividends and the disposition or distribution of assets or property, or transactions between or among the joint venture and the parties to such joint venture (including loans), in joint venture agreements and other similar agreements, (n) any other instrument governing Indebtedness incurred on or after the Issue Date or any refinancing thereof that is incurred in accordance with the Indenture, PROVIDED that the encumbrance or restriction contained in any such Indebtedness or any such refinancing thereof is no more restrictive and no more unfavorable to the holders of the Notes than that contained in the Senior Credit Facility as in effect on the Issue Date, (o) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (p) Non-Recourse Indebtedness of any Permitted Joint Venture or other Indebtedness of a Permitted Joint Venture permitted to be incurred under the Indenture, and (q) the Seller Note.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after such transaction no Default or Event of Default shall have occurred; and (iv) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

LIMITATION ON CAPITAL STOCK OF CONTROLLED SUBSIDIARIES

    The Company will not, if such action would cause a Restricted Subsidiary not to be a Controlled Subsidiary, (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Controlled Subsidiary (other than Liens on such Capital Stock securing Obligations under Senior Debt) or (ii) permit any of its Controlled Subsidiaries to issue any Capital Stock, other, in any such case, than to the Company or a Controlled Subsidiary. The foregoing restrictions shall not apply to an Asset Sale made in compliance with the covenant described above under the caption "--Asset Sales" or the issuance or sale of Capital Stock of or by a Controlled Subsidiary that will result in the establishment of a Permitted Joint Venture.

GUARANTEES OF CERTAIN INDEBTEDNESS

    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness under any Credit Facility under which the Company is a borrower or under which a Restricted Subsidiary is a borrower and guarantees Indebtedness of the Company under any

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Credit Facility, unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Guarantee of the Notes, such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the covenant described above under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock".

TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (x) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors and (y) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor; PROVIDED that none of the following shall be deemed to be Affiliate
Transactions: (a) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be; (b) transactions between or among (A) the Company and/or its Restricted Subsidiaries that are Guarantors, Controlled Subsidiaries and/or Permitted Joint Ventures, and (B) any such entity and any other Restricted Subsidiaries or between or among such other Restricted Subsidiaries, which in the case of clause (B) are on terms that are no less favorable to the Company and/or such Subsidiary than those that would have been obtained in a comparable transaction by the Company and/or such Subsidiary with an unrelated Person; (c) Restricted Payments that are permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";
(d) fees and compensation paid to members of the Board of Directors of the Company and any of its Restricted Subsidiaries and Permitted Joint Ventures in their capacity as such, to the extent such fees and compensation are reasonable and customary; (e) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices; (f) provision of administrative or management services by the Company, its Subsidiaries or Permitted Joint Ventures or any of their officers to any of their respective Subsidiaries or Permitted Joint Ventures in the ordinary course of business; (g) arm's length transactions entered into in the ordinary course of business between or among the Company, any Restricted Subsidiary or any Permitted Joint Venture and any Affiliate of the Company; (h) transactions contemplated by any agreement as in effect as of the Issue Date or any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect and so long as the amounts paid by the Company and the Restricted Subsidiaries under any such amended agreement do not exceed the amounts payable by the Company and the Restricted Subsidiaries on the Issue Date; and (i) fees, compensation and benefits paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Company or of any such Restricted Subsidiary, to the extent such fees, compensation and benefits are reasonable and customary.

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SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED THAT the Company may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph or clause (vi) or (xiv) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to 95% of the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption
"--Asset Sales."

NO SENIOR SUBORDINATED DEBT

    The Indenture provides that, notwithstanding any other provision thereof,
(i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable directly or indirectly for any Indebtedness (including Acquired
Debt) that is expressly subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness (including Acquired Debt) that is expressly subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to the Guarantees, it being understood that Indebtedness will not be considered senior to other Indebtedness solely by reason of being secured.

BUSINESS ACTIVITIES

    The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

    The Indenture provides that whether or not the Company is required by the rules and regulations of the SEC, so long as any Notes are outstanding and irrespective of whether the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective by the SEC, the Company will furnish to each of the Holders of Notes within the time periods specified in the SEC's rules and regulations, beginning with annual financial information for the year ended December 31, 1997, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations " that describes the financial condition and results of operations of the Company and any consolidated Restricted Subsidiaries and, with respect to the annual information only, reports thereon by the Company's

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independent public accountants (which shall be firm(s) of established national reputation) and (ii) all information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "--Asset Sales," "--Repurchase at the Option of Holders--Change of Control," "--Certain Covenants--Restricted Payments," or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness at final maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $10.0 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries and (ix) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture).

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

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    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the principal intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator, partner, member or stockholder of the Company or any Subsidiary of the Company or any Permitted Joint Venture or any Guarantor, or of any member, partner or stockholder of any such entity, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the

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applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

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    Without the consent of each Holder affected, an amendment or waiver may not
(with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; HOWEVER, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, VA 22209-2411,
Attention: Chief Financial Officer.

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BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be represented by one or more global notes in registered, global form without interest coupons (the "Global Note"). The Global Note initially will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

    Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Depositary Procedures--Exchange of Book-Entry Notes for Certificated Notes."

    Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, which may change from time to time.

    The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

    The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, "--Depositary Procedures--Exchange of Book-Entry Notes for Certificated Notes."

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal, premium and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the

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
Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

    The Depositary has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

    Interests in the Global Note will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.

    Transfers between Participants in the Depositary will be effective in accordance with the Depositary's procedures, and will be settled in same-day funds.

    The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

    The information in this section concerning the Depositary and its bookentry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive Notes in registered certificated form if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as depository for the Global Note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Notes in certificated form. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

CERTIFICATED NOTES

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of certificated Notes. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such person or persons (on the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control " (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED THAT beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "APPLICABLE PREMIUM" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1)

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
the redemption price of such Note at November 15, 2002 (such redemption price being described under the caption "--Optional Redemption") plus (2) all required interest payments due on such Note through November 15, 2002, computed using a discount rate equal to the Treasury Rate plus 87.5 basis points, over (B) the principal amount of such Note.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for Net Proceeds in excess of $2.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary of the Company that is a Guarantor or to a Controlled Subsidiary or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company that is a Guarantor or to a Controlled Subsidiary, (ii) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company that is a Guarantor, and (iii) (A) a Permitted Investment (including, without limitation, a Permitted Investment in a Permitted Joint Venture) or (B) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" will not be deemed to be Asset Sales.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "BORROWING BASE" means, as of any date, an amount equal to the sum of (a) 90% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries as of such date resulting from sales in the United States of America, including sales pursuant to the U.S. Foreign Military Sales program (provided that no accounts receivable shall be included in such calculation if such receivable or any portion thereof is unpaid for more than 90 days after the date such receivable arises or is created), and (b) 60% of the net book value of the inventory, including work-in-process and raw goods (less progress payments or advanced payments from customers with respect to such inventory), owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial report for purposes of calculating the Borrowing Base.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK"  means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and
(iv) any other interest or

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
participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) the local currency of any jurisdiction in which any Permitted Joint Venture conducts business,
(iii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iv) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thompson Bank Watch Rating of "B" or better, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (iii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's Rating Group with maturities of not more than six months from the date of acquisition, and (vii) money market funds at least 95% of the assets of which are comprised of assets specified in clauses (i) through (vi).

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) unless immediately following such sale, lease, exchange or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by the Company or a Restricted Subsidiary of the Company that is a Guarantor; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (x) any Person or Group (other than a Group the majority in economic interests and voting or similar rights is owned by Permitted Holders) that either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, (I) at least 30% (or, in the case of a transaction or transactions approved before the consummation of same by a majority of the directors of the Company, 35%) of the Company's then outstanding voting securities entitled to vote on a regular basis for the board of directors of the Company and (II) a greater beneficial interest than the Permitted Holders, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company's board of directors, including without limitation by the acquisition of revocable proxies for the election of directors; or (iv) the first day on which a majority of the members of the Company's board of directors are not Continuing Directors. Clause (i) of the definition of "Change of Control" includes a sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company to a Group. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, exchange or other transfer of all or substantially all of the Company's assets to a Person or a Group may be uncertain.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill, other intangibles and other asset write-ups resulting from the application of purchase accounting but excluding amortization of prepaid cash expenses that were paid in a prior period commencing after the Issue Date) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus (v) LIFO charges of such Person and its Restricted Subsidiaries for such period, plus (vi) other non-cash items reducing Consolidated Net Income (excluding any such charge which requires an accrual of or a cash reserve for cash charges for any future period), plus (vii) cash received with respect to any non-cash item previously deducted from Consolidated Net Income pursuant to clause (viii) below and minus
(viii) non-cash items increasing such Consolidated Net Income for such period (including without limitation under any LIFO credit and excluding any reversal of any non-cash item to the extent such reversed non-cash item previously reduced an addition to Consolidated Cash Flow pursuant to the parenthetical to clause (vi) above). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); PROVIDED THAT (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary that is a Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded. For purposes of the calculation in clause (c) of the covenant described under the caption "--Certain Covenants--Restricted Payments" only, the calculation of Consolidated Net Income shall exclude the effects of any amortization of goodwill, research and development, inventory and other asset write-ups, in each case as reflected on the Company's opening consolidated balance sheet after giving effect to the Acquisition as a result of the application of purchase accounting, with the amount of such exclusion (the "Excluded Amount") being reduced by an amount equal to the product of (A) the Excluded Amount and (B) the average effective consolidated federal, state and local income tax rate of the Company applied by the Company in its consolidated financial statements in accordance with GAAP over the period of determination expressed as a decimal.

    "CONSOLIDATED TANGIBLE ASSETS" means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs.

    "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Company's board of directors who (i) was a member of the Company's board of directors on the date of the Indenture or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the

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
Continuing Directors who were members of such board of directors at the time of such nomination or election.

    "CONTROLLED SUBSIDIARY" of the Company means a Restricted Subsidiary of the Company (i) (x) 90% or more of the total Equity Interests or other ownership interests of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interest required to be held by foreign nationals, in each case to the extent mandated by applicable law) is at the time owned by the Company (directly or through one or more Controlled Subsidiaries of the Company), and (y) the remaining Equity Interests or other ownership interest of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) is at the time owned by members of management of the Company or any of its Restricted Subsidiaries, directors of the Company or any of its Restricted Subsidiaries or consultants or suppliers to or customers of the Company or any of its Restricted Subsidiaries and (ii) of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

    "CREDIT FACILITIES" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, other borrowings (including term loans), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

    "DESIGNATED PREFERRED STOCK" means Preferred Stock of the Company that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof.

    "DESIGNATED SENIOR DEBT" means (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCLUDED CONTRIBUTIONS" means net cash proceeds received by the Company after the Issue Date from (a) capital contributions and (b) the private sale of common stock of the Company to Carlyle or its Affiliates, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments".

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    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted
Subsidiaries (other than Indebtedness under the Senior Credit Facility and the Notes) in existence on the Issue Date, until such amounts are repaid.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) but excluding amortization of debt issuance costs, (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person (excluding the Company or any Restricted Subsidiary) that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) and other than dividends paid or accrued for the benefit of the Company or a Restricted Subsidiary; PROVIDED that with respect to any series of Preferred Stock that is Disqualified Capital Stock or Designated Preferred Stock that has not paid cash dividends during such period but accrues dividends according to its terms during any period prior to the maturity date of the Notes, cash dividends will be deemed to have been paid with respect to such series of Disqualified or Designated Preferred Stock during such period, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FNSS-TURKEY" means FMC-Nurol Savunma Sanayii A.S., the Company's 51%-owned Turkish joint venture.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the Issue Date.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTEE" means the guarantee of the Notes by each of the Guarantors pursuant to Article 11 of the Indenture and in the form of guarantee endorsed on the form of Note attached as Exhibit A to the Indenture and any additional guarantee of the Notes to be executed by any Restricted Subsidiary of the Company pursuant to the covenant described above under the caption "--Certain Covenants--Guarantees of Certain Indebtedness."

    "GUARANTORS" means (i) each of (a) United Defense, L.P., (after consummation of the Acquisition), (b) UDLP Holdings Corp. and (c) Iron Horse Investors, L.L.C., (ii) each of the Company's Subsidiaries which becomes a guarantor of the Notes pursuant to the covenant described above under "--Certain Covenants--Guarantees of Certain Indebtedness" and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms thereof.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the net payment Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements in the ordinary course of business designed to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, customer advance, progress payment or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INDEPENDENT FINANCIAL ADVISOR" means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances of assets or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its

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Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary or Permitted Joint Venture of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary or Permitted Joint Venture of the Company, the Company or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary or Permitted Joint Venture not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." "INVESTMENTS" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business.

    "ISSUE DATE" means the date on which the Private Notes were first issued and delivered.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP. Net proceeds shall not include Asset Sale proceeds payable to a holder of Capital Stock of any Permitted Joint Venture other than the Company or any of its Restricted Subsidiaries in accordance with the terms of the joint venture agreement or similar agreements governing such Permitted Joint Venture.

    "NON-RECOURSE INDEBTEDNESS" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (other than Permitted Joint Ventures), (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries (other than Permitted Joint Ventures).

    "OBLIGATIONS" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

    "PERMITTED BUSINESS" means the lines of business conducted by the Company and its Subsidiaries on the date of the Acquisition and businesses reasonably related thereto and reasonable extensions thereof, serving governmental, commercial or other customers.

    "PERMITTED HOLDERS" or "CARLYLE" means TC Group, L.L.C., a Delaware limited liability company, and its Affiliates, and any successors thereof that are Permitted Holders.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Controlled Subsidiary or in a Restricted Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in a Permitted Business, if as a result of such Investment (i) such Person becomes a Controlled Subsidiary or a Restricted Subsidiary that is a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Controlled Subsidiary or a Restricted Subsidiary that is a Guarantor; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business consistent with past practices, for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of the business of the Company and its Subsidiaries; (g) loans or advances to employees in an aggregate principal amount not to exceed $500,000 at any time outstanding; (h) any Investment acquired by the Company or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (j) Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments";
(k) any Investments by the Company or any Restricted Subsidiary of the Company in Permitted Joint Ventures made after the Issue Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (k) that are at the time outstanding, not exceeding in the aggregate 10% of the Consolidated Tangible Assets of the Company as of the last day of the most recent full fiscal quarter ending immediately prior to the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (l) any Investment existing on the Issue Date; and (m) other Investments by the Company or any of its Restricted Subsidiaries in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (m) that are at the time outstanding, not to exceed $25.0 million at the time of such Investment (with the fair market value being measured at the time made and without giving effect to subsequent changes in value).

    "PERMITTED JOINT VENTURE" means any joint venture, partnership or other Person designated by the Board of Directors, and until designation by the Board of Directors to the contrary, (i) at least 50% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company and if the Company and/or such Restricted Subsidiary or Subsidiaries owns more than 50% of the Capital Stock of the Permitted Joint Venture, such Permitted Joint Venture is a Restricted Subsidiary of the Company,
(ii) all of whose

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Indebtedness is Non-Recourse Indebtedness or otherwise permitted to be incurred by such entity pursuant to clause (ii) and/or (xiv) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (iii) which is engaged in a Permitted Business. Any such designation or designation to the contrary shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "PERMITTED JUNIOR SECURITIES" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

    "PERMITTED LIENS" means (i) Liens on assets of the Company or any of its Restricted Subsidiaries to secure Senior Debt permitted by the Indenture to be incurred; (ii) Liens on the assets of the Company or any of the Guarantors to secure Hedging Obligations with respect to Indebtedness under any Credit Facility permitted by the Indenture to be incurred; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired; (v) Liens existing on the Issue Date; (vi) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (v), as the case may be, at the time the original Lien became a Permitted Lien; (vii) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor; (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, PROVIDED that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (vi) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (xii) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; PROVIDED that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xiii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;
(xiv) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; and (xv) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries, (xvi) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security; (xvii) deposits, in an aggregate not to exceed $250,000, made in the ordinary course of business to secure liability to insurance carriers; (xviii) Liens for purchase money obligations (including refinancings thereof) permitted under the covenant described above under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", PROVIDED that (A) the Indebtedness secured by any such Lien is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) any such Lien encumbers only the asset so purchased; (xix) any interest or title of a lessor or sublessor under any operating lease; (xx) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; (xxi) Liens on the assets of a Permitted Joint Venture securing Non-Recourse Indebtedness; (xxii) Liens securing industrial revenue bonds; (xxiii) Liens in favor of the Trustee under the Indenture and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Debt permitted by the terms of the Indenture; (xxiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xxv) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with past practices; (xxvi) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Subsidiary of its obligations under such lease; (xxvii) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the applicable indenture and under which the Company or any Subsidiary is lessee; (xxviii) Liens on assets or capital stock of Unrestricted Subsidiaries; and (xxix) any attachment or judgment Lien not constituting an Event of Default under clause (vii) of the first paragraph of the section described above under the caption "Events of Default and Remedies."

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, any Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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    "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holder so the other Capital Stock issued by such Person.

    "PUBLIC EQUITY OFFERING" means any underwritten primary public offering of the Voting Stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8, or any successor or similar form) under the Securities Act.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary; PROVIDED that, on the Issue Date, all Subsidiaries of the Company (other than FNSS-Turkey) shall be Restricted Subsidiaries of the Company.

    "SEC" means the Securities and Exchange Commission.

    "SELLER NOTE" means the Senior Subordinated Note, if any, outstanding on the Issue Date that was issued by the Company to certain former partners of United Defense, L.P., as in effect on the Issue Date.

    "SENIOR CREDIT FACILITY" means that certain Credit Agreement, to be dated as of October 6, 1997, by and among United Defense Industries, Inc., Iron Horse Investors, L.L.C., various lending institutions including Lehman Brothers Commercial Paper Inc. and Citibank, N.A. (as Documentation Agents), and Bankers Trust Company (as Administration Agent and as Syndication Agent) providing for up to $495.0 million of term loan borrowings and $230.0 million of revolving credit borrowings and letters of credit in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, restated, refunded, replaced or refinanced from time to time and any agreement (and related documents) governing Indebtedness incurred to refund or refinance credit extensions and commitments then outstanding or permitted to be outstanding under such Senior Credit Facility or a successor Credit Facility, whether by the same or any other lender or group of lenders. The Company shall promptly notify the Trustee of any other lender or group of lenders. The Company shall promptly notify the Trustee of any such refunding or refinancing of the existing Senior Credit Facility.

    "SENIOR DEBT" means (i) indebtedness of the Company for money borrowed and all obligations, whether direct or indirect, under guarantees, letters of credit, foreign currency or interest rate swaps, foreign exchange contracts, caps, collars, options, hedges or other agreements or arrangements designed to protect against fluctuations in currency values or interest rates, other extensions of credit, expenses, fees, reimbursements, indemnities and all other amounts (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding) owed by the Company under, or with respect to, the Senior Credit Facility or any other Credit Facility, (ii) the principal of and premium, if any, and accrued and unpaid interest, whether existing on the date hereof or hereafter incurred, in respect of (A) indebtedness of the Company for money borrowed, (B) express written guarantees by the Company of indebtedness for money borrowed by any other Person, (C) indebtedness evidenced by notes, debentures, bonds, or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guarantees or otherwise, (D) obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (E) obligations of the Company under any agreement to lease, or any lease of, any real or personal property which, in accordance with GAAP, is classified on the Company's consolidated balance sheet as a liability, and (F) obligations of the Company under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges and (iii) modifications, renewals, extensions, replacements, refinancings and refundings of any such indebtedness, obligations or guarantees, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such indebtedness, obligations or guarantees, or such modifications, renewals, extensions, replacements, refinancings or refundings thereof,

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are not superior in right of payment to the Notes; PROVIDED that Senior Debt will not be deemed to include (a) any obligation of the Company to any Subsidiary (other than obligations pledged pursuant to the Senior Credit Facility, as security for the obligations of the Company thereunder), (b) any liability for federal, state, local or other taxes owed or owing by the Company,
(c) advance payments and progress payments to customers and any accounts payable or other liability to trade creditors arising in the ordinary course of business, (d) any Indebtedness, guarantee or obligation of the Company which is expressly subordinate or junior by its terms in right of payment to any other Indebtedness, guarantee or obligation of the Company, (e) Indebtedness with respect to the Seller Note, (f) that portion of any Indebtedness incurred in violation of the covenant described above under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Capital Stock" or (g) Indebtedness of the Company which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

    "SIGNIFICANT SUBSIDIARY" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the date hereof).

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBORDINATED OBLIGATIONS" means any Indebtedness of the Company which is expressly subordinated or junior in right of payment to the Notes.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof) and (iii) any limited liability company, the sole managing member or the majority of the managing members of which are Persons described in clause (i) or (ii).

    "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market date)) most nearly equal to the period from the Redemption Date to November 15, 2002; provided, however, that if the period from the Redemption Date to November 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the Board of Directors as an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary; but only to the extent that the Subsidiary described in clause (i) and each of its Subsidiaries at the time of designation and thereafter (a) have no Indebtedness other than Non-Recourse Indebtedness;
(b) are not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company; (c) are Persons with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Persons' financial condition or to cause such Persons to achieve any specified levels of operating results; (d) have not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries and
(e) do not own any Capital Stock of or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if
(x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (z) the Company certifies that such designation complies with the covenant described above under the caption "-- Certain Covenants--Restricted Payments." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" means (i) a Restricted Subsidiary of the Company, 100% of the outstanding Capital Stock and other Equity Interests of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) is directly or indirectly owned by the Company or by one or more Wholly Owned Subsidiaries of the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Latham & Watkins, counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service ("the Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

    The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for the period required by the Securities Act, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker- dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of United Defense, L.P., the balance sheet of United Defense Industries, Inc. (a wholly-owned subsidiary of Iron Horse Investors, L.L.C.), and the consolidated balance sheet of Iron Horse Investors L.L.C. appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Rights Agreement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission also maintains a web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Exchange Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the information requirements of the Exchange Act, the Company has agreed that, so long as any Exchange Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Notes copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

IRON HORSE INVESTORS, L.L.C.
Report of Independent Auditors...................................................        F-2
Consolidated Balance Sheet as of September 30, 1997..............................        F-3
Note to Consolidated Financial Statements........................................        F-4

UNITED DEFENSE INDUSTRIES, INC.
Report of Independent Auditors...................................................        F-5
Balance Sheet as of September 30, 1997...........................................        F-6
Note to Financial Statements.....................................................        F-7

UNITED DEFENSE, L.P.
Report of Independent Auditors...................................................        F-8
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30,
  1997 (unaudited)...............................................................        F-9
Consolidated Statements of Income for the Years Ended December 31, 1994, 1995 and
  1996 and Nine Months Ended September 30, 1996 and 1997 (unaudited).............       F-10
Consolidated Statements of Partners' Capital for the Years Ended December 31,
  1994, 1995 and 1996 and Nine Months Ended September 30, 1997...................       F-11
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995
  and 1996 and Nine Months Ended September 30, 1996 and 1997.....................       F-12
Notes to Consolidated Financial Statements.......................................       F-13

The Company has no operations independent from its subsidiaries. All of the Guarantors are directly or indirectly wholly-owned and all such Guarantors have guaranteed the Notes on a full, unconditional and joint and several basis. Any non-guarantor subsidiaries have assets, equity, income and cash flows on an individual and combined basis less than 3% of related pro forma amounts of the Company.

                         REPORT OF INDEPENDENT AUDITORS

Members
Iron Horse Investors, L.L.C.

    We have audited the accompanying consolidated balance sheet of Iron Horse Investors, L.L.C. as of September 30, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

    In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Iron Horse Investors, L.L.C. at September 30, 1997 in conformity with generally accepted accounting principles.

                                             /s/ ERNST & YOUNG LLP

Washington, DC
February 4, 1998

                          IRON HORSE INVESTORS, L.L.C.

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                            ASSETS
Cash................................................................................  $   1,000
                                                                                      ---------
      Total assets..................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                               LIABILITIES AND MEMBER'S CAPITAL
Member's capital                                                                      $   1,000
      Total liabilities and member's capital........................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             See accompanying note.

                          IRON HORSE INVESTORS, L.L.C.

                   NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 30, 1997

1. ORGANIZATION

    Iron Horse Investors, L.L.C. (the Company) is newly formed limited liability company formed in Delaware and capitalized on September 8, 1997. The consolidated balance sheet includes the assets of the Company and its wholly-owned subsidiary, United Defense Industries Inc., a Delaware corporation.

    In October 1997, the Company was funded with $173 million of equity capital from Carlyle Fund Investment Partnerships which was invested in United Defense Industries, Inc. On October 6, 1997, United Defense Industries, Inc. acquired (the Acquisition) 100% of the partnership interest of United Defense, L.P. (the Partnership) in a transaction that will be accounted for as a purchase business combination. The Acquisition was for an aggregate purchase price, subject to provisions for adjustments, of $850 million.

    There have been no operations of the Company as of September 30, 1997. Accordingly, statements of the Company's operations and cash flows have not been included herein.

    United Defense Industries, Inc. funded the Acquisition, including fees and expenses incurred in connection with the Acquisition, from the equity capital referred to above and $925 million of debt facilities.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

United Defense Industries, Inc.

    We have audited the accompanying balance sheet of United Defense Industries, Inc. (a wholly-owned subsidiary of Iron Horse Investors, L.L.C.) as of September 30, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of United Defense Industries, Inc. at September 30, 1997 in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Washington, DC
February 4, 1998

                        UNITED DEFENSE INDUSTRIES, INC.
          (A WHOLLY-OWNED SUBSIDIARY OF IRON HORSE INVESTORS, L.L.C.)

                                 BALANCE SHEET

                               SEPTEMBER 30, 1997

                                            ASSETS
Cash................................................................................  $   1,000
                                                                                      ---------
      Total assets..................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDER'S EQUITY
Stockholder's equity:
  Common stock, par value $.01 per share
    Authorized--400,000 shares; Issued and outstanding--100,000 shares..............  $   1,000
                                                                                      ---------
      Total liabilities and stockholder's equity....................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             See accompanying note.

                        UNITED DEFENSE INDUSTRIES, INC.
          (A WHOLLY-OWNED SUBSIDIARY OF IRON HORSE INVESTORS, L.L.C.)

                          NOTE TO FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 30, 1997

1. ORGANIZATION

    United Defense Industries, Inc. (the Company) is a newly formed corporation incorporated in Delaware and capitalized on September 8, 1997. The Company is 100% owned by Iron Horse Investors, L.L.C. The Company was formed to acquire (the Acquisition) directly or indirectly 100% of the partnership interests of United Defense, L.P. (the Partnership). The Partnership designs, develops and manufactures various tracked armored combat vehicles and a wide spectrum of weapons delivery systems for the armed forces of the United States and nations around the world.

    On October 6, 1997, the Company acquired 100% of the partnership interests of the Partnership in a transaction that will be accounted for as a purchase business combination. The acquisition of the partnership interests were for an aggregate purchase price, subject to provisions for adjustment, of $850 million.

    There have been no operations of the Company as of September 30, 1997. Accordingly, statements of the Company's operations and cash flows have not been included herein.

    The Company funded the Acquisition, including fees and expenses incurred in connection with the Acquisition, from a combination of approximately $173 million equity capital from Iron Horse Investors, L.L.C. and $925 million of debt facilities.

                         REPORT OF INDEPENDENT AUDITORS

Partners
United Defense, L.P.

    We have audited the accompanying consolidated balance sheets of United Defense, L.P. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Defense, L.P. and its subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Washington, DC
January 15, 1997

                              UNITED DEFENSE, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                               1995        1996         1997
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
                                  ASSETS
Current assets:
  Cash and marketable securities..........................................  $      896  $       23   $    11,107
  Short-term investment with FMC Corporation..............................      30,350      19,497       --
  Trade receivables.......................................................      98,929      85,483        77,883
  Inventories (Note 3)....................................................     232,285     345,738       330,192
  Other current assets....................................................       9,165       4,021         4,776
                                                                            ----------  ----------  -------------
Total current assets......................................................     371,625     454,762       423,958
Investments in affiliated companies.......................................       7,662       7,192        10,869
Property, plant and equipment (Note 4)....................................     475,891     466,493       460,776
Less--accumulated depreciation............................................     360,087     359,163       359,590
                                                                            ----------  ----------  -------------
  Net property, plant and equipment.......................................     115,804     107,330       101,186
Patents and deferred charges (Note 5).....................................      39,132      34,194        25,841
Prepaid pension cost (Note 6).............................................      35,381      41,501        50,284
                                                                            ----------  ----------  -------------
Total assets..............................................................  $  569,604  $  644,979   $   612,138
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

                    LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable, trade and other.......................................  $   98,385  $   71,723   $    56,454
  Advanced payments.......................................................     194,276     258,990       274,072
  Accrued and other liabilities...........................................      62,698      72,400        84,508
  Due to FMC Corporation for current services.............................       5,011       5,094         5,787
                                                                            ----------  ----------  -------------
Total current liabilities.................................................     360,370     408,207       420,821
Accrued pension cost (Note 6).............................................      17,765      25,641        31,069
Accrued postretirement benefit cost (Note 7)..............................      35,036      31,493        29,246
                                                                            ----------  ----------  -------------
Total liabilities.........................................................     413,171     465,341       481,136
Commitments and contingencies (Notes 9, 11, 12 and 13)
Partners' capital:
  FMC Corporation.........................................................     122,989     136,889       106,649
  Harsco Corporation......................................................      33,444      42,749        24,353
                                                                            ----------  ----------  -------------
Total partners' capital...................................................     156,433     179,638       131,002
                                                                            ----------  ----------  -------------
Total liabilities and partners' capital...................................  $  569,604  $  644,979   $   612,138
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

                            See accompanying notes.

                              UNITED DEFENSE, L.P.

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                   --------------------------------------  ----------------------
                                                       1994         1995         1996         1996        1997
                                                   ------------  ----------  ------------  ----------  ----------
                                                                                                (UNAUDITED)
Revenue:
  Sales..........................................  $  1,076,259  $  967,553  $  1,029,333  $  745,922  $  913,925
Costs and expenses:
  Cost of sales..................................       809,813     746,701       820,845     595,757     754,977
  Selling, general and administrative expenses...       131,822     122,675       128,455      89,992      91,413
  Research and development.......................        16,311      12,422        12,853       9,143      12,096
                                                   ------------  ----------  ------------  ----------  ----------
    Total expenses...............................       957,946     881,798       962,153     694,892     858,486
  Earnings related to investments in foreign
    affiliates...................................        12,471      21,393        31,916      31,243      13,521
                                                   ------------  ----------  ------------  ----------  ----------
Income from operations...........................       130,784     107,148        99,096      82,273      68,960
Other income (expense):
  Interest.......................................         2,569       2,744         1,933       2,024       1,456
  Miscellaneous, net.............................            52        (798)      --              195      --
                                                   ------------  ----------  ------------  ----------  ----------
Income before income taxes.......................       133,405     109,094       101,029      84,492      70,416
Provision for income taxes (Note 2)..............         3,878       1,429         2,859      --           1,523
                                                   ------------  ----------  ------------  ----------  ----------
Net income.......................................  $    129,527  $  107,665  $     98,170  $   84,492  $   68,893
                                                   ------------  ----------  ------------  ----------  ----------
                                                   ------------  ----------  ------------  ----------  ----------

                            See accompanying notes.

                              UNITED DEFENSE, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                 (IN THOUSANDS)

                                                                                  FMC        HARSCO       TOTAL
                                                                               ----------  ----------  -----------
Initial partnership contributions as of January 1, 1994......................  $  124,740  $   29,600  $   154,340
Distributions 1994...........................................................     (90,117)    (70,054)    (160,171)
1994 net income..............................................................      69,736      59,791      129,527
                                                                               ----------  ----------  -----------
Balance, December 31, 1994...................................................     104,359      19,337      123,696
Distributions 1995...........................................................     (37,117)    (37,811)     (74,928)
1995 net income..............................................................      55,747      51,918      107,665
                                                                               ----------  ----------  -----------
Balance, December 31, 1995...................................................     122,989      33,444      156,433
Distributions 1996...........................................................     (36,999)    (37,966)     (74,965)
1996 net income..............................................................      50,899      47,271       98,170
                                                                               ----------  ----------  -----------
Balance, December 31, 1996...................................................     136,889      42,749      179,638
Distributions (Unaudited)....................................................     (63,719)    (50,690)    (114,409)
Liabilities transferred from FMC (Unaudited).................................      (1,872)     (1,248)      (3,120)
Net income nine months ended September 30, 1997 (Unaudited)..................      35,351      33,542       68,893
                                                                               ----------  ----------  -----------
Balance, September 30, 1997 (Unaudited)......................................  $  106,649  $   24,353  $   131,002
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                            See accompanying notes.

                              UNITED DEFENSE, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                      -----------------------------------  ----------------------
                                                         1994        1995        1996         1996        1997
                                                      ----------  ----------  -----------  ----------  ----------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income..........................................  $  129,527  $  107,665  $    98,170  $   84,492  $   68,893
Adjustments for noncash components of net income:
  Depreciation......................................      28,993      26,728       26,327      19,316      19,331
  Amortization of restructuring costs...............      --          --           12,667       9,500       9,673
  Other.............................................          78      (3,543)         519      (4,560)     (7,636)
  Changes in assets and liabilities:
    Trade receivables...............................       7,401     (17,678)      13,446      33,217       7,600
    Inventories.....................................      (2,609)    (49,320)    (113,453)    (83,632)     15,546
    Other current assets............................        (964)        780        5,144       6,052        (745)
    Prepaid pension cost............................      (5,898)     (3,446)      (6,120)     (3,006)     (8,783)
    Restructuring costs.............................      (7,044)    (23,498)      (7,778)     (7,778)     --
    Accounts payable, trade and other...............      (2,290)     23,327      (26,662)    (38,237)    (15,278)
    Advanced payments...............................      (8,613)     28,859       64,714      27,725      15,082
    Accrued and other liabilities...................      21,912       4,038        9,702      (2,306)     11,626
    Due to FMC Corporation for current services.....       2,513       2,498           83      13,033         693
    Accrued pension cost............................       6,072       5,419        7,876      --           5,428
    Accrued postretirement benefit cost.............      (3,069)     (7,171)      (3,543)      2,875      (2,247)
                                                      ----------  ----------  -----------  ----------  ----------
Cash provided by operating activities...............     166,009      94,658       81,092      56,691     119,183
                                                      ----------  ----------  -----------  ----------  ----------
INVESTING ACTIVITIES
Capital spending....................................     (18,259)    (24,124)     (22,396)    (16,504)    (20,125)
Disposal of property, plant and equipment...........       1,138       3,640        4,543       3,302       6,938
Short-term investment with FMC Corporation..........      --         (30,350)      10,853       8,600      19,497
                                                      ----------  ----------  -----------  ----------  ----------
Cash (used) provided in investing activities........     (17,121)    (50,834)      (7,000)     (4,602)      6,310
                                                      ----------  ----------  -----------  ----------  ----------
FINANCING ACTIVITIES
Cash contributions from Partners....................      41,670
Partner distributions...............................    (160,171)    (74,928)     (74,965)    (52,985)   (114,409)
                                                      ----------  ----------  -----------  ----------  ----------
Cash used in financing activities...................    (118,501)    (74,928)     (74,965)    (52,985)   (114,409)
                                                      ----------  ----------  -----------  ----------  ----------
Increase (decrease) in cash and marketable
  securities........................................      30,387     (31,104)        (873)       (896)     11,084
Cash and marketable securities, beginning of
  period............................................       1,613      32,000          896         896          23
                                                      ----------  ----------  -----------  ----------  ----------
Cash and marketable securities, end of period.......  $   32,000  $      896  $        23  $       --  $   11,107
                                                      ----------  ----------  -----------  ----------  ----------
                                                      ----------  ----------  -----------  ----------  ----------

                            See accompanying notes.

                              UNITED DEFENSE, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. FORMATION OF UNITED DEFENSE, L.P.

    On January 28, 1994, FMC Corporation (FMC) and Harsco Corporation (Harsco) announced completion of a series of agreements to combine certain assets and liabilities of FMC's Defense Systems Group (DSG) and Harsco's BMY Combat Systems Division (BMY). The effective date of the combination was January 1, 1994. The combined company, United Defense, L. P. (the partnership), operates as a limited partnership. FMC is the Managing General Partner with a 60% equity interest and Harsco Defense Holding is a Limited Partner holding a 40% equity interest.

    The partnership designs, develops and manufactures various tracked armored combat vehicles and a wide spectrum of weapons delivery systems for the armed forces of the United States and nations around the world.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements include the accounts of the partnership and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

    The financial information presented as of any date other than December 31 has been prepared from the books and records without audit. In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, except as described herein, necessary to present fairly the partnership's financial position as of September 30, 1997, the results of its operations and its cash flows for the nine months ended September 30, 1997 and 1996, and the changes in partners' capital for the nine months ended September 30, 1997. The results of operations presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, in particular, estimates of contract cost and revenues used in the earnings recognition process. Actual results could differ from those estimates.

    REVENUE RECOGNITION FOR CONTRACTS-IN-PROGRESS

    Sales are recognized on most production contracts as deliveries are made or accepted. Sales under cost reimbursement contracts for research, engineering, prototypes, repair and maintenance and certain other contracts are recorded as costs are incurred and include estimated fees in the proportion that costs incurred to date bear to total estimated costs. Changes in estimates for sales and profits are recognized in the period in which they are determinable using the cumulative catch-up method. Claims are considered in the estimated contract performance at such time as realization is probable. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

    During 1996, the partnership recognized a $14.3 million reduction in cost of sales as a result of a settlement with the U.S. government on the cost of a component supplied by the U.S. government on a

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) group of related contracts. Cost of sales for the nine months ended September 30, 1997 includes approximately $13.5 million of non-cash charges recorded for the quarter ended September 1997 for changes in estimated contract profitability related to contractual issues with customers and other matters resulting from the periodic reassessment of the estimated profitability of contracts in progress.

    INVENTORIES

    Inventories are stated at the lower of cost or market value. Cost is determined on the last-in, first-out (LIFO) basis, except for inventories relating to long-term contracts. Inventoried costs relating to long-term contracts not valued on the LIFO basis are stated at the actual production cost incurred to date, reduced by amounts recognized as cost of sales. The costs attributed to units delivered under contracts are based on gross margins expected to be realized over the life of the related contract. Gross margins are based on the estimated revenue less the estimated cost of all units expected to be produced over the life of the related contract.

    Inventory costs include manufacturing overhead. Costs normally associated with general and administrative functions, independent research and bid and proposal are expensed as incurred.

    BMY had followed the accounting practice of capitalizing general and administrative expense in inventory. To conform with the partnership's accounting policy and the agreement between FMC and Harsco, $7.4 million of such expenses, which were included in the inventory contributed by Harsco, were charged against income during 1994.

    INVESTMENTS IN AFFILIATED COMPANIES

    The investment in a majority owned foreign joint venture in Turkey is carried at cost since there is uncertainty regarding the partnership's ability to control this venture or to repatriate earnings. Income is recognized as dividends are received. The partnership had accounted for its investment in a foreign joint venture in Saudi Arabia at cost through 1995 because of uncertainties as to the long-term prospects for this venture. In 1996, consistent with a significant expansion of the venture's business and positive long-term prospects for the business, the partnership changed from the cost to the equity method. The impact on the partnership's results of operations was not material. Equity in earnings from this venture was $3.8 million for the year ended December 31, 1996 and $3.1 million and $8.2 million for the nine months ended September 30, 1996 and 1997. Dividends received related to investments accounted for using the cost method were $12.5 million, $21.4 million and $28.1 million during the years ended December 31, 1994, 1995 and 1996, respectively and $28.1 million and $5.3 million for the nine months ended September 30, 1996 and 1997.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation is provided principally on the sum-of-the-years digits and straight-line methods over estimated useful lives of the assets (land improvements-- twenty years; buildings--twenty to thirty-five years; and machinery and equipment--three to twelve years). Gains and losses realized upon sale or retirement of assets are included in other income.

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Maintenance and repairs are expensed as incurred. Expenditures that extend the useful life of property, plant and equipment or increase its productivity are capitalized and depreciated.

    ADVANCED PAYMENTS RECEIVED FROM CUSTOMERS

    Amounts advanced by customers as deposits on orders not yet billed and progress payments on contracts-in-progress are recorded as current liabilities.

    FINANCIAL INSTRUMENTS

    The fair values of financial instruments approximated their carrying values at December 31, 1995 and 1996. Fair values have been determined through information obtained from market sources and management estimates.

    ENVIRONMENTAL

    Under the Participation Agreement between FMC and Harsco each partner generally is financially accountable to the partnership for environmental conditions occurring prior to formation of the partnership at facilities or properties previously operated or used in their respective businesses, to the extent that costs incurred are not recovered from third parties or not covered by environmental accruals contributed by the parties at formation. At December 31, 1995 and 1996, $4.9 million and $4.2 million, respectively, of the FMC contributed accruals and $1.7 million and $1.4 million, respectively, of the Harsco contributed accruals are unused.

    INCOME TAXES

    As a limited partnership, income or loss passes to the partners and is taxable at that level, except for taxes payable on the income of the partnership's Foreign Sales Corporation (FSC) subsidiary. The FSC paid income taxes amounting to $3.6 million, $3.5 million and $1.8 million during 1994, 1995 and 1996, respectively.

    CASH FLOWS

    Marketable securities consists of investments with initial maturities of three months or less.

    IMPACT OF NEW ACCOUNTING PRONOUNCEMENT

    Effective January 1, 1994 the partnership adopted the provisions of FAS 112, "Employer's Accounting for Postemployment Benefits." This statement requires accrual of liabilities for postemployment benefits provided to former or inactive employees, their beneficiaries, and covered dependents after employment, but before retirement, if those liabilities can be reasonably estimated. Adoption of FAS 112 resulted in a charge to the partnership's 1994 earnings amounting to $826,000.

    RECLASSIFICATIONS

    Certain prior-year amounts have been reclassified in the accompanying financial statements to conform with the current year's presentation.

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

3. INVENTORIES

    Inventories consist predominantly of costs for contracts in process and are valued as follows:

                                                             DECEMBER 31,
                                                        ----------------------  SEPTEMBER 30,
                                                           1995        1996         1997
                                                        ----------  ----------  -------------
                                                                   (IN THOUSANDS)
At actual production cost.............................  $   25,751  $   12,590   $   --
At cost, determined on a last-in, first out basis.....     206,534     333,148       330,192
                                                        ----------  ----------  -------------
                                                        $  232,285  $  345,738   $   330,192
                                                        ----------  ----------  -------------
                                                        ----------  ----------  -------------

    The current replacement cost of LIFO inventories exceeded their recorded values by approximately $25.4 million, $31.7 million, and $39.7 million at December 31, 1995 and 1996 and September 30, 1997, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Buildings.............................................................  $   53,272  $   55,305
Machinery and equipment...............................................     395,468     382,573
Land and improvements.................................................      16,798      17,008
Construction in progress..............................................      10,353      11,607
                                                                        ----------  ----------
                                                                           475,891     466,493
Less: Accumulated depreciation........................................     360,087     359,163
                                                                        ----------  ----------
Net property, plant and equipment.....................................  $  115,804  $  107,330
                                                                        ----------  ----------
                                                                        ----------  ----------

5. ADVANCE AGREEMENT

    In October 1994 the partnership entered into an Advance Agreement with the U.S. Department of Defense. Under the terms of the Agreement, the partnership is permitted to defer certain costs associated with consolidation and restructuring of its ground systems businesses that are incurred from January 1, 1994 through September 30, 1996. Costs deferred will then be allocated ratably to contracts with the Department of Defense for thirty-six months beginning January 1, 1996. As of December 31, 1995 and 1996, consolidation and restructuring costs deferred amount to $30.5 million and $38.3 million, respectively, and are included in patents and deferred charges in the accompanying balance sheet. Accumulated amortization as of December 31, 1996 was $12.7 million. Costs amortized during the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 were $12.7 million, $9.5 million and $9.7 million, respectively.

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

6. RETIREMENT PLANS

    Substantially all of the partnership's domestic employees are covered by retirement plans. Plans covering salaried employees provide pension benefits based on years of service and compensation. Plans covering hourly employees generally provide benefits of stated amounts for each year of service.

    The partnership's funding policy is to make contributions based on the projected unit credit method and to limit contributions to amounts that are currently deductible for tax purposes.

    The following table summarizes the assumptions used and the components of the net pension cost for the years ended December 31, 1994, 1995 and 1996:

                                                                   1994          1995          1996
                                                               ------------  ------------  ------------
Assumptions:
  Weighted average discount rate.............................        8.00%         8.00%         8.00%
  Rates of increase in future compensation levels............        5.00%         5.00%         5.00%
  Weighted average expected long-term asset return...........        9.60%         9.62%         9.62%
Components:                                                                 (IN THOUSANDS)
 Service cost................................................  $    9,976    $    8,744    $    9,191
  Interest cost on projected benefit obligation..............      16,967        18,008        19,826
  Actual return on plan assets--investment gains.............      (6,106)      (76,878)      (61,135)
  Net amortization and deferral..............................     (16,238)       55,886        34,918
                                                               ------------  ------------  ------------
Net pension cost.............................................  $    4,599    $    5,760    $    2,800
                                                               ------------  ------------  ------------
                                                               ------------  ------------  ------------

    As part of the partnership's downsizing and consolidation program, an incentive benefit package, which lowered the early retirement penalty, was offered to salaried and non-union hourly employees who were at least fifty-five years of age with ten or more years of service. In addition to the voluntary program, early retirement penalties were also adjusted for certain salaried and hourly employees affected by the downsizing and consolidation

    Pension expense includes a $3.8 million, $3.7 million and $1.2 million charge related to special termination benefits (early retirement incentive) and a $0.9 million, $1.0 million and $0.4 million curtailment charge included in net amortization and deferral relating to the elimination of employees for 1994, 1995 and 1996, respectively.

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

6. RETIREMENT PLANS (CONTINUED)
    The funded status of the plans and prepaid or accrued pension cost recognized in the partnership's financial statements as of December 31, 1995 and 1996 are as follows:

                                                                         1995                      1996
                                                               ------------------------  ------------------------
                                                                  OVER-       UNDER-        OVER-       UNDER-
                                                                 FUNDED       FUNDED       FUNDED       FUNDED
                                                                  PLANS        PLANS        PLANS        PLANS
                                                               -----------  -----------  -----------  -----------
                                                                                 (IN THOUSANDS)
Actuarial present value of benefits for service rendered to
  date:
Accumulated benefit obligation based on salaries to date,
  including vested benefits of $197,675 for 1995 and $219,217 for 1996...................................................  $  (102,852) $  (108,287) $  (106,965) $  (125,579)
Additional benefits based on estimated future salary
  levels.....................................................      --           (32,366)     --           (37,115)
                                                               -----------  -----------  -----------  -----------
Projected benefit obligation.................................     (102,852)    (140,653)    (106,965)    (162,694)
Plan assets at fair market value (1).........................      182,507      153,565      208,380      175,830
                                                               -----------  -----------  -----------  -----------
Plan assets in excess of projected benefit obligation........       79,655       12,912      101,415       13,136
Unrecognized net transition asset............................      (10,640)       1,575       (8,512)       1,179
Unrecognized prior-service cost..............................        2,776        7,535        5,756        6,550
Unrecognized net gain........................................      (36,410)     (39,787)     (57,158)     (46,506)
                                                               -----------  -----------  -----------  -----------
Net prepaid (accrued) pension cost...........................  $    35,381  $   (17,765) $    41,501  $   (25,641)
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

--------------------------

(1)  Primarily equities, bonds and fixed income securities.

7. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    Substantially all of the partnership's employees are covered by postretirement health care and life insurance benefit programs. Employees generally become eligible for the retiree benefit plans when they meet minimum retirement age and service requirements. The cost of providing most of these benefits is shared with retirees. The partnership has reserved the right to change or eliminate these benefit plans.

    During 1995, the partnership's medical contributions for certain hourly employees were capped. This change, effective January 1, 1995, reduced the benefit obligation by $9.9 million, amortizable over the remaining years of service to full eligibility. Postretirement expenses in 1995 and 1996 include a $0.9 million gain.

    Postretirement expense in 1995 includes a $2.8 million curtailment gain as a result of the partnership's downsizing and consolidation program.

    The partnership funds a trust for retiree health and life benefits for employees previously covered under the FMC benefit plans. During 1995, the partnership began funding for benefits previously covered under the Harsco plan.

    Actuarial assumptions used to determine costs and the benefit obligation include a discount rate of 8% and weighted average expected return on long-term assets of 9% for 1994, 1995, and 1996. The assumed rate of future increases in per capita cost of health care benefits was 10% in 1995 and 1996, decreasing to

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

7. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS (CONTINUED)
6% by the year 2001 and after. Increasing the health care cost trend rates by one percentage point would increase the accumulated benefit obligation by approximately $2.8 million and would increase annual service and interest costs by approximately $0.3 million.

    The following table summarizes the components of net postretirement benefit cost for the years ended December 31, 1994, 1995 and 1996:

                                                                            1994       1995       1996
                                                                          ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
Service cost............................................................  $   1,372  $   1,412  $   1,174
Interest cost on accumulated postretirement benefit obligation..........      4,576      3,935      4,159
Actual return on plan assets--investment (gains) losses.................        364     (4,468)    (4,916)
Net amortization and deferral...........................................     (2,203)    (1,685)       981
                                                                          ---------  ---------  ---------
Net periodic postretirement benefit cost................................  $   4,109  $    (806) $   1,398
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The funded status of the plans and accrued postretirement benefit cost recognized in the partnership's financial statements as of December 31, 1995 and 1996 are as follows:

                                                                                     1995        1996
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
Accumulated postretirement obligation:
  Retirees......................................................................  $  (33,135) $  (35,734)
  Fully eligible active participants............................................      (5,244)     (5,515)
  Other active participants.....................................................     (14,433)    (14,905)
                                                                                  ----------  ----------
Accumulated postretirement benefit obligation...................................     (52,812)    (56,154)
Plan assets at fair market value (1)............................................      32,164      38,630
                                                                                  ----------  ----------
Accumulated postretirement benefit obligation in excess of plan assets..........     (20,648)    (17,524)
Unrecognized net gains..........................................................     (14,388)    (13,969)
                                                                                  ----------  ----------
Accrued postretirement benefit cost.............................................  $  (35,036) $  (31,493)
                                                                                  ----------  ----------
                                                                                  ----------  ----------

------------------------

(1)  Primarily equities and fixed income securities.

8. EMPLOYEES' THRIFT AND STOCK PURCHASE PLAN

    Substantially all of the partnership's employees are eligible to participate in the partnership's defined contribution savings plans designed to comply with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and Section 401(k) of the Internal Revenue Code. Charges against income for matching contributions to the plans were $6.2 million, $6.6 million and $7.7 million in 1994, 1995 and 1996, respectively.

9. COMMITMENTS AND CONTINGENT LIABILITIES

    The partnership leases office space, plants and facilities, and various types of manufacturing, data processing and transportation equipment. Rent expense for 1994, 1995 and 1996 was $10.8 million, $12.8

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) million and $12.9 million, respectively. Minimum future rentals under noncancellable leases, excluding a related party lease (See Note 12), are estimated to be payable $8.4 million in 1997, $6.4 million in 1998, $3.5 million in 1999, $0.6 million in 2000, $0.5 million in 2001, and $0.6 million thereafter. The real estate leases generally provide for payment of property taxes, insurance and repairs by the partnership.

    The partnership is subject to claims and suits arising in the ordinary course of its operations. In the opinion of management, the ultimate resolution of any current pending legal proceedings will not have a material effect on the partnership's financial position or results of operations.

    At December 31, 1996, the partnership has outstanding letters of credit in the amount of $80.1 million as collateral for performance on long-term contracts.

10. PARTNERS' CAPITAL

    Under the agreements of formation of the partnership, FMC and Harsco were required to contribute net assets with an historical net book value of $154.3 million.

    The agreement provides for allocation of profits and losses and distribution of available cash generally on the basis of the partner's equity ownership interests, after giving effect to a limited partner preferred distribution and certain other items as agreed to by the partners. Under the terms of the partnership agreement the partnership is required to make quarterly tax distributions to each partner equal to the product of (i) such partner's share of the adjusted taxable income of the partnership times (ii) 40%. In addition, the partnership is required to make certain other distributions to the partners. Such required distributions are also made with reference to the partnership's adjusted taxable income.

    FMC has the option to purchase or cause the partnership to purchase Harsco's interest in the partnership for 110% of the appraised value of Harsco's interest in the partnership subject to adjustment, as provided for in the partnership agreement. Harsco has the option to require the partnership to purchase its interest in the partnership for 95% of the appraised value of its partnership interest similarly subject to adjustment as provided for in the partnership agreement.

11. SIGNIFICANT CUSTOMER AND EXPORT SALES

    Sales to various agencies of the U.S. Government aggregated $614.9 million, $719.1 million and $819.9 million during 1994, 1995 and 1996, respectively. At December 31, 1995 and 1996, trade accounts receivable from the U.S. Government totaled $77.4 million and $44.1 million, respectively. Export sales, including sales to foreign governments transacted through the U.S. Government, were $433.2 million, $216.3 million and $194.2 million during 1994, 1995 and 1996, respectively. The geographic regions in which the Company transacts its export sales are as follows:

                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                 31,
                                                                   -------------------------------
                                                                     1994       1995       1996
                                                                   ---------  ---------  ---------
                                                                            (IN MILLIONS)
Europe...........................................................  $    43.8  $     9.4  $    51.0
Far East.........................................................      207.9      155.3      115.7
Middle East......................................................      181.5       51.6       27.5
                                                                   ---------  ---------  ---------
    Total........................................................  $   433.2  $   216.3  $   194.2
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                              UNITED DEFENSE, L.P.

              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

12. RELATED PARTY TRANSACTIONS

    The partnership has contracted with FMC for various administrative and support services. These services include computer services, systems and programming, data communications, employee relocation support, payroll processing, insurance and general management support. During the years ended December 31, 1994, 1995 and 1996, the partnership paid $42.4 million, $39.8 million and $35.2 million, respectively, to FMC for their support.

    The partnership leases office and manufacturing facilities in San Jose, California from FMC. Under the lease agreement monthly rent payments are comprised of fixed base rent plus depreciation on the facilities. Fixed base rent is $2.0 million per year and the lease expires December 31, 2003. During 1994, 1995 and 1996 the partnership incurred rent amounting to $4.2 million, $3.9 million and $3.7 million, respectively, under this lease.

    Sales of inventory to FMC during 1994, 1995 and 1996 amounted to $2.8 million, $1.5 million and $1.1 million, respectively. Management believes that such transactions were consummated on terms substantially similar to those that would arise in transactions with third parties.

    During 1995, the partnership entered into an agreement with FMC and Harsco whereby the partnership's excess cash balances up to $40 million are invested with FMC. Interest on these funds is earned based on the average monthly cost of FMC's U.S. dollar revolver-related short-term borrowings for such month. In addition, the partnership may offer short-term loans, not to exceed ninety days, to the partners if funds are not immediately needed for working capital. Interest on short-term borrowings is equal to LIBOR without premium. Interest on all loans to FMC totaled $1.1 million and $1.8 million in 1995 and 1996.

13. EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

    Alliant Techsystems Inc. ("Alliant Tech"), a subcontractor to the partnership in connection with the partnership's Paladin howitzer prime contract, has asserted a claim against the partnership alleging wrongful termination of that subcontract by the partnership. The partnership maintains that it terminated the Alliant Tech subcontract work in accordance with its termination rights under the applicable subcontract agreement and pursuant to a corresponding U.S. Army termination for convenience of the portion of the partnership's prime contract that covered the pertinent components supplied by Alliant Tech. Alliant Tech has asserted in writing its intention to pursue this claim against the partnership for approximately $17 million in damages, but no litigation has commenced. Management believes that the partnership has a valid defense to this claim. However, no assurances can be given that the partnership will be successful in its defense of this claim, in the event that the claim were further pursued by Alliant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in the Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                             ---------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           4
Risk Factors....................................          19
The Exchange Offer..............................          29
Use of Proceeds.................................          38
Capitalization..................................          38
Unaudited Pro Forma Financial Data..............          39
Selected Historical Financial Data..............          46
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          48
Business........................................          58
Management......................................          75
Certain Transactions............................          81
Principal Stockholders..........................          82
The Acquisition.................................          83
Description of Certain Indebtedness.............          85
Description of the Notes........................          87
Certain Federal Income Tax Considerations.......         121
Plan of Distribution............................         121
Legal Matters...................................         122
Experts.........................................         122
Available Information...........................         122
Index to Financial Statements...................         F-1

                                 UNITED DEFENSE
                                INDUSTRIES, INC.

                           8 3/4% SENIOR SUBORDINATED
                                 NOTES DUE 2007

                              FOR ALL OUTSTANDING
                           8 3/4 SENIOR SUBORDINATED
                                 NOTES DUE 2007

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II:
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company is a Delaware corporation and its Bylaws and Certificate of Incorporation provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended. Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 102(b)(7) of the DGCL eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to a breach of duty of loyalty, actions not in good faith, and certain other liabilities.

ITEM 21  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
    +2.1   Purchase Agreement dated as of August 25, 1997 among FMC Corporation, Harsco Corporation, Harsco UDLP
           Corporation and Iron Horse Acquisition Corp. (a copy of the schedules to this agreement will be furnished supplementally upon request of the Commission).

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
    +2.2   Supplemental Agreement No. 1 to Purchase Agreement dated as of August 25, 1997 among FMC Corporation,
           Harsco Corporation, Harsco UDLP Corporation and Iron Horse Acquisition Corp.

    +3.1 a Certificate of Incorporation of Iron Horse Acquisition Corp. (n/k/a) United Defense Industries, Inc.

    +3.1 b Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital of
           Iron Horse Acquisition Corp. (n/k/a United Defense Industries, Inc.)

    +3.1 c Certificate of Amendment of the Certificate of Incorporation of United Defense Industries, Inc.

    +3.2   By-laws of United Defense Industries, Inc.

    +3.3   Certificate of Incorporation of UDLP Holdings Corp.

    +3.4   By-laws of UDLP Holdings Corp.

    +3.5   Amended and Restated Agreement of Limited Partnership of United Defense, L.P.

    +3.6   Certificate of Amendment to Certificate of Limited Partnership of United Defense, L.P.

    +3.7   Certificate of Formation of Iron Horse Investors, L.L.C.

    +3.8   Limited Liability Company Agreement of Iron Horse Investors, L.L.C.

    +4.1   Indenture dated as of October 6, 1997 among United Defense Industries, Inc., United Defense, L.P., UDLP
           Holdings Corp. and Norwest Bank Minnesota, National Association

    +4.2   Specimen Certificate of 8 3/4% Senior Subordinated Notes due 2007 (included in Exhibit 4.1 hereto)

    +4.3   Purchase Agreement dated October 1, 1997 among United Defense Industries, Inc., UDLP Holdings Corp.,
           Iron Horse Investors, L.L.C., United Defense, L.P., Lehman Brothers Inc., BT Alex. Brown Incorporated
           and Chase Securities Inc.

    +4.4   Registration Rights Agreement dated as of October 6, 1997 among United Defense Industries, Inc., United
           Defense, L.P., UDLP Holdings Corp., Iron Horse Investors, L.L.C., Lehman Brothers Inc., BT Alex. Brown
           Incorporated and Chase Securities Inc.

    +4.5   Credit Agreement dated as of October 6, 1997 among Iron Horse Investors, L.L.C., United Defense
           Industries, Inc., various lending institutions party thereto, Citicorp USA, Inc. and Lehman Commercial
           Paper Inc. as Documentation Agents, and Bankers Trust Company as Administrative Agent and as
           Syndication Agent

    +4.6   Purchaser Note dated October 6, 1997 among United Defense Industries, Inc., United Defense, L.P., UDLP
           Holdings Corp., FMC Corporation, Harsco Corporation and Harsco UDLP

    +5.1   Opinion of Latham & Watkins regarding the validity of the Exchange Notes

     8.1   Tax Opinion of Latham & Watkins.

   +10.1   Lease Agreement dated as of June 1, 1994 among Calhoun Economic Development Council and United Defense,
           L.P.

   +10.2   Facilities contract number DAAC67-93-C-0021 dated April 21, 1993 among FMC Corporation and LetterKenney
           Army Depot for the use of the government owned facility located at Building 56 and 4 acres of land on
           LetterKenney Army Depot, Chambersburg, PA 17201. Assignment of rights from FMC Corporation to United
           Defense, L.P. accomplished by modification P00001.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   +10.3   Sub-Lease Agreement among the Louisville/Jefferson County Development Authority, Inc. and United
           Defense, L.P., as amended by that certain First Amendment to Sublease of Real and Personal Property
           Agreement among the Louisville/Jefferson County Development Authority, Inc. and United Defense, L.P.

   +10.4   Facilities contract number N00024-93-E-8521, dated November 16, 1992 among United Defense, L.P.,
           Armament Systems Divisions and the U.S. Government Naval Sea Systems Command for the use of the
           government owned facility located at 4800 East River Road, Minneapolis, MN 55459.

   +10.5   Lease Agreement dated January 22, 1996 among Lewis F. Holmes III and United Defense, L.P.

   +10.6   Lease Agreement dated November 1, 1993 among Brier Hill Steel Company, Inc. and Harsco Corporation, as
           amended by that certain Lease Novation Agreement among Harsco Corporation, Brier Hill Steel Company,
           Inc. and United Defense, L.P. and by that certain Lease Modification dated June 17, 1996 among United
           Defense, L.P. and Brier Hill Steel Company, Inc.

   +10.7   Lease Agreements dated June 1, 1989 among The Equitable Life Assurance Society of the United States and
           FMC Corporation (Buildings A and C).

   +10.8   Lease Agreement dated May 23, 1979 among Devcon Investment Co. and FMC Corporation, as amended by
           Amendment No. 1 to Lease dated November 25, 1985 among Santa Clara Property Associates, as successor to the original lessor and FMC Corporation, as amended by Amendment to Lease dated February 9, 1987 among
           Santa Clara Property Associates and FMC Corporation, as amended by Third Amendment to Lease dated
           September 6, 1996 among California State Teachers' Retirement System, as Successor-In-Interest to the
           lessor and FMC Corporation.

   +10.9   Intentionally Deleted.

   +10.10  Lease Agreement dated February 16, 1984 among John Arrillaga, Trustee, Richard T. Peery, Trustee and
           FMC Corporation, as amended by Amendment to Lease dated February 9, 1987 among Santa Clara Property
           Associates, as successor landlord and FMC Corporation, as amended by the Second Amendment to Lease dated September 6, 1996 among California Teachers' Retirement System as successor landlord and FMC
           Corporation.

   +10.11  Transition Services Agreement dated as of October 6, 1997 among FMC Corporation, United Defense, L.P.
           and United Defense Industries, Inc.

   +10.12  Technology and Environmental Services Agreement dated as of October 6, 1997 among FMC Corporation and
           United Defense Industries, Inc.

   +10.13  Amended and Restated Lease Agreement dated as of October 6, 1997 among FMC Corporation and United
           Defense, L.P.

   +10.14  Amended and Restated Harsco Intellectual Property Agreement dated as of October 6, 1997 among Harsco
           Corporation and United Defense, L.P.

   +10.15  Amended and Restated FMC Intellectual Property Agreement dated as of October 6, 1997 among FMC
           Corporation and United Defense, L.P.

   +10.16  Management Agreement dated October 6, 1997 among United Defense Industries, Inc., United Defense, L.P.
           and TC Group Management, L.L.C.

   +12.1   Statement Regarding Computation of Earnings to Fixed Charges

   +12.2   Statement Regarding Computation of Pro Forma Ratio of Earnings to Fixed Charges

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   +21.1   Subsidiaries of United Defense Industries, Inc.

   +23.1   Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)

    23.2   Consent of Ernst & Young LLP, Independent Auditors

   +24.1   Power of Attorney of Registrants (included on signature page to this Registration Statement on Form
           S-4)

   +25.1   Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Norwest
           Bank Minnesota, National Association

   +27.1   Financial Data Schedule

   +99.1   Form of Letter of Transmittal

   +99.2   Form of Notice of Guaranteed Delivery

   +99.3   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9


------------------------

+  Previously filed

    (b) Financial Statement Schedules:

    Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia on February 12, 1998.



                                UNITED DEFENSE INDUSTRIES, INC. ("UDI")
                                and the Guarantors listed on Annex A
                                (the "Guarantors")

                                By                /s/ FRANCIS RABORN
                                      ------------------------------------------
                                                    Francis Raborn
                                               CHIEF FINANCIAL OFFICER
                                        AND PRINCIPAL FINANCIAL AND ACCOUNTING
                                      OFFICER OF UDI AND EACH OF THE GUARANTORS



    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

 /s/ WILLIAM E. CONWAY, JR.*
------------------------------  Chairman of the Board of
    William E. Conway, Jr.        UDI

    /s/ FRANK C. CARLUCCI*
------------------------------  Director of UDI
      Frank C. Carlucci

 /s/ J. H. BINFORD PEAY, III*
------------------------------  Director of UDI
   J. H. Binford Peay, III

                                Director of UDI and sole
                                  director of UDLP
                                  Holdings Corp. (for UDLP
      /s/ ALLAN M. HOLT*          Holdings Corp. itself
------------------------------    and as the corporate       February 12, 1998
        Allan M. Holt             general partner of
                                  United Defense, L.P.)
                                  and Iron Horse Investors
                                  L.L.C.

     /s/ PETER J. CLARE*
------------------------------  Director of UDI
        Peter J. Clare

    /s/ THOMAS W. RABAUT*       President, Chief Executive
------------------------------    Officer and Director of
       Thomas W. Rabaut           UDI

     /s/ FRANCIS RABORN*
------------------------------  Director of UDI
        Francis Raborn




                NAME                                                DATE
      -------------------------                              -------------------

*By:      /s/ DAVID KOLOVAT                                   February 12, 1998
      -------------------------
            David Kolovat
          ATTORNEY-IN-FACT

                                                                         ANNEX A

IRON HORSE INVESTORS, L.L.C.
UDLP HOLDINGS CORP.
UNITED DEFENSE, L.P.

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
    +2.1   Purchase Agreement dated as of August 25, 1997 among FMC Corporation, Harsco Corporation, Harsco UDLP
           Corporation and Iron Horse Acquisition Corp. (a copy of the schedules to this agreement will be furnished supplementally upon request of the Commission).

    +2.2   Supplemental Agreement No. 1 to Purchase Agreement dated as of August 25, 1997 among FMC Corporation,
           Harsco Corporation, Harsco UDLP Corporation and Iron Horse Acquisition Corp.

    +3.1 a Certificate of Incorporation of Iron Horse Acquisition Corp. (n/k/a) United Defense Industries, Inc.

    +3.1 b Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital of
           Iron Horse Acquisition Corp. (n/k/a United Defense Industries, Inc.)

    +3.1 c Certificate of Amendment of the Certificate of Incorporation of United Defense Industries, Inc.

    +3.2   By-laws of United Defense Industries, Inc.

    +3.3   Certificate of Incorporation of UDLP Holdings Corp.

    +3.4   By-laws of UDLP Holdings Corp.

    +3.5   Amended and Restated Agreement of Limited Partnership of United Defense, L.P.

    +3.6   Certificate of Amendment to Certificate of Limited Partnership of United Defense, L.P.

    +3.7   Certificate of Formation of Iron Horse Investors, L.L.C.

    +3.8   Limited Liability Company Agreement of Iron Horse Investors, L.L.C.

    +4.1   Indenture dated as of October 6, 1997 among United Defense Industries, Inc., United Defense, L.P., UDLP
           Holdings Corp. and Norwest Bank Minnesota, National Association

    +4.2   Specimen Certificate of 8 3/4% Senior Subordinated Notes due 2007 (included in Exhibit 4.1 hereto)

    +4.3   Purchase Agreement dated October 1, 1997 among United Defense Industries, Inc., UDLP Holdings Corp.,
           Iron Horse Investors, L.L.C., United Defense, L.P., Lehman Brothers Inc., BT Alex. Brown Incorporated
           and Chase Securities Inc.

    +4.4   Registration Rights Agreement dated as of October 6, 1997 among United Defense Industries, Inc., United
           Defense, L.P., UDLP Holdings Corp., Iron Horse Investors, L.L.C., Lehman Brothers Inc., BT Alex. Brown
           Incorporated and Chase Securities Inc.

    +4.5   Credit Agreement dated as of October 6, 1997 among Iron Horse Investors, L.L.C., United Defense
           Industries, Inc., various lending institutions party thereto, Citicorp USA, Inc. and Lehman Commercial
           Paper Inc. as Documentation Agents, and Bankers Trust Company as Administrative Agent and as
           Syndication Agent

    +4.6   Purchaser Note dated October 6, 1997 among United Defense Industries, Inc., United Defense, L.P., UDLP
           Holdings Corp., FMC Corporation, Harsco Corporation and Harsco UDLP

    +5.1   Opinion of Latham & Watkins regarding the validity of the Exchange Notes

     8.1   Tax Opinion of Latham & Watkins.

   +10.1   Lease Agreement dated as of June 1, 1994 among Calhoun Economic Development Council and United Defense,
           L.P.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   +10.2   Facilities contract number DAAC67-93-C-0021 dated April 21, 1993 among FMC Corporation and LetterKenney
           Army Depot for the use of the government owned facility located at Building 56 and 4 acres of land on
           LetterKenney Army Depot, Chambersburg, PA 17201. Assignment of rights from FMC Corporation to United
           Defense, L.P. accomplished by modification P00001.

   +10.3   Sub-Lease Agreement among the Louisville/Jefferson County Development Authority, Inc. and United
           Defense, L.P., as amended by that certain First Amendment to Sublease of Real and Personal Property
           Agreement among the Louisville/Jefferson County Development Authority, Inc. and United Defense, L.P.

   +10.4   Facilities contract number N00024-93-E-8521, dated November 16, 1992 among United Defense, L.P.,
           Armament Systems Divisions and the U.S. Government Naval Sea Systems Command for the use of the
           government owned facility located at 4800 East River Road, Minneapolis, MN 55459.

   +10.5   Lease Agreement dated January 22, 1996 among Lewis F. Holmes III and United Defense, L.P.

   +10.6   Lease Agreement dated November 1, 1993 among Brier Hill Steel Company, Inc. and Harsco Corporation, as
           amended by that certain Lease Novation Agreement among Harsco Corporation, Brier Hill Steel Company,
           Inc. and United Defense, L.P. and by that certain Lease Modification dated June 17, 1996 among United
           Defense, L.P. and Brier Hill Steel Company, Inc.

   +10.7   Lease Agreements dated June 1, 1989 among The Equitable Life Assurance Society of the United States and
           FMC Corporation (Buildings A and C).

   +10.8   Lease Agreement dated May 23, 1979 among Devcon Investment Co. and FMC Corporation, as amended by
           Amendment No. 1 to Lease dated November 25, 1985 among Santa Clara Property Associates, as successor to the original lessor and FMC Corporation, as amended by Amendment to Lease dated February 9, 1987 among
           Santa Clara Property Associates and FMC Corporation, as amended by Third Amendment to Lease dated
           September 6, 1996 among California State Teachers' Retirement System, as Successor-In-Interest to the
           lessor and FMC Corporation.

   +10.9   Intentionally Deleted.

   +10.10  Lease Agreement dated February 16, 1984 among John Arrillaga, Trustee, Richard T. Peery, Trustee and
           FMC Corporation, as amended by Amendment to Lease dated February 9, 1987 among Santa Clara Property
           Associates, as successor landlord and FMC Corporation, as amended by the Second Amendment to Lease dated September 6, 1996 among California Teachers' Retirement System as successor landlord and FMC
           Corporation.

   +10.11  Transition Services Agreement dated as of October 6, 1997 among FMC Corporation, United Defense, L.P.
           and United Defense Industries, Inc.

   +10.12  Technology and Environmental Services Agreement dated as of October 6, 1997 among FMC Corporation and
           United Defense Industries, Inc.

   +10.13  Amended and Restated Lease Agreement dated as of October 6, 1997 among FMC Corporation and United
           Defense, L.P.

   +10.14  Amended and Restated Harsco Intellectual Property Agreement dated as of October 6, 1997 among Harsco
           Corporation and United Defense, L.P.

   +10.15  Amended and Restated FMC Intellectual Property Agreement dated as of October 6, 1997 among FMC
           Corporation and United Defense, L.P.

   +10.16  Management Agreement dated October 6, 1997 among United Defense Industries, Inc., United Defense, L.P.
           and TC Group Management, L.L.C.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   +12.1   Statement Regarding Computation of Earnings to Fixed Charges

   +12.2   Statement Regarding Computation of Pro Forma Ratio of Earnings to Fixed Charges

   +21.1   Subsidiaries of United Defense Industries, Inc.

   +23.1   Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)

    23.2   Consent of Ernst & Young LLP, Independent Auditors

   +24.1   Power of Attorney of Registrants (included on signature page to this Registration Statement on Form
           S-4)

   +25.1   Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Norwest
           Bank Minnesota, National Association

   +27.1   Financial Data Schedule

   +99.1   Form of Letter of Transmittal

   +99.2   Form of Notice of Guaranteed Delivery

   +99.3   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9


------------------------

+  Previously filed